                                                                  FORM 424(B)(3)
                                                              REG. NO. 333-80287

                               SeaMED CORPORATION
                             21621 30TH AVENUE S.E.
                             BOTHELL, WA 98021-3903
                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 22, 1999

To the Shareholders of SeaMED Corporation:

     A special meeting of the shareholders of SeaMED Corporation will be held at SeaMED's headquarters, located at 21621 30th Ave. S.E., Bothell, Washington, on Thursday, July 22, 1999, at 10:00 a.m., local time, to consider and act upon a proposal to approve an Agreement and Plan of Merger dated as of March 16, 1999 among Plexus Corp., PS Acquisition Corp., and SeaMED. Pursuant to the merger agreement (a) PS Acquisition Corp. will be merged into SeaMED and SeaMED will become a wholly-owned subsidiary of Plexus, and (b) holders of SeaMED common stock will receive shares of Plexus common stock based upon the exchange rate described in the accompanying proxy statement/prospectus.

     With respect to the proposal to approve the merger agreement, SeaMED shareholders have a right to dissent and obtain payment in cash for their shares by complying with the terms and procedures of Chapter 23B.13 of the Washington Business Corporation Act, a copy of which is included as Appendix C to the accompanying proxy statement/prospectus.

     The record date for the special meeting is the close of business on June 9, 1999. Only SeaMED shareholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. To approve the merger, the holders of two-thirds of the outstanding shares of SeaMED common stock must vote in favor of the merger agreement.

     The accompanying proxy statement/prospectus contains more detailed information regarding the merger and the merger agreement. A copy of the merger agreement is included as Appendix A to the proxy statement/prospectus.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE MERGER AGREEMENT. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE MERGER AGREEMENT. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO THE SECRETARY OF SeaMED, OR FILING ANOTHER PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

     THE SeaMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Mark R. Beatty
                                          Secretary

June 10, 1999

                                PROXY STATEMENT
                                       OF
                               SeaMED CORPORATION

                         ------------------------------
                                   PROSPECTUS
                                       OF
                                  PLEXUS CORP.

                         ------------------------------

     This proxy statement/prospectus is being furnished to you as a shareholder of SeaMED Corporation in connection with the proposed acquisition of SeaMED by Plexus Corp. The SeaMED board of directors is soliciting your proxy for a special meeting of shareholders of SeaMED on July 22, 1999 to approve that transaction. The holders of at least two-thirds of SeaMED's outstanding shares must vote in favor of the merger agreement for it to be approved.

     In the merger, SeaMED shareholders will become Plexus shareholders, and SeaMED will become wholly owned by Plexus. If the merger is completed, you will receive between $12 and $15 worth of Plexus common stock for each share of SeaMED common stock that you own. You may receive less than $12 worth of Plexus common stock for each SeaMED share if the Plexus average price prior to the merger is below $27, but under those circumstances either Plexus or SeaMED will have the option to elect not to proceed with the merger. The exact exchange rate for that conversion and the dollar value of shares that you will receive will vary depending upon the average price of Plexus common stock during a defined period ending before the merger. You may call SeaMED's investor relations advisors, toll-free, at (877)320-1231 for a current calculation of the exchange rate. A copy of the merger agreement is attached as Appendix A.

     This proxy statement/prospectus also is the prospectus of Plexus filed as part of a registration statement with the Securities and Exchange Commission, relating to the shares of Plexus common stock. Plexus anticipates that up to 2,738,273 shares of Plexus common stock will be issued in the merger.

     Plexus common stock is quoted under the symbol "PLXS", and SeaMED common stock is quoted under the symbol "SEMD". Both companies' shares trade on the Nasdaq Stock Market. On March 16, 1999, the last trading day before the execution of the merger agreement, Nasdaq reported that the last sale prices of Plexus common stock was $33.19 per share and SeaMED common stock was $7.69 per share. On June 9, 1999, the trading day before the date of this proxy statement/ prospectus, the last sale prices of Plexus common stock and SeaMED common stock were $31.75 and $11.56 per share.

     YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION THAT YOU RECEIVE IN THIS TRANSACTION. FOR SOME OF THE IMPORTANT FACTORS WHICH YOU SHOULD CONSIDER IN EVALUATING PLEXUS COMMON STOCK AND THE PROPOSED TRANSACTION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 16.

     This prospectus is dated June 10, 1999. It is first being mailed to SeaMED shareholders on or about June 15, 1999.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES. THEY ALSO HAVE NOT DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................      4
     The Parties............................................      4
     Summary of the Merger..................................      5
     SeaMED Special Meeting.................................      8
     Comparison of Shareholder Rights.......................      9
     Risk Factors...........................................      9
     Do You Have Questions?.................................      9
     Plexus Selected Historical Financial Data..............     10
     SeaMED Selected Historical Financial Data..............     11
     Selected Pro Forma Condensed Combined Financial Data...     12
     Comparative Market Prices..............................     13
     Comparative Per Share Data of Plexus and SeaMED........     13
     Plexus and SeaMED Market Information...................     15
RISK FACTORS................................................     16
     Risks about the Merger.................................     16
     Risks about Plexus.....................................     16
     Cautionary Statement Regarding Forward-Looking
      Statements............................................     17
THE SPECIAL MEETING.........................................     18
THE MERGER AND THE MERGER AGREEMENT.........................     20
     General................................................     20
     Exchange Rate..........................................     20
     Background of the Merger...............................     21
     SeaMED's Reasons for the Merger........................     24
     Plexus' Reasons for the Merger.........................     25
     Interests of Officers and Directors in the Merger......     25
     Opinion of SeaMED's Financial Advisor..................     27
     Assumption and Conversion of SeaMED Stock Options......     34
     Other Employee Plans...................................     34
     Management and Operations of SeaMED After the Merger...     34
     Conduct of Business Pending the Merger.................     35
     Representations, Warranties and Covenants..............     35
     Conditions to the Merger...............................     36
     No Solicitation; Break-up Fee..........................     36
     Termination; Amendment; Waiver.........................     37
     Fees and Expenses......................................     38
     Conversion of Shares in the Merger.....................     38
     Exchange of SeaMED Certificates; No Fractional
      Shares................................................     38
     Governmental and Regulatory Approvals..................     39
     Federal Income Tax Consequences; Tax Opinion...........     39
     Resale of Plexus Common Stock..........................     41
     Accounting Treatment...................................     41
DISSENTERS' RIGHTS OF APPRAISAL.............................     42
BUSINESS OF PLEXUS..........................................     44
     Plexus' Services.......................................     44
     PS Acquisition Corp. ..................................     46
OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN.........     47

                                                                PAGE
                                                                ----
BUSINESS OF SeaMED..........................................     48
     Business...............................................     48
     Properties.............................................     56
     Legal Proceedings......................................     56
SeaMED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     57
     Overview...............................................     57
     Results of Operations..................................     58
     Liquidity and Capital Resources........................     64
     Outlook: Issues and Uncertainties......................     65
OWNERSHIP OF SEAMED COMMON STOCK............................     69
COMPARISON OF SHAREHOLDER RIGHTS............................     70
UNAUDITED PRO FORMA CONDENSED COMBINED PLEXUS FINANCIAL
  INFORMATION...............................................     76
     Unaudited Pro Forma Condensed Combined Balance Sheet...     76
     Unaudited Pro Forma Condensed Combined Statements of
      Income................................................     77
     Notes to Unaudited Pro Forma Condensed Combined
      Financial Statements..................................     80
LEGAL OPINIONS..............................................     81
EXPERTS.....................................................     81
SHAREHOLDER PROPOSALS.......................................     81
INDEX TO FINANCIAL STATEMENTS...............................     82
EXHIBIT A -- Agreement and Plan of Merger...................    A-1
EXHIBIT B -- Fairness Opinion of U.S. Bancorp Piper
  Jaffray...................................................    B-1
EXHIBIT C -- Title 23B -- Washington Business Corporation
  Act.......................................................    C-1

                    *                   *                   *

     NEITHER PLEXUS NOR SeaMED HAS AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS EXCEPT FOR THOSE IN THIS PROXY STATEMENT/PROSPECTUS. THAT IS TRUE WHETHER THE STATEMENTS ARE IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES. YOU SHOULD NOT RELY UPON ANY OTHER INFORMATION OR REPRESENTATIONS EVEN IF SOMEONE PROVIDES YOU WITH THEM, BECAUSE THEY ARE NOT AUTHORIZED BY PLEXUS, SeaMED OR ANYONE ELSE. PLEXUS AND SeaMED DO NOT IMPLY OR REPRESENT BY DELIVERING THIS PROXY STATEMENT/PROSPECTUS THAT PLEXUS, SeaMED OR THEIR BUSINESSES ARE UNCHANGED AFTER ITS DATE OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

     Plexus has provided all information contained in this proxy statement/prospectus about Plexus and its subsidiary PS Acquisition Corp. SeaMED has provided all information in this proxy statement/prospectus about SeaMED.

                                    SUMMARY

     This section is a summary of important information in this proxy statement/prospectus, and includes summaries of information which we believe is material. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Other Information About Plexus Which You Can Obtain" on page 47. We have included page references to direct you to a more complete description of some of the topics presented in this summary.

THE PARTIES

     PLEXUS CORP.
     55 JEWELERS PARK DRIVE
     NEENAH, WISCONSIN 54956
     (920) 722-3451

     Plexus, a Wisconsin corporation founded in 1979, provides product realization services to the electronics industry. Plexus designs and manufactures electronic products for other companies. It provides these product realization services to original equipment manufacturers in the medical, computer, industrial, telecommunications and transportation industries. Plexus offers a wide range of services which include: developing and designing of products, procuring and managing of related materials, assembling prototypes, manufacturing and assembling electronic products, and testing and distributing those products. PS Acquisition Corp., a corporation wholly owned by Plexus, is also a party to the merger agreement.

     For further information, you should see "Business of Plexus" beginning on page 44 and "Other Information About Plexus Which You Can Obtain" on page 47.

     SeaMED CORPORATION
     21621 30TH AVENUE S.E.
     BOTHELL, WASHINGTON 98021-3903
     (425) 482-1300

     SeaMED, a Washington corporation founded in 1976, designs and manufactures advanced durable electronic medical instruments for both established and emerging medical technology companies. With its combination of engineering, manufacturing and regulatory expertise, SeaMED provides integrated solutions to the challenges of developing and commercializing advanced medical instruments. From time to time SeaMED selectively designs and manufactures non-medical commercial products that benefit from SeaMED's engineering and manufacturing capabilities.

     For further information, you should see "Business of SeaMED" beginning on page 48, "SeaMED Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 57, and "Index to Financial Statements" on page 82.

SUMMARY OF THE MERGER (page 4)

     THE MERGER AGREEMENT IS ATTACHED AT THE BACK OF THIS PROXY
STATEMENT/PROSPECTUS AS APPENDIX A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

     In the proposed merger, a subsidiary of Plexus will merge into SeaMED, and SeaMED will become a wholly-owned subsidiary of Plexus. Unless you properly exercise dissenters' rights, you will receive shares of Plexus common stock in exchange for your shares of SeaMED common stock.

     EFFECTIVE TIME OF THE MERGER

     Plexus and SeaMED hope to complete the merger shortly after the special meeting, if regulatory approvals and other required matters are completed by that time.

     WHAT YOU WILL RECEIVE IN THE MERGER (page 20)

     If the merger is completed, you will receive between $12.00 and $15.00 in Plexus common stock for each share of SeaMED common stock that you own, if the average closing price of Plexus stock is at least $27.00 during the period described in the next paragraph.

     The exact number of shares you receive in exchange for each SeaMED share will depend upon the average closing price of Plexus common stock over the 20 trading days ending three days before the merger is effective. The following chart shows how the exchange rate for the number of shares of Plexus common stock will vary depending upon the average Plexus stock price:

                                                  EXCHANGE RATE -- EACH
                                                SEAMED SHARE IS CONVERTED           DOLLAR VALUE
        AVERAGE PLEXUS STOCK PRICE             INTO HOW MANY PLEXUS SHARES        OF PLEXUS SHARES
        --------------------------             ---------------------------        ----------------
    less than $27.00...................    0.4444                                 less than $12.00
    from $27.00 to $29.99..............    from 0.4444 to 0.4, determined by      $12.00
                                           dividing $12.00 by the average
                                           Plexus stock price
    from $30.00 to $37.50..............    0.4                                    $12.00 to $15.00
    greater than $37.50................    determined by dividing $15.00 by       $15.00
                                           the average Plexus stock price.

     There is no minimum number of shares issuable to you if the average Plexus stock price is above $37.50, although the value of the number of shares issued per share of SeaMED common stock would be $15.00. Since the value is fixed, as the average Plexus stock price rises above $37.50, former SeaMED shareholders would receive a decreasing percentage of the shares of the combined company. If the average Plexus stock price goes below $27.00, either Plexus or SeaMED may terminate the merger.

     If the SeaMED shareholders approve the merger, the average Plexus stock price is below $27.00 and Plexus does not terminate the merger, the SeaMED board of directors will then decide whether to proceed with the merger.

     The following table shows the number of shares of Plexus stock which you will receive, and the approximate market value of that stock, for each share of SeaMED stock. We chose these examples based on the $25.625 to $34.75 trading range of Plexus stock in the period since immediately prior to the announcement of the merger. We also show several examples above that range to illustrate that while the number of shares may decrease, their value will remain constant. The dollar value amounts are based upon the Plexus average closing prices used to determine the exchange rate.

             AVERAGE PLEXUS                EXCHANGE   DOLLAR VALUE OF
               STOCK PRICE                   RATE      PLEXUS SHARES
             --------------                --------   ---------------
$25.00...................................  0.4444         $11.11
$26.00...................................  0.4444         $11.55
$27.00...................................  0.4444         $12.00
$28.00...................................  0.4286         $12.00
$29.00...................................  0.4138         $12.00
$30.00...................................  0.4            $12.00
$31.00...................................  0.4            $12.40
$32.00...................................  0.4            $12.80
$33.00...................................  0.4            $13.20
$34.00...................................  0.4            $13.60
$35.00...................................  0.4            $14.00
$37.50...................................  0.4            $15.00
$40.00...................................  0.375          $15.00
$42.50...................................  0.3529         $15.00
$45.00...................................  0.3333         $15.00

     Plexus will not issue any fractional shares. Instead, you will receive cash for any fractional share of Plexus common stock owed to you, based on the average price of Plexus common stock described above. Any SeaMED shareholder who elects and follows the requirements for statutory dissenters' rights under Washington law will receive the consideration under that procedure instead of the consideration discussed above. See "Dissenters' Rights of Appraisal" at page 42.

     TAX-FREE REORGANIZATION TREATMENT (page 39)

     Neither SeaMED nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except for any taxes payable by SeaMED shareholders on their receipt of cash instead of fractional Plexus shares or for shares held by persons exercising dissenters' rights. SeaMED has received a legal opinion from its counsel regarding these tax consequences.

     THE TAX OPINION CONTAINS EXCEPTIONS AND QUALIFICATIONS BECAUSE TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL OR FOREIGN TAX LAWS MAY APPLY TO YOU.

     WHAT HAPPENS TO SeaMED STOCK OPTIONS (page 34)

     Options granted under SeaMED's 1988 Stock Option Plan, and under SeaMED's 1995 Stock Option Plan when grant letters permit, may be exercised in full prior to the merger even if not yet fully vested. Each outstanding option held under SeaMED's employee stock option plans, including any unexercised option under the 1988 and 1995 plans, will become an option to buy Plexus common stock. New Plexus options will be governed by the same terms and conditions as applied under the respective SeaMED stock option plans. However, the number of shares of Plexus common stock that can be purchased by exercising the options, and the exercise price, will be adjusted to reflect the exchange rate in the merger.

     DISSENTERS' RIGHTS (page 42)

     Under Washington law, SeaMED shareholders who give proper and timely notice to SeaMED and who do not vote in favor of the merger agreement have the right to receive in cash the "fair value" of their SeaMED shares instead of receiving Plexus shares. A copy of Chapter 23B.13 of the Washington Business Corporation Act, which governs dissenters' rights in Washington, is attached to this proxy statement/prospectus as Appendix C.

     Plexus may terminate the merger agreement if holders of more than 7.5% of SeaMED shares exercise their dissenters' rights.

     OLD AND NEW STOCK CERTIFICATES

     Please do not send in your stock certificates with the enclosed proxy. After we complete the merger, we will send you written instructions that describe how to exchange your SeaMED stock certificates for Plexus stock certificates. If you hold uncertificated shares of SeaMED common stock, you will not need to take any further action to receive your Plexus stock.

     PERCENTAGE OWNERSHIP INTEREST BY SeaMED SHAREHOLDERS AFTER THE MERGER

     Assuming an exchange rate of 0.4 Plexus shares for each SeaMED share, and assuming no further exercises of Plexus or SeaMED stock options, after the merger there will be approximately 17,375,000 shares of Plexus common stock outstanding. Of those shares, the former SeaMED shareholders will own approximately 13%.

     OPINION OF SeaMED'S FINANCIAL ADVISOR (page 27)

     In deciding to approve the merger, the SeaMED board considered an opinion from its financial advisor, U.S. Bancorp Piper Jaffray, that, as of the date of such opinion, the consideration to be paid in the merger is fair, from a financial point of view, to SeaMED's shareholders. The full text of the written opinion of U.S. Bancorp Piper Jaffray is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion.

     INTERESTS OF SeaMED's officers and directors in the merger (page 25)

     When considering the recommendation by the SeaMED Board to vote "FOR" the merger agreement, you should be aware that certain directors and officers of SeaMED have interests in the merger other than solely as SeaMED shareholders. These interests may conflict with the interests of shareholders of SeaMED generally. The SeaMED Board was aware of these interests and considered them in approving the merger.

     - Outstanding SeaMED stock options, including options held by directors and officers, will be assumed by Plexus and converted into Plexus options. Terms will be adjusted to reflect the exchange rate. Some SeaMED stock options held by certain directors and executive officers may be exercised in full prior to the merger even if not yet fully vested.

     - SeaMED directors and officers will continue to be indemnified, and directors' and officers' insurance provided, for three years after the merger.

     - Five SeaMED executive officers will enter into employment agreements. They vary in length from one year to three years.

     - Plexus agreed to register for resale the Plexus shares to be received by one director.

     MANAGEMENT AND OPERATIONS OF SeaMED's after the merger (page 34)

     In the merger, SeaMED will become a company which is wholly owned by Plexus. Plexus currently intends that SeaMED will continue operations as a separate profit center in the Seattle area. Initially, the management and employees of SeaMED as a subsidiary of Plexus will be the same as those before the merger, although some changes may be made to reflect the merger.

     CONDITIONS TO THE MERGER (pages 36 and 39)

     The merger will be completed only if various conditions are met. These conditions include, among others, that:

     - the SeaMED shareholders approve the merger;
     - the parties perform their obligations under the merger agreement;
     - the representations and warranties of the parties continue to be accurate; and
     - the parties receive the tax opinion discussed above and pooling letters discussed below.

     The parties may waive conditions unless they are legally prohibited from doing so. SeaMED shareholder approval may not be legally waived.

     NO SOLICITATION BY SeaMED OF COMPETING TRANSACTIONS; TERMINATION FEES (page
36)

     SeaMED has agreed not to discuss, conduct or agree to any other transaction or proposal that would compete with the merger agreement and the merger, unless SeaMED's board must do so to meet its fiduciary obligations to the SeaMED shareholders. Plexus may terminate the merger agreement if SeaMED enters into or agrees to another transaction following a good faith determination that the action is required by its board of directors' fiduciary duties. If the Plexus merger is not completed for various reasons relating to another transaction, SeaMED must pay Plexus a "break-up fee" of $3,200,000.

     These provisions are included in the merger agreement because Plexus would not agree to the merger agreement without protection against competing proposals or transactions which may upset the proposed merger.

     TERMINATION, AMENDMENT OR WAIVER OF THE MERGER AGREEMENT (page 37)

     Even if the SeaMED shareholders approve the merger agreement, Plexus and SeaMED can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated by either party under specified circumstances. Once shareholders approve the merger agreement, however, no amendment may be made to the merger agreement without further shareholder approval if the amendment would reduce the exchange rate or otherwise materially adversely affect the rights of SeaMED shareholders.

     ACCOUNTING TREATMENT (page 41)

     Plexus expects to account for the merger as a pooling of interests, which means that it will treat the two companies as if they had always been combined for accounting and financial reporting purposes. It is a condition to Plexus' obligation to complete the merger that it receive letters from its and SeaMED's accountants that the merger qualifies for pooling-of-interests accounting treatment.

     BOARD RECOMMENDATION TO SeaMED SHAREHOLDERS

     The SeaMED board of directors believes that the merger is in the best interests of SeaMED and its shareholders. THE SeaMED BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT. Some SeaMED directors and officers have interests in this transaction other than as SeaMED shareholders. For a description, you should see "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

SEAMED SPECIAL MEETING (PAGE 18)

     The special meeting will be held at SeaMED's Bothell facilities, located at 21621 30th Avenue SE, Bothell, Washington, 98021, on Thursday, July 22, 1999 at 10:00 a.m. At the special meeting, SeaMED shareholders such as you will consider and vote on a proposal to approve the merger agreement.

     RECORD DATE

     You can vote at the special meeting only if you owned shares of SeaMED common stock at the close of business on June 9, 1999, which was the record date.

     VOTE REQUIRED TO APPROVE THE MERGER

     The merger agreement requires the approval of the holders of two-thirds of the outstanding shares of SeaMED common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger agreement. Brokers who hold your shares of SeaMED common stock as nominees cannot vote those shares unless you give them instructions to vote in the manner that they require. Plexus shareholders do not need to vote to approve the merger.

     VOTING POWER, VOTING BY MANAGEMENT

     On the record date, 5,610,595 shares of SeaMED common stock were outstanding. Of these, 1,008,251 shares, approximately 18.0% of the shares entitled to vote, were beneficially owned by directors and executive officers of SeaMED. Those numbers exclude options.

     Three of SeaMED's directors and executive officers, who collectively beneficially own 874,523 shares (excluding options), or 15.6% of SeaMED's outstanding shares, have executed voting agreements in which they have agreed to vote the SeaMED shares owned by them "for" the merger agreement.

     REVOKING PROXIES

     You can revoke a proxy previously given by you by giving written notice to the Secretary of SeaMED, by filing another proxy, or by attending the special meeting and voting in person.

COMPARISON OF SHAREHOLDER RIGHTS (page 70)

     The rights of SeaMED shareholders are governed by Washington law and the articles of incorporation and bylaws of SeaMED. When the merger is completed, SeaMED shareholders will become shareholders of Plexus, and their rights will be governed by Wisconsin law and the articles of incorporation and bylaws of Plexus. The rights of SeaMED shareholders and Plexus shareholders differ in certain respects.

RISK FACTORS (page 16)

     YOU SHOULD SEE "RISK FACTORS" FOR SOME FACTORS WHICH YOU SHOULD CONSIDER IN DECIDING HOW TO VOTE ON THE MERGER AGREEMENT.

DO YOU HAVE QUESTIONS?

     If you have any questions about the merger, including the calculation of the number of Plexus shares you will receive in the merger, please call SeaMED's investor relations advisors, Street Connect, toll-free at (877) 320-1231, attention: Andy Noble. The exchange rate calculation will be based on current information, so it may change until immediately prior to closing.

PLEXUS SELECTED HISTORICAL FINANCIAL DATA

     In the following table, Plexus provides selected financial data for its past five fiscal years. Plexus derived this information from its audited financial statements, although the table itself is not audited. The table also includes information for Plexus' six months ended March 31, 1999 and 1998, derived from Plexus' unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of Plexus that you may expect for the entire year. The following data should be read together with Plexus' financial statements and "Management's Discussion and Analysis" which are incorporated by reference in this proxy statement/prospectus.

     All Plexus per share information reported throughout this proxy statement/prospectus has been restated for Statement of Financial Accounting Standard No. 128, "Earnings Per Share." In addition, all share and per share information reported throughout has been restated to give effect to Plexus' two-for-one stock split in 1997. Plexus has not paid cash dividends on its common stock.

                            SIX MONTHS ENDED
                               MARCH 31,                         YEARS ENDED SEPTEMBER 30,
                          --------------------    --------------------------------------------------------
                            1999        1998        1998        1997        1996        1995        1994
                            ----        ----        ----        ----        ----        ----        ----
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT
  DATA
  Net sales...........    $205,117    $193,594    $396,815    $386,431    $316,124    $283,134    $242,483
  Gross profit........      29,494      22,136      49,946      44,016      27,333      23,696      16,170
  Operating income....      18,995      13,072      30,922      27,009      14,016      12,435       7,926
  Net income..........      11,905       8,083      19,235      16,400       7,431       6,343       3,057
  Earnings per share
     (basic)..........    $   0.79    $   0.55    $   1.31    $   1.16    $   0.53    $   0.45    $   0.23
  Earnings per share
     (diluted)........    $   0.73    $   0.51    $   1.21    $   1.05    $   0.52    $   0.45    $   0.23
PERIOD END BALANCE
  SHEET DATA
  Working capital.....    $ 83,596    $ 58,370    $ 68,296    $ 53,258    $ 51,425    $ 71,302    $ 62,784
  Total assets........     159,835     128,849     143,665     121,817     107,374     115,088     122,021
  Long-term debt......         147         157         152       3,516      15,372      41,734      40,691
  Shareholders'
     equity...........     106,278      78,636      89,339      67,583      48,017      41,009      34,879

SeaMED SELECTED HISTORICAL FINANCIAL DATA

     In the following table, SeaMED provides selected financial data for its past five fiscal years. SeaMED derived this information from its audited financial statements, although the table itself is not audited. The table also includes information for SeaMED's nine months ended March 31, 1999 and 1998, derived from SeaMED's unaudited financial statements. Operating results for the interim periods do not necessarily indicate the results of SeaMED that you may expect for the entire year. The following data should be read together with SeaMED's financial statements and "SeaMED Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear in this proxy statement/prospectus beginning at pages 57 and F-1.

     All SeaMED per share information reported throughout this proxy statement/prospectus has been restated for Statement of Financial Accounting Standard No. 128, "Earnings Per Share." SeaMED has not paid cash dividends on its common stock.

                                 NINE MONTHS ENDED
                                     MARCH 31,                        YEARS ENDED JUNE 30,
                                 ------------------    ---------------------------------------------------
                                  1999       1998       1998       1997       1996       1995       1994
                                  ----       ----       ----       ----       ----       ----       ----
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT DATA
  Net sales..................    $54,093    $50,554    $69,981    $52,134    $26,130    $17,661    $14,720
  Gross profit...............      6,626      8,559     11,696      9,002      5,037      3,071      2,755
  Operating income...........      3,014      4,354      6,171      4,153      2,100      1,140        937
  Net income.................      2,024      2,929      4,139      2,726      1,240        775      1,007
  Earnings per share
     (basic).................    $  0.37    $  0.55    $  0.78    $  0.76    $  1.61    $  1.08    $  1.90
  Earnings per share
     (diluted)...............    $  0.36    $  0.52    $  0.73    $  0.55    $  0.33    $  0.21    $  0.30
PERIOD END BALANCE SHEET DATA
  Working capital............    $27,648    $20,982    $24,272    $18,258    $ 4,997    $ 4,497    $ 3,307
  Total assets...............     41,972     37,575     42,857     32,132     16,064      9,900      7,571
  Long-term debt.............      3,025        360      2,435         --      1,286      1,221      1,358
  Convertible redeemable
     preferred stock.........         --         --         --         --      5,280      5,280      3,815
  Shareholders' equity
     (deficit)...............     30,522     26,182     27,933     22,793      1,231        (38)      (672)

SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     In the following table, we provide unaudited pro forma condensed combined financial data which gives effect to the merger, using the pooling of interests method of accounting. The pro forma financial data reflect assumptions about the merger which we deem probable. No adjustments have been made for different possible results in connection with the merger. See "Unaudited Pro Forma Condensed Combined Plexus Financial Information" beginning at page 80 for more information.

     The pro forma statements of income for all periods presented give effect to the merger as if it had occurred on October 1, 1995. SeaMED's fiscal years end on the Thursday closest to June 30 of each year, which are referred to as ending June 30 of each fiscal year. For purposes of the pro forma statements of income, SeaMED's statements of income for each of the three fiscal years ended June 30, 1998, 1997 and 1996 and for the six months ended December 31, 1998 and 1997 have been combined with Plexus' statements of income for each of the three fiscal years ended September 30, 1998, 1997 and 1996 and for the six months ended March 31, 1999 and 1998.

     The pro forma balance sheet as of March 31, 1999 gives effect to the merger as if it had occurred on March 31, 1999, and combines the balance sheets of Plexus and SeaMED as of March 31, 1999.

     We present these pro forma financial information as an illustration only. They do not necessarily indicate the financial position or results of operations that would have actually been reported if the merger had occurred at the beginning of the period presented, nor do they necessarily indicate future financial position and results of operations. These pro forma financial statements are based upon the historical financial statements of Plexus and SeaMED. The pro forma statements of income neither assume nor incorporate any benefits from cost savings or synergies of operation of the combined companies or the costs of combining the companies and operations.

                                                SIX MONTHS ENDED
                                                   MARCH 31,             YEARS ENDED SEPTEMBER 30,
                                              --------------------    --------------------------------
                                                1999        1998        1998        1997        1996
                                                ----        ----        ----        ----        ----
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA OPERATING STATEMENT DATA
Net sales.................................    $243,379    $225,883    $466,796    $438,565    $342,254
Gross profit..............................      35,277      26,622      60,271      51,518      31,294
Operating income..........................      22,429      15,290      36,420      30,803      15,622
Net income................................      14,174       9,589      22,936      18,893       8,350
Earnings per share (basic)................    $   0.83    $   0.57    $   1.36    $   1.21    $   0.57
Earnings per share (diluted)..............    $   0.77    $   0.53    $   1.27    $   1.08    $   0.52
PRO FORMA MARCH 31, 1999 BALANCE SHEET
  DATA
Working capital...........................    $106,408
Total assets..............................     200,521
Long-term debt............................       3,172
Shareholders' equity......................     131,964

COMPARATIVE MARKET PRICES

     The following table shows trading information for Plexus common stock and SeaMED common stock on March 16, 1999 and June 9, 1999. March 16, 1999 was the last trading date before the parties announced the merger. June 9, 1999 is the latest practical date before this proxy statement/prospectus was finalized. To prepare this table, we have assumed that the average Plexus stock prices on the dates presented were the same as the closing prices on those dates, and used the appropriate exchange rate. See "Comparative Market Information" for historical information.

                                                                           EQUIVALENT
                                            PLEXUS          SEAMED       VALUE FOR EACH
                DATE                     COMMON STOCK    COMMON STOCK     SEAMED SHARE
                ----                     ------------    ------------    --------------
March 16, 1999.......................       $33.19          $ 7.69           $13.28

June 9, 1999.........................       $31.75          $11.56           $12.70

     Because the exchange rate varies according to average Plexus stock price, you may receive more or fewer shares of Plexus common stock for each share of SeaMED common stock.

COMPARATIVE PER SHARE DATA OF PLEXUS AND SeaMED

     We have summarized in the table on the next page selected per share information about Plexus and SeaMED. We present the information both historically, and on a pro forma and adjusted basis to reflect the merger. Because earnings and book value per share are affected by the variable exchange rate in the merger, the table illustrates the effects on the per share data using three different exchange rates as follows:

    PLEXUS SHARES                                 WHEN THE RATE
   PER SEAMED SHARE                                WOULD APPLY
   ----------------                               -------------

0.3750................       If Plexus' average price was $40.00

0.4000................       If Plexus' average price was between $30.00 and $37.50

0.4444................       If Plexus' average price was $27.00 or below

Because the exchange rate is variable, the actual final exchange rate may be higher or lower, which would affect both Plexus' pro forma calculations and SeaMED per share equivalents.

     The data in the table should be read together with the financial information and the financial statements of Plexus and SeaMED incorporated by reference or included elsewhere in this proxy statement/prospectus. We provide the pro forma combined per common share data as an illustration only. The data do not necessarily indicate the combined financial position or combined results of operations that would have been reported if the merger had occurred when indicated, nor are they a forecast of the combined financial position or combined results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of cost savings or synergies which may be obtained by combining Plexus and SeaMED operations or the costs of combining the companies and operations.

                                                               SIX MONTHS
                                                                  ENDED
                                                                MARCH 31,             YEARS ENDED SEPTEMBER 30,
                                                            -----------------       -----------------------------
                                                            1999        1998        1998        1997        1996
                                                            ----        ----        ----        ----        ----
EARNINGS PER SHARE (DILUTED):
  Plexus:
    Historical.......................................       $0.73       $0.51       $1.21       $1.05       $0.52
    Pro forma, assuming:
      0.3750 exchange rate...........................        0.77        0.53        1.28        1.08        0.53
      0.4000 exchange rate...........................        0.77        0.53        1.27        1.08        0.52
      0.4444 exchange rate...........................        0.76        0.52        1.25        1.06        0.52

  SeaMED:
    Historical.......................................        0.36        0.33        0.73        0.55        0.33
    Equivalent, assuming:
      0.3750 exchange rate...........................        0.29        0.20        0.48        0.41        0.20
      0.4000 exchange rate...........................        0.31        0.21        0.51        0.43        0.21
      0.4444 exchange rate...........................        0.34        0.23        0.56        0.47        0.23
PERIOD END BOOK VALUE:

  Plexus:
    Historical.......................................       $7.02                   $6.04
    Pro forma, assuming:
      0.3750 exchange rate...........................        7.65                    6.94
      0.4000 exchange rate...........................        7.59                    6.89
      0.4444 exchange rate...........................        7.49                    6.79

  SeaMED:
    Historical.......................................       $5.47                   $5.32
    Equivalent, assuming:
      0.3750 exchange rate...........................        2.87                    2.60
      0.4000 exchange rate...........................        3.04                    2.76
      0.4444 exchange rate...........................        3.33                    3.02

     Neither Plexus nor SeaMED has paid cash dividends on common stock; therefore, the table does not include dividend information.

     The unaudited pro forma condensed combined statements of income for all periods presented give effect to the merger as if it had occurred on October 1, 1995. SeaMED has a fiscal year that ends on the Thursday closest to June 30 of each year. For purposes of the pro forma statements of income, SeaMED's statements of income for each of the three fiscal years ended June 30, 1998, 1997 and 1996 and for the six months ended December 31, 1998 and 1997 have been combined with Plexus' statements of income for each of the three fiscal years ended September 30, 1998, 1997 and 1996 and for the six months ended March 31, 1999 and 1998.

     The SeaMED equivalent share information is computed at each of the three assumed exchange rates by multiplying the Plexus pro forma information by the assumed exchange rate. The pro forma book value information assumes that the merger was completed on March 31, 1999 and September 30, 1998.

PLEXUS AND SeaMED MARKET INFORMATION

     The following table has information on the high and low trading prices of Plexus and SeaMED common stock for the stated periods. Both trade on the Nasdaq Stock Market, and all quotes are actual sales prices reported by Nasdaq. Because Plexus and SeaMED have different fiscal years, the table is shown on a calendar year basis rather than fiscal year.

                                                                   PLEXUS             SEAMED
                                                                -------------      -------------
                           PERIOD                               HIGH      LOW      HIGH      LOW
                           ------                               ----      ---      ----      ---
1996 -- 4th quarter*........................................     10 3/8    6 7/8    11 3/4    9 7/8
1997 -- 1st quarter.........................................     17 5/8    8 3/8    18 1/4   11
        2d quarter..........................................     28       12 1/2    21       14 1/2
        3d quarter..........................................     38 1/4   23 1/2    20 5/8   15 5/8
        4th quarter.........................................     35 1/8   13 1/8    18 3/4   15 1/2
1998 -- 1st quarter.........................................     22 1/2   12 3/8    20 1/2   16 1/2
        2d quarter..........................................     24       16 1/4    18 1/4   15 3/8
        3d quarter..........................................     22 3/4   13 3/4    18 1/4   13
        4th quarter.........................................     34 3/4   17        14 7/8    9
1999 -- 1st quarter.........................................     40 1/4   25 5/8    12 1/2    6 7/8
        2d quarter (through June 9).........................     34 3/4   26 3/4    12 5/16   8 3/4

---------------
* Public trading in SeaMED common stock began in November 1996.

     Neither company has paid cash dividends on common stock or currently intends to pay cash dividends. On May 10, 1999, Plexus had 737 shareholders of record and approximately 6,000 beneficial owners. On June 9, 1999, SeaMED had 104 shareholders of record and approximately 2,100 beneficial owners.

                                  RISK FACTORS

     In considering whether to approve the merger agreement and receive Plexus common stock, you should consider, among other things, the following matters:

RISKS ABOUT THE MERGER

     THE NUMBER OF PLEXUS SHARES THAT YOU WILL RECEIVE IS VARIABLE.

     The exchange rate in the merger is variable. Therefore, the number of shares of Plexus common stock which you will receive will be higher or lower depending upon the average price of Plexus common stock before the merger. Because the exchange rate is fixed for certain ranges, you will participate in some increases in Plexus stock. However, if the average exceeds $37.50, the economic value to be received by you would remain at $15.00 per share of SeaMED common stock, and the number of shares of Plexus common stock would decrease. Also, the number of shares of Plexus common stock which you would receive if the Plexus average price is below $27.00 is fixed, even though the value of those shares would decrease as the average price falls. Either Plexus or SeaMED may terminate the merger if the Plexus average price goes below $27.00.

     PLEXUS MAY NOT BE ABLE TO INTEGRATE SeaMED OPERATIONS AS EXPECTED.

     In determining that the merger is in the best interests of the parties, both companies considered the cost savings, operating efficiencies and other synergies that may result from the merger. The consolidation of functions, and the integration of departments, systems and procedures present significant management challenges. Plexus cannot assure that it will successfully accomplish those actions as rapidly as currently expected. Also, Plexus cannot assure the extent to which it will achieve cost savings and efficiencies in the merger, or in any other transaction or expansion.

     SOME SeaMED DIRECTORS AND OFFICERS HAVE AN INTEREST IN THE MERGER BESIDES THAT OF A SHAREHOLDER.

     Some SeaMED directors and officers have interests in the merger besides being SeaMED shareholders. These interests include:

     - employment agreements for SeaMED executive officers W. Robert Berg, Erik Hagstrom, Marcia Page, Edgar Rampy and Donald Rich, varying in length from one to three years;
     - Plexus' assumption of SeaMED options, including options for 290,060 shares of SeaMED stock held by SeaMED officers and directors;
     - Plexus' agreement to continue indemnification, and directors' and officers' liability insurance, for SeaMED directors and officers; and
     - an agreement by Plexus to register the shares of Plexus common stock to be received by director R. Scott Asen, who beneficially owns 675,348 shares of SeaMED common stock.

See "The Merger and the Merger Agreement -- Interests of Officers and Directors in the Merger."

RISKS ABOUT PLEXUS

     PLEXUS' LEVEL OF TURNKEY MANUFACTURING SERVICES INVOLVES INVENTORY RISK.

     Most of Plexus' contract manufacturing services are provided on a turnkey basis, where Plexus purchases some or all of the materials required for product assembly. Turnkey services involve greater resource investment and inventory risk management than consignment services where the customer provides these materials. A change in component costs can directly impact selling price, gross margins and Plexus' net sales. Due to the nature of turnkey manufacturing, Plexus quarterly and annual results are affected by the level and timing of customer orders, fluctuations in materials costs, and the degree of automation used in the assembly process.

     PLEXUS CAN BE AFFECTED BY PRODUCT SHORTAGES IN THE ELECTRONICS INDUSTRY.

     Plexus' sales can be negatively affected by component shortages. Component parts are sometimes "rationed" among parties seeking them when supply exceeds demand. There is a limited number of suppliers for certain electronic components. Shortages of key components can interrupt manufacturing, disrupt schedules and production, and create inefficiencies. Plexus cannot eliminate component shortages nor determine the timing or impact of such shortages on its results.

     PLEXUS HAS NO LONG-TERM CONTRACTS, SO CONTINUING SALES DEPEND UPON CUSTOMER RENEWALS.

     Plexus has no long-term volume commitments from its customers. Lead-times for customer orders and product-life cycles continue to become shorter. Therefore, customer orders may be canceled and volume levels can be changed or delayed at any time. Plexus cannot assure that it can timely replace delayed, canceled or reduced programs with new business, and cannot assure that its historical sales growth rate will continue. Also, Plexus may not fully recover fixed costs as a result of cancelled, delayed or reduced programs, which would affect gross and operating margins.

     PLEXUS DEPENDS UPON A FEW LARGE CUSTOMERS, RESULTING IN SALES
CONCENTRATION.

     Plexus' ten largest customers accounted for about 70% of Plexus' sales in fiscal 1998. Plexus depends upon continued sales to these and other significant customers. Plexus does not have long-term volume commitments from its significant customers.

     TECHNOLOGICAL CHANGES IN PLEXUS' INDUSTRY CAUSE PRODUCTS TO BECOME OBSOLETE QUICKLY AND MAKE THE MARKET COMPETITIVE.

     Many of the industries for which Plexus currently provides electronic products are subject to rapid technological changes, and product obsolescence. Technological change also causes increased competition and pricing pressures. These and other factors which affect the electronics industries that Plexus serves, and which affect any of Plexus' major customers, could have a material adverse effect on Plexus' future operations.

     START-UP COSTS AND INEFFICIENCIES FOR NEW PROGRAMS CAN AFFECT PLEXUS' MARGINS.

     Start-up costs, the management of labor and equipment efficiencies of new programs and new customers, and the need to estimate required resources in advance can affect Plexus' gross margins. These factors can negatively impact Plexus' margins early on in the life cycle of new programs. These factors also affect the efficiency of Plexus' use of labor and equipment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The discussions in this proxy statement/prospectus, and in the documents incorporated in it by reference, which are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements which "are not historical statements" include those in the future tense or which use terms such as "believe," "expect" and "anticipate". Plexus' actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include those we discuss above in "Risk Factors." You should also carefully read other parts of this proxy statement/prospectus, and the documents which are incorporated in it, for other factors which could affect Plexus' or SeaMED's operations in the future. In particular, both parties' Management's Discussion and Analyses of Financial Condition and Results of Operations include discussions of factors affecting them.

                              THE SPECIAL MEETING

     This proxy statement/prospectus is being furnished to the SeaMED shareholders in connection with the solicitation of proxies by the SeaMED Board from the holders of SeaMED common stock for use at the special meeting.

     Date, Time and Place. The special meeting will be held at 10:00 a.m., local time, on July 22, 1999, at SeaMED's headquarters, located at 21621 30th Avenue, S.E., Bothell, Washington 98021.

     Purpose. At the special meeting, SeaMED shareholders will consider and vote on a proposal to approve the merger agreement.

     The SeaMED Board is not aware, as of the date of mailing of this proxy statement/prospectus, of any other matters which may properly come before the special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote such proxies in accordance with their best judgment on such matters. Under Washington law, at the special meeting, shareholders can only consider the matters included in the notice of the special meeting.

     Recommendation of SeaMED's Board of Directors. The SeaMED board has determined that the merger is in the best interests of SeaMED and its shareholders and has approved the merger agreement. THE SeaMED BOARD UNANIMOUSLY RECOMMENDS THAT THE SeaMED SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "The Merger and the Merger Agreement -- SeaMED's Reasons for the Merger."

     Record Date; Voting Rights. Only holders of record of SeaMED common stock at the close of business on the record date, June 9, 1999, are entitled to receive notice of and to vote at the special meeting. On that date, there were 5,610,595 shares of SeaMED common stock outstanding and entitled to vote. Each share entitles the registered holder to one vote.

     Quorum. A majority of the outstanding shares of SeaMED common stock entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business. Shares of SeaMED common stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

     Proxies; Revocation. A proxy card is enclosed for use by SeaMED shareholders. The board of directors of SeaMED requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT CHASEMELLON SHAREHOLDER SERVICES LLC, A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT SeaMED HAS RETAINED, AT THE FOLLOWING ADDRESS:

              ChaseMellon Shareholder Services LLC
              Attn: Dan DeWeever
              450 W. 33d Street, 14th Floor
              New York, New York 10001

     All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the merger agreement. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the corporate secretary of SeaMED, or by attending the special meeting and voting in person. Mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Abstentions will be treated as shares present in determining whether SeaMED has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the merger agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger agreement.

     The persons designated in the enclosed proxy card will have discretion to vote on any matters incident to the conduct of the special meeting. If SeaMED proposes to adjourn the special meeting, the persons named in the proxy will vote all shares, other than those that have been voted against approval of the merger agreement, in favor of adjournment. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the initial convening, except for any proxies that have effectively been revoked or withdrawn before the reconvened meeting.

     Proxies will be received by SeaMED's independent transfer agent, ChaseMellon Shareholder Services LLC, and the vote will be certified by representatives of ChaseMellon Shareholder Services.

     SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. After the effective date of the merger, shareholders will receive instructions and a letter of transmittal for the submission of their stock certificates.

     Solicitation of Proxies. In addition to soliciting proxies by mail, SeaMED's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. Such persons may be reimbursed for out-of-pocket expenses that they incur. In addition, SeaMED has retained ChaseMellon Shareholder Services, a firm that provides professional proxy soliciting services, to assist in soliciting proxies from brokers, bank nominees, institutional holders, and other SeaMED shareholders and to serve as information agent in connection with the merger. SeaMED will pay ChaseMellon Shareholder Services reasonable and customary compensation for such services, at an estimated cost of less than $10,000, and will reimburse ChaseMellon Shareholder Services for reasonable out-of-pocket expenses. SeaMED intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation materials to beneficial owners of SeaMED common stock held of record by those persons. SeaMED and Plexus have agreed to share equally all expenses relating to the printing of this proxy statement/prospectus and the filing of it with the Securities and Exchange Commission.

     Required Vote. Approval of the merger agreement will require the affirmative vote of holders of two thirds of the outstanding shares of SeaMED common stock entitled to vote thereon at the special meeting, or 3,740,397 shares.

     Share Ownership of Management and Other Significant Holders. On the record date, directors and executive officers of SeaMED and their affiliates were the beneficial owners of an aggregate of 1,008,251, approximately 18.0% of the shares of SeaMED common stock then outstanding and eligible to vote. All of the directors and executive officers of SeaMED have indicated their intention to vote their shares for approval of the merger agreement. Three directors, who beneficially own a total of 874,523 shares, representing 15.6% of the outstanding shares, have signed agreements with Plexus which require them to vote for the merger agreement. The above information excludes option shares. See "Ownership of SeaMED Common Stock."

                      THE MERGER AND THE MERGER AGREEMENT

     The description of the merger and the merger agreement contained in this proxy statement/ prospectus describes the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Appendix A.

GENERAL

     In the merger, and as described in the merger agreement, SeaMED will become a corporation wholly-owned by Plexus. Outstanding shares of SeaMED common stock will be converted into shares of Plexus common stock. Cash will be paid in lieu of any fractional share of Plexus common stock. See "Exchange Rate" and "Conversion of Shares in the Merger" below.

     The merger will be structured as the merger of PS Acquisition Corp., a wholly-owned subsidiary of Plexus, with and into SeaMED, with SeaMED surviving as a wholly owned subsidiary of Plexus. As a result of the merger, the separate corporate existence of PS will cease and SeaMED will succeed to all the rights and be responsible for all the obligations of PS. PS was formed by Plexus specifically to conduct this transaction. PS has no business or operations other than the conduct of the merger.

EXCHANGE RATE

     Each share of SeaMED common stock will be converted into Plexus common stock in a formula in the merger agreement. The number of shares you receive will depend upon the average closing price of Plexus common stock over the 20 trading days ending three days before the merger is effective. The following chart shows how the exchange rate for the number of shares of Plexus common stock that SeaMED shareholders will receive will vary depending upon the average Plexus stock price:

                                                      EXCHANGE RATE -- EACH
                                                    SEAMED SHARE IS CONVERTED               DOLLAR VALUE
    AVERAGE PLEXUS STOCK PRICE                     INTO HOW MANY PLEXUS SHARES            OF PLEXUS SHARES
    --------------------------                     ---------------------------            ----------------
    less than $27.00.....................       0.4444                                    less than $12.00
    from $27.00 to $29.99................       from 0.4444 to 0.4, determined by         $12.00
                                                dividing $12.00 by the average
                                                Plexus stock price
    from $30.00 to $37.50................       0.4                                       $12.00 to $15.00
    greater than $37.50..................       determined by dividing $15.00 by          $15.00
                                                the average Plexus stock price

Share amounts will be rounded to 4 digits. There is no minimum number of shares issuable if the Plexus average is above $37.50, although the value of the number of shares issued per share of SeaMED common stock would be $15.00. Even though the economic value is fixed, as the average Plexus stock price rises above $37.50, former SeaMED shareholders would receive a decreasing percent of the shares of the combined company. Also, if the average Plexus stock price goes below $27.00, either Plexus or SeaMED may terminate the merger.

     SeaMED shareholders will receive cash instead of fractions of Plexus shares. The amount will be determined by using the same average price for Plexus common stock as used for the exchange rate. See "The Merger and the Merger Agreement -- Conversion of Shares in the Merger." All shares of Plexus common stock will be issued along with Plexus preferred stock purchase rights issued under the Plexus Shareholder Rights Plan, as provided in that plan. See "Comparison of Shareholder Rights -- Shareholder Rights Plan."

     The following table shows the number of shares of Plexus stock which you will receive, and the approximate market value of that stock, for each share of SeaMED stock. We chose these examples based on the $25.625 to $34.75 trading range of Plexus stock in the period since immediately prior to the announcement of the merger. We also show several examples above that range to illustrate that while the number of shares may decrease, their value will remain constant. The dollar value amounts are based upon the Plexus average closing prices used to determine the exchange rate.

             AVERAGE PLEXUS                  EXCHANGE    DOLLAR VALUE OF
               STOCK PRICE                     RATE       PLEXUS SHARES
             --------------                  --------    ---------------
$25.00...................................     0.4444         $11.11
$26.00...................................     0.4444         $11.55
$27.00...................................     0.4444         $12.00
$28.00...................................     0.4286         $12.00
$29.00...................................     0.4138         $12.00
$30.00...................................     0.4            $12.00
$31.00...................................     0.4            $12.40
$32.00...................................     0.4            $12.80
$33.00...................................     0.4            $13.20
$34.00...................................     0.4            $13.60
$35.00...................................     0.4            $14.00
$37.50...................................     0.4            $15.00
$40.00...................................     0.375          $15.00
$42.50...................................     0.3529         $15.00
$45.00...................................     0.3333         $15.00

     Any SeaMED shareholder who elects statutory dissenters' rights under Washington law, and strictly complies with the law's requirements, will receive the consideration determined under that procedure instead of the consideration discussed above. See "Dissenters' Rights of Appraisal".

BACKGROUND OF THE MERGER

     The terms of the merger agreement are the result of arm's-length negotiations between representatives of SeaMED and Plexus. The following is a brief discussion of the background of these negotiations, the Merger, and related transactions.

     In late 1997, SeaMED approved the adoption of a shareholder rights plan, more commonly known as a "poison pill," as an anti-takeover device. In connection with the plan, SeaMED retained U.S. Bancorp Piper Jaffray as its financial adviser, which provided its services in exchange for the right to be the SeaMED's financial adviser for certain types of transactions in future years.

     In June 1998, senior management of SeaMED met with senior managers of Plexus in Minneapolis at an institutional investment conference and had the opportunity to describe their respective businesses and gain a better understanding of the other company, but took no further action.

     In October 1998, Mr. Berg met with the Chief Executive Officer of Suitor A, a publicly-traded third party manufacturer, in Salt Lake City, Utah, to discuss a possible merger between SeaMED and Suitor A. No offer was made by Suitor A. Mr. Berg reported the inquiry to the SeaMED board of directors but took no further action.

     In December, 1998, investment banking representatives of Suitor B, a publicly-traded third party manufacturer, contacted Mr. Berg about a possible acquisition of SeaMED by Suitor B and made a presentation on Suitor B at SeaMED's offices. Mr. Berg proceeded with additional discussions and requested that the representatives of Suitor B direct its inquiries to SeaMED's representatives at

U.S. Bancorp Piper Jaffray. Mr. Berg also authorized U.S. Bancorp Piper Jaffray to contact other selected parties.

     During late December, 1998 and early January, 1999, investment bankers at U.S. Bancorp Piper Jaffray who were acting on behalf of SeaMED received calls from other investment bankers at U.S. Bancorp Piper Jaffray concerning Plexus' interest in discussing a combination with SeaMED, and encouraged a meeting between SeaMED and Plexus.

     U.S. Bancorp Piper Jaffray contacted Suitor C and arranged a meeting with SeaMED. Suitor B and Suitor C executed nondisclosure agreements with SeaMED on January 6 and 11, respectively. On January 5, 1999, Mr. Berg and Mr. Rampy, representatives of U.S. Bancorp Piper Jaffray and executives of Suitor C, a publicly-traded third party manufacturer, met to discuss a potential business combination. During that meeting, Suitor C indicated its interest in acquiring SeaMED subject to due diligence. Suitor C gave no indication of value at such meeting. On January 7, Suitor C provided to U.S. Bancorp Piper Jaffray a nonbinding indication of interest, again without giving any indication of value. U.S. Bancorp Piper Jaffray presented such indication of interest to management of SeaMED on the same day.

     On January 11, SeaMED engaged U.S. Bancorp Piper Jaffray exclusively to explore various strategic alternatives for SeaMED involving the acquisition of 15% or more of SeaMED's equity or assets by a third party. The engagement letter prohibited U.S. Bancorp Piper Jaffray from representing any other party to a transaction with SeaMED.

     During the rest of January, senior management of SeaMED met with executives of Suitor C on January 12 and executives of Suitor B on January 19 for limited due diligence. On January 19, Suitor C indicated to U.S. Bancorp Piper Jaffray that they were willing to proceed but had not settled on a valuation of SeaMED.

     On January 19, Mr. Berg met with Suitor B and its representatives in Salt Lake City. On January 30, management and representatives of Suitor B met with the senior management of SeaMED in order for Suitor B to perform preliminary due diligence on SeaMED. On February 1, Suitor B informed U.S. Bancorp Piper Jaffray that it had no further interest in a transaction with SeaMED and would not make an offer.

     On January 27, U.S. Bancorp Piper Jaffray received a nonbinding written proposal from Suitor C for a stock-for-stock exchange of Suitor C shares for SeaMED shares. Suitor C revised that proposal over the following two weeks in response to comments from SeaMED given through U.S. Bancorp Piper Jaffray.

     On February 2, while on a trip to New York City, Mr. Berg and Mr. Rampy met with representatives of Needham & Company, Inc. on behalf of Plexus to discuss the possibility of an acquisition.

     On February 8, John Nussbaum, President and Chief Operating Officer of Plexus, Thomas Sabol, Chief Financial Officer of Plexus, and Dean Foate, President, Technical Group, Inc., Plexus' engineering subsidiary, and representatives of Needham & Company, Inc. met in Kirkland, Washington with Messrs. Berg and Rampy and representatives of U.S. Bancorp Piper Jaffray to discuss SeaMED and its operations.

     On February 12, officers of SeaMED with engineering and FDA responsibilities met with Plexus management at Plexus' headquarters in Neenah, Wisconsin to further discuss operations. On February 15, Messrs. Berg, Rampy and Don Rich, SeaMED's chief operating officer, met with Mr. Nussbaum and other Plexus and Needham & Company, Inc. representatives in Neenah. The parties discussed various operational issues and SeaMED representatives toured Plexus' plants.

     On February 15, 1999, Plexus delivered to SeaMED, through U.S. Bancorp Piper Jaffray, a term sheet from Plexus for a stock-for-stock exchange of Plexus shares for SeaMED shares.

     On February 15, SeaMED's board of directors met by conference call with U.S. Bancorp Piper Jaffray and SeaMED's outside legal counsel to discuss the potential offers for SeaMED. In addition, U.S. Bancorp Piper Jaffray reviewed materials on SeaMED's current stock valuation and trading market and reviewed information concerning the outstanding proposals. The board of directors authorized management to negotiate a definitive agreement with Suitor C, subject to approval by the board of directors.

     After the board meeting, U.S. Bancorp Piper Jaffray informed a representative of Needham & Company, Inc. that, in the view of the SeaMED board, the Plexus proposal was inferior compared to other proposals. U.S. Bancorp Piper Jaffray also contacted Suitor C and advised them that SeaMED's board would require revisions to their proposal.

     On February 17, both Plexus and Suitor C revised their respective proposals. On the same day, February 17, SeaMED instructed U.S. Bancorp Piper Jaffray to disclose to Plexus and Suitor C that certain SeaMED customers would be delaying projects, which delays would cause a material decline in SeaMED's revenues and earnings during the next two quarters. U.S. Bancorp Piper Jaffray relayed the information that day and scheduled meetings to discuss the information.

     On February 23, management of SeaMED met with Suitor C at their facilities and described the customer contract delays and the impact on SeaMED. On February 24, SeaMED received a revised indication of interest from Suitor C.

     On February 25 and 26, management of SeaMED met with Mr. Sabol and other management of Plexus at a hotel in Kirkland to discuss the customer contract delays and the impact on SeaMED. On February 25, Mr. Sabol reconfirmed Plexus' proposal, without any price adjustment or exchange ratio adjustment. On February 26, Plexus proposed in a written nonbinding term sheet an exchange ratio of .425 share of Plexus for each share of SeaMED. SeaMED shareholders would receive a minimum value of $12.50 and a maximum value of $13.89, with the ability of either party to terminate the transaction if Plexus' stock was below $27.00.

     That evening, U.S. Bancorp Piper Jaffray informed Suitor C that, in the view of the SeaMED board, SeaMED had received a financially superior proposal to that of Suitor C that required SeaMED to respond by March 1.

     On February 27, Messrs. Berg and Rampy discussed with Mr. Asen and representatives of U.S. Bancorp Piper Jaffray the revised proposals in light of SeaMED's customer contract delays. That afternoon, U.S. Bancorp Piper Jaffray contacted Needham & Company, Inc. to discuss revisions to the Plexus proposal. U.S. Bancorp Piper Jaffray also contacted Suitor C and reiterated the March 1 deadline.

     On March 1, Plexus revised its proposal to shorten the exclusive period for negotiations. On the same day, Suitor C orally improved its proposal but it remained financially inferior to the proposal from Plexus.

     On March 1, SeaMED management and representatives of U.S. Bancorp Piper Jaffray held a conference call with the SeaMED executive committee to discuss the relative benefits of the two proposals. Based on a financially superior price and the strategic fit of the two companies, the executive committee decided to proceed with a merger with Plexus. Later that day, U.S. Bancorp Piper Jaffray informed Plexus that SeaMED was willing to sign a term sheet on the terms discussed, and subsequently informed Suitor C.

     On March 1 and 2, the parties negotiated the specific terms of a nonbinding term sheet, including specifically the terms of the exclusive period during which SeaMED would not consider any other offer. On March 2, the parties reached agreement and signed a nonbinding term sheet including exclusivity provisions.

     Beginning March 4 and continuing until March 15, Plexus and its outside accountants, PricewaterhouseCoopers, and its investment advisors, Needham & Company, Inc., met with management of SeaMED and its outside accountants, Ernst & Young LLP, primarily at the offices of SeaMED's outside counsel, Preston Gates & Ellis LLP, to perform due diligence on SeaMED's business operations. On March 7, Plexus provided to SeaMED and its counsel a draft merger agreement. The parties negotiated changes and revisions to the draft merger agreement up until execution.

     On March 10, the SeaMED board of directors met by conference call to receive a report on the progress of the due diligence meetings and to discuss the draft definitive agreement proposed by Plexus' outside counsel.

     On March 12 and 13, Messrs. Nussbaum and Sabol met with management of SeaMED to permit SeaMED to perform due diligence on Plexus' business plans and operations.

     On March 15, Plexus informed SeaMED and U.S. Bancorp Piper Jaffray of several outstanding due diligence issues. Later that same day, Plexus informed SeaMED and U.S. Bancorp Piper Jaffray that it had concluded, based on its due diligence, that it was unwilling to proceed with the merger unless there was a price adjustment to Plexus' proposal. Plexus proposed that the exchange ratio be reduced from .425 to .40, and adjusted the range of the per share value to SeaMED shareholders. SeaMED proposed revisions, including increasing the minimum value to SeaMED shareholders to $12, and increasing the maximum value to $15, effectively increasing the potential upside to SeaMED shareholders depending on Plexus' stock price. Plexus and SeaMED management agreed to the proposal, subject to the approval of their respective boards of directors.

     Later that evening, the SeaMED board of directors met to discuss the proposed transaction, hear a presentation from Plexus on its business and prospects, listen to U.S. Bancorp Piper Jaffray's presentation concerning its financial analysis relating to the fairness of the consideration to be received by SeaMED shareholders in the proposed merger, and hear a description of the proposed transaction from SeaMED's outside legal counsel. SeaMED's board of directors deferred any action until March 16.

     On March 16, the Plexus board of directors met to discuss the proposed transaction and, after hearing presentations from Plexus management and the advice of its investment advisor, Needham & Company, Inc., unanimously approved the proposed merger. On March 16, SeaMED's board of directors met by conference call to discuss the proposed merger. After reviewing the proposed terms and the fairness opinion delivered by U.S. Bancorp Piper Jaffray that the consideration to be received in the proposed merger was fair, from a financial point of view, to SeaMED's shareholders, the SeaMED board of directors approved the proposed merger and recommended it for approval to its shareholders. That same day, SeaMED and Plexus executed the merger agreement attached as Appendix A.

SEAMED'S REASONS FOR THE MERGER

     The SeaMED board:

     - approved and adopted the merger agreement;
     - determined that the merger is fair to, and in the best interests of, SeaMED and its shareholders; and
     - unanimously recommends that holders of shares of SeaMED common stock vote FOR approval of the merger agreement.

     In reaching its conclusions, the SeaMED board considered many factors. Material factors, which were the primary ones considered, were:

     - increase shareholder value for SeaMED shareholders at a premium over the SeaMED market price;
     - provide SeaMED with a greater financial and operational base to expand its operations;
     - the ability to use Plexus' larger size and established reputation to win contracts for larger and more complex medical devices;
     - provide SeaMED with access to Plexus' greater sales and marketing capabilities;
     - provide SeaMED shareholders the opportunity to continue their investment through a tax-free exchange; and
     - gain the benefits of Plexus' more sophisticated systems and experience in contract manufacturing.

     The discussion of the information and factors considered by the SeaMED board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the SeaMED board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the SeaMED board may have given different weights to different factors. For a discussion of the interests of certain members of SeaMED's management and SeaMED's board in the merger, see "Interests of Officers and Directors in the Merger."

     THE SeaMED BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SeaMED COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

PLEXUS' REASONS FOR THE MERGER

     From Plexus' perspective the merger would:

     - Expand Plexus' medical engineering and manufacturing capabilities into Class III and PMA devices;
     - Increase the size of Plexus' medical electronics business;
     - Provide Plexus with significant capabilities in the design and manufacturing of complex higher-level assemblies and full box-build devices;
     - Provide Plexus with an engineering and manufacturing west-coast presence;
     - Expand Plexus' product development engineering base;
     - Provide Plexus with an experienced management team; and
     - Increase Plexus' revenue and customer base.

     The Plexus board has unanimously approved the merger agreement.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of the merger by the SeaMED board, the shareholders of SeaMED should be aware that some directors and executive officers of SeaMED have certain interests in the consummation of the merger other than solely as holders of SeaMED common stock that are described below.

     Conversion of Stock Options. SeaMED directors have options to purchase a total of 201,010 shares of SeaMED common stock, and non-director executive officers have options for an additional 89,050 shares. Certain of these directors and non-director executive officers hold options to purchase shares under SeaMED's 1988 Stock Option Plan. As is the case with all other option holders under the 1988 plan, these persons will have the opportunity under the plan to exercise their options in full, whether vested or unvested, prior to the merger. Similarly, certain directors and non-director executive officers who hold options under SeaMED's 1995 Employee Stock Option and Incentive

Plan have stock option agreements which contain accelerated purchase rights. These rights are virtually identical to those of option holders under the 1988 plan. As a result, these persons will be able to exercise their options in full, whether vested or unvested, prior to the merger. As a result of these accelerated purchase rights, a total of 47,798 otherwise unvested shares included above may be purchased by the following directors and non-director executive officers, as follows:

                                                    UNVESTED SHARES
                                                       SUBJECT TO
                     NAME                         ACCELERATED PURCHASE
                     ----                         --------------------
William H. Gates, Sr. ........................            4,250
Richard O. Martin, Ph.D. .....................            4,250
W. Robert Berg................................           30,000
Edgar F. Rampy................................            2,216
Donald Rich...................................            1,773
S. Erik Hagstrom..............................            3,526
Marcia Page...................................            1,783

All options held by SeaMED's directors and non-director executive officers not exercised prior to the merger will be converted into options to purchase Plexus common stock. See "Assumption and Conversion of SeaMED Stock Options" below.

     Indemnification. The merger agreement provides that Plexus will indemnify and hold harmless, to the fullest extent permitted under applicable law, all present and former employees, agents, directors or officers of SeaMED against any amounts incurred in connection with any claim, action, suit, proceeding or investigation arising out of or relating to the transactions described in the merger agreement or which arise out of or relate to those persons having served as a committee member, director, officer, employee or agent of SeaMED, or as a trustee or fiduciary of any employee benefit plan of SeaMED. SeaMED and any successors will continue to honor the obligations of SeaMED under SeaMED's articles of incorporation, SeaMED's bylaws and any indemnification agreement between SeaMED and any of SeaMED's directors and officers existing and in force as of the date of the merger agreement. In addition, for at least three years after the merger, Plexus will maintain in effect comparable director's and officer's insurance covering those persons covered by SeaMED's director's and officer's insurance as of the date of the merger agreement.

     Employment Agreements. Under the merger agreement, it is a condition to Plexus' obligation to close that SeaMED officers W. Robert Berg, Erik Hagstrom, Marcia Page, Edgar Rampy and Donald Rich, enter into employment agreements with SeaMED. The initial annual salaries to be paid under each of these employment agreements, and the lengths of such agreements, are as follows:

                   NAME                         SALARY       LENGTH
                   ----                         ------       ------
W. Robert Berg.............................    $291,000      3 years
Edgar Rampy................................    $168,000      2 years
Donald Rich................................    $220,000      1 year
Erik Hagstrom..............................    $145,000      1 year
Marcia Page................................    $134,000      1 year

The agreements will govern the conduct of these officers' employment after the merger and include provisions which would continue salary for the terms of the agreement in the event the person is terminated without cause, or resigns with good reason as defined in the agreements. The agreements also include restrictions on competition with SeaMED after the termination of employment.

     Registration Agreement. Plexus has agreed that it will file a registration statement covering the resale of Plexus shares being acquired by R. Scott Asen, a director of SeaMED. Mr. Asen beneficially owns 675,348 shares of SeaMED common stock. Plexus agreed to this requirement because Mr. Asen will receive more shares of Plexus common stock in the merger than he could otherwise immediately sell under federal securities laws. The registration statement would be filed prior to the end of Plexus' fiscal year, and would end one year after the merger when securities law volume restrictions would cease. Mr. Asen nonetheless would not be permitted to sell shares prior to the end of the period restricted by pooling of interests accounting.

     See "Other Employee Plans" below regarding certain other arrangements with respect to other employee plans provided for by the merger agreement.

OPINION OF SeaMED'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated January 11, 1999, SeaMED retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by SeaMED shareholders in the merger.

     U.S. Bancorp Piper Jaffray delivered to the board of directors on March 16, 1999 its opinion, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by the SeaMED shareholders in the proposed merger with Plexus was fair, from a financial point of view, to those shareholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement/prospectus as Appendix B and is incorporated into this proxy statement/prospectus by reference. Shareholders should read the opinion carefully in its entirety in conjunction with this proxy statement/prospectus and should carefully consider the assumptions made, matters considered and the limits of the review by U.S. Bancorp Piper Jaffray.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by the SeaMED shareholders in the proposed merger with Plexus, which was determined through negotiations between SeaMED and Plexus. U.S. Bancorp Piper Jaffray's written opinion, which was delivered for use and considered by the board of directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by the SeaMED shareholders in the proposed merger. It does not address the value of a share of SeaMED common stock or Plexus common stock, does not address SeaMED's underlying business decision to participate in the merger and does not constitute a recommendation to any SeaMED shareholder as to how a shareholder should vote with respect to the merger.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, analyzed and relied upon material relating to the financial and operating condition and prospects of SeaMED and Plexus and material prepared in connection with the proposed merger. These materials were:

     - a draft of the merger agreement dated March 15, 1999;
     - publicly available financial, operating and business information related to Plexus and to SeaMED;
     - publicly available market and securities data of Plexus and of selected public companies deemed comparable to Plexus;
     - analyst reports relating to Plexus;
     - analyst reports relating to SeaMED;
     - to the extent publicly available, financial information relating to selected merger transactions deemed comparable to the proposed merger;
     - publicly available financial, operating and business information related to SeaMED;

     - internal financial information of SeaMED prepared for financial planning purposes and furnished by SeaMED management; and
     - publicly available market and securities data of SeaMED and of selected public companies deemed comparable to SeaMED.

In addition, U.S. Bancorp Piper Jaffray had discussions with management of SeaMED concerning the financial condition, current operating results and business outlook for SeaMED on a stand-alone basis and as a combined company with Plexus. U.S. Bancorp Piper Jaffray also had discussions with Plexus concerning the financial conditions, current operating results and business outlook for Plexus on a stand-alone basis and as a combined company with SeaMED, and concerning Plexus' plans relating to the combined company.

     In delivering its opinion to the board of directors on March 16, 1999, U.S. Bancorp Piper Jaffray prepared and delivered to the board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials.

     Implied Consideration

     U.S. Bancorp Piper Jaffray calculated the implied value of the stock consideration to be received by the SeaMED shareholders for the range of exchange ratios and share prices of Plexus common stock payable in the merger pursuant to the merger agreement, as shown in the following table. Implied consideration values are shown separately for the Plexus closing share price of $34.19 on March 15, 1999.

                                                                                              PERCENT OWNERSHIP OF
                                               PER SHARE IMPLIED       TOTAL IMPLIED VALUE    COMBINED COMPANY BY
 PLEXUS SHARE PRICE       EXCHANGE RATIO     VALUE OF CONSIDERATION     OF CONSIDERATION      SEAMED SHAREHOLDERS
 ------------------       --------------     ----------------------    -------------------    --------------------
                                                                         (IN THOUSANDS)
less than $27.00.....         0.4444            less than $12.00        less than $68,301            13.4%
$27.00 to $30.00.....    0.4000 to 0.4444            $12.00                  $68,301             12.1% to 13.3%
$30.00 to $33.50.....         0.4000            $12.00 to $13.40       $68,301 to $76,376            12.1%
$34.19...............         0.4000                 $13.68                  $77,962                 12.1%
$34.50 to $37.50.....         0.4000            $13.80 to $15.00       $78,683 to $85,657            12.1%
more than $37.50.....    less than 0.4000            $15.00                  $85,567            less than 12.1%

     SeaMED Market Analysis

     U.S. Bancorp Piper Jaffray reviewed the stock trading history and published analyst estimates of SeaMED common stock. U.S. Bancorp Piper Jaffray indicated the recent SeaMED common stock trading information contained in the following table:

Closing price on March 15, 1999.............................    $ 7.56
30 day average..............................................      7.76
60 day average..............................................      8.07
90 day average..............................................      8.85
52 week high................................................     18.75
52 week low.................................................      6.88

     U.S. Bancorp Piper Jaffray performed stock price and volume comparisons for SeaMED common stock and Plexus common stock for the period from September 15, 1998 to March 15, 1999. The average relative price of SeaMED and Plexus common stock over this period was .4088. The price ratio can be compared to the exchange ratio in the merger.

     SeaMED Comparable Company Analysis

     U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to SeaMED to corresponding data and ratios from seven publicly traded companies deemed comparable to SeaMED (Colorado MEDtech, Inc., Elamex S A DE CV, IEC Electronics Corporation, Nam Tai Electronics, Sigmatron International Inc., Xetel Corporation and Zevex International). This group was selected from companies that are in the electronics manufacturing services industry and have last twelve months net sales below $200 million.

     For purposes of its analysis, U.S. Bancorp Piper Jaffray calculated a range of SeaMED company values (consisting of equity value plus debt less cash) and equity values based on selected implied share values of Plexus common stock payable in the merger within the collar indicated by the merger agreement ($12.00 to $15.00) as well as based on the Plexus closing stock price on March 15, 1999.

     This analysis produced multiples of selected valuation data as follows:

                                                   SEAMED            COMPARABLE COMPANIES
                                          ------------------------   ---------------------
                                          $12.00   $13.68   $15.00   MEDIAN   HIGH    LOW
                                          ------   ------   ------   ------   ----    ---
Company value/latest twelve months
  revenue...............................   0.8x     1.0x     1.1x     0.3x     2.2x   0.1x
Company value/latest twelve months
  EBIT..................................   9.9x    11.4x    12.6x    11.0x    14.9x   2.3x
Company value/latest twelve months
  EBITDA................................   7.4x     8.6x     9.4x     4.3x    12.9x   1.7x
Equity value to latest twelve months net
  income................................  15.8x    18.0x    19.7x    18.5x    48.1x   7.0x
Equity value to estimated calendar 1999
  net income (analyst estimates)........  16.0x    18.2x    20.0x    11.8x    20.8x   5.0x
Equity value to estimated calendar 1999
  net income (management estimates).....  31.6x    36.0x    39.5x     --       --      --

     Comparable Transaction Analysis

     U.S. Bancorp Piper Jaffray reviewed merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

     - transactions that were announced or completed between January 1, 1996 and March 15, 1999;
     - transactions in which the acquiring company purchased at least 50% of the target with cash and/or stock;
     - transactions in which the target company operates in the electronics manufacturing industry with Standard Industrial Classification Codes similar to SeaMED's; and
     - transactions in which the target company has a company value less than $250 million.

     Specifically, U.S. Bancorp Piper Jaffray analyzed twelve transactions that satisfied the criteria, and compared the resulting multiples of selected valuation data to multiples for SeaMED derived from implied SeaMED company and equity values based on the range of selected implied share values of Plexus common stock payable in the merger as indicated above under SeaMED Comparable Company Analysis. The parties to the twelve transactions were:

                ACQUIROR                                     TARGET
                --------                                     ------
Celestica, Inc. (Onex Corp.)............    International Manufacturing Services,
                                            Inc.
Tyco International Ltd..................    Sigma Circuits, Inc.
Applied Power Inc.......................    VERO Group plc.
Unitrode Corp...........................    BENCHMARQ Microelectronics, Inc.
Hadco Corporation.......................    Continental Circuits Corp.
Benchmark Electronics, Inc..............    Lockheed Martin-Commercial Launch
                                            Services, Inc.
Applied Power Inc.......................    AA Manufacturing, Inc.
Viasystems Group, Inc...................    Forward Group PLC
Applied Power Inc.......................    Versa Technologies, Inc.
Tyco International Ltd..................    ElectroStar, Inc.
Viasystems Group, Inc...................    Circo Craft Co. Inc.
Applied Power Inc.......................    Everest Electronic Equipment, Inc.

                                                     SEAMED                 COMPARABLE TRANSACTIONS
                                           --------------------------    -----------------------------
                                           $12.00    $13.68    $15.00    MEDIAN    MEAN    LOW    HIGH
                                           ------    ------    ------    ------    ----    ---    ----
Company value/latest twelve months
  revenue at December 31, 1998.........      0.8x      1.0x      1.1x      1.2x    1.3x    0.4x   3.2x
Company value/latest twelve months
  revenue at March 31, 1999(1).........      0.9x      1.0x      1.1x        --      --     --      --
Company value/latest twelve months EBIT
  at December 31, 1998.................      9.9x     11.4x     12.6x     15.3x    13.4x   6.2x   16.3x
Company value/latest twelve months EBIT
  at March 31, 1999(1).................     12.8x     14.8x     16.3x        --      --     --      --
Equity value to latest twelve months
  net income at December 31, 1998......     15.9x     18.1x     19.9x     22.8x    21.3x   8.6x   29.5x
Equity value to latest twelve months
  net income at March 31, 1999(1)......     20.5x     23.4x     25.7x        --      --     --      --

---------------
(1) Financial data based on internal SeaMED management estimates.

     Premiums Paid Analysis

     U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed acquisition transactions fulfilling the criteria used for the Comparable Transaction Analysis described above and involving acquisitions of public companies. U.S. Bancorp Piper Jaffray performed its analysis on eight transactions that satisfied the criteria, which involved the following companies:

              ACQUIROR                                    TARGET
              --------                                    ------
Celestica, Inc. (Onex Corp.)........    International Manufacturing Services Inc.
Tyco International Ltd. ............    Sigma Circuits, Inc.
Applied Power Inc. .................    VERO Group plc.
Unitrode Corp. .....................    BENCHMARQ Microelectronics, Inc.
Hadco Corporation...................    Continental Circuits Corp.
Applied Power Inc. .................    Versa Technologies, Inc.
Tyco International Ltd. ............    ElectroStar, Inc.
Viasystems Group, Inc. .............    Circo Craft Co. Inc.

     The table below shows a comparison of the premiums paid in those transactions to the premium that would be paid to SeaMED shareholders based on the range of selected implied share values of

Plexus common stock payable in the merger as indicated above under SeaMED Comparable Company Analysis. The premium calculations for SeaMED stock is based upon a SeaMED stock price of $7.69 on March 8, 1999 (one week prior to the calculation date) and of $8.00 on February 12, 1999 (four weeks prior to the calculation date).

                                                               IMPLIED PREMIUM
                                          ----------------------------------------------------------
                                                   SEAMED                COMPARABLE TRANSACTIONS
            PERIOD PRIOR TO               ------------------------   -------------------------------
        TRANSACTION ANNOUNCEMENT          $12.00   $13.68   $15.00   MEDIAN   MEAN     HIGH     LOW
        ------------------------          ------   ------   ------   ------   ----     ----     ---
Four weeks before announcement..........  50.0%    70.9%    87.5%    62.6%    49.1%    75.0%   10.9%
One week before announcement............  56.1%    77.9%    95.1%    45.6%    54.5%   160.4%   10.2%

     Contribution Analysis

     U.S. Bancorp Piper Jaffray analyzed the hypothetical pro forma contribution of SeaMED to the combined company for the years ending December 31, 1999 and 2000. For these periods, U.S. Bancorp Piper Jaffray analyzed SeaMED's expected contribution to revenue, gross profit, operating income and pre-tax income of the combined company and compared it to the estimated range of percentages of the combined company that would be owned by current SeaMED shareholders after the merger. Based on the range of exchange ratios within the collar described above under Implied Consideration, U.S. Bancorp Piper Jaffray estimated that current SeaMED shareholders would own between 12.1% and 13.3% of the combined company after the merger.

                                                      ESTIMATED PRO FORMA CONTRIBUTION
                                                       OF SEAMED TO COMBINED COMPANY
                                                    ------------------------------------
                                                    1999 ESTIMATE(1)    2000 ESTIMATE(1)
                                                    ----------------    ----------------
Revenue.........................................         12.5%               13.6%
Gross profit....................................         12.5%               16.8%
Operating income................................          7.2%               14.2%
Pre-tax income..................................          7.1%               13.8%

---------------
(1) Estimated financial data for SeaMED is based on internal SeaMED management estimates. Estimated financial data for Plexus is based on composite analyst estimates.

     SeaMED Discounted Cash Flow Analysis

     U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for SeaMED in which it calculated the present value of the projected future cash flows of SeaMED using internal financial planning data prepared by SeaMED management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for SeaMED based on the net present value of its implied annual cash flows and a terminal value for SeaMED in 2003 calculated based upon a multiple of operating income. U.S. Bancorp Piper Jaffray applied a range of discount rates of 20% to 30% and a range of terminal value multiples of 8.0x to 10.0x of forecasted 2003 EBIT. This analysis yielded the following results:

PER SHARE EQUITY VALUE OF SeaMED
Low.........................................................     $  9.27
Mid.........................................................       11.99
High........................................................       15.51
AGGREGATE EQUITY VALUE OF SeaMED
                                                              (IN THOUSANDS)
Low.........................................................     $52,549
Mid.........................................................      68,252
High........................................................      88,652

     Analysis of Plexus Common Stock

     U.S. Bancorp Piper Jaffray reviewed general background information concerning Plexus, including publicly available analyst estimates and ratings of Plexus common stock, the price performance of Plexus common stock over the previous twelve months relative to Nasdaq and to two comparable company groups and the stock price and volume over the previous twelve months. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Plexus common stock at the dates or for the periods indicated below.

Closing price on March 15, 1999.............................  $34.19
30 day average..............................................   33.77
60 day average..............................................   35.78
90 day average..............................................   34.90
52 week high................................................   40.25
52 week low.................................................   13.75

     In addition, U.S. Bancorp Piper Jaffray compared selected financial data and ratios for Plexus to the corresponding data and ratios for a group of four companies deemed comparable to Plexus (Act Manufacturing, Benchmark Electronics, CMC Industries and EFTC Corporation). This group was selected from companies in the electronics manufacturing services industry that have latest twelve month net sales between $200 million and $900 million. The Plexus stock price used in the calculations was its closing price of $34.19 on March 15, 1999.

     This analysis produced multiples of selected valuation data as follows:

                                                                PLEXUS      COMPARABLE COMPANIES
                                                                ------    ------------------------
                                                                          MEDIAN    HIGH      LOW
                                                                          ------    ----      ---
Company value/latest twelve months revenues.................     1.3x      0.6x      0.7x     0.2x
Company value/latest twelve months EBIT(1)..................    15.9x     12.3x     12.3x    12.3x
Equity value to latest twelve months earnings(1)............    25.5x     22.2x     22.2x    22.2x
Equity value to estimated calendar 1999 earnings (analyst
  estimates)................................................    21.2x     17.0x     25.0x    16.6x

---------------
(1) Only one of the comparable companies had meaningful data for purposes of this calculation.

     In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to SeaMED, Plexus or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which SeaMED and Plexus were compared and other factors that could affect the public trading value of the companies.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by

SeaMED and Plexus and otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of SeaMED and Plexus that the information provided to it by SeaMED and Plexus was prepared on a reasonable basis, that the financial planning data and other business outlook information reflects the best currently available estimates of management, and that management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed, without modification or waiver of material terms or conditions by Plexus or SeaMED. In addition, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that it would be accounted for as a pooling of interests under GAAP. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals for the merger transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the transaction.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of SeaMED or Plexus, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed SeaMED as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of SeaMED or Plexus common stock have traded or at which the shares of SeaMED, Plexus or the combined company may trade at any future time, or the effect changes in the Plexus stock price may have on the fairness of the merger consideration proposed to be paid pursuant to the merger agreement. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The board of directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the healthcare services industry in general and with SeaMED in particular. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of SeaMED or Plexus for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities. U.S. Bancorp Piper Jaffray acted as lead managing underwriter for the initial public offering of SeaMED's common stock, and also provides analyst coverage for both SeaMED and Plexus.

     Under the terms of the engagement letter dated January 11, 1999, SeaMED has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to 2% of the aggregate consideration paid to SeaMED or its shareholders in connection with the merger for its financial advisory services rendered in connection with the merger transaction, and the minimum fee payable is $500,000. SeaMED has agreed to pay U.S. Bancorp Piper Jaffray $250,000 for rendering its opinion, which will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that SeaMED would be unlikely to consummate the merger unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the merger is consummated, SeaMED has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp

Piper Jaffray up to $40,000 and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

ASSUMPTION AND CONVERSION OF SeaMED STOCK OPTIONS

     SeaMED has three different stock option plans under which it has granted options to its officers, directors, and employees to purchase shares of SeaMED common stock.

     Holders of options under the 1988 Stock Option Plan will have the opportunity to purchase any or all of their optioned shares, whether vested or unvested, during the period commencing 27 days and ending 7 days prior to the scheduled effective date of the merger. Holders' options granted before January 1997 under the 1995 Employee Stock Option Plan also have similar rights.

     Options under all three plans that are not exercised and remain outstanding at the effective time of the merger will be assumed by Plexus and, following the effective time, will be exercisable upon the same terms and conditions as such options were exercisable prior to the merger, with the exception that the exercise price and the number of shares of Plexus common stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of SeaMED common stock are converted into shares of Plexus common stock in the merger. As promptly as practicable after the effective time of the merger, Plexus will provide each holder of a SeaMED option a written statement informing such holder of the assumption by Plexus of such options.

OTHER EMPLOYEE PLANS

     Under the merger agreement, Plexus has agreed that options to purchase shares of SeaMED common stock will be converted into options to purchase Plexus common stock. See "Interests of Officers and Directors in the Merger -- Conversion of Stock Options" above.

     Plexus has also agreed that SeaMED employees will receive benefits that are substantially similar to those which Plexus provides to its similarly situated employees. SeaMED employees will also receive prior service credit as if they had been employed by Plexus for the period in which they had been employed by SeaMED. The merger agreement provides, however, that these provisions do not require Plexus or SeaMED to continue any specific plans or benefits, or confer any specific rights on particular employees.

     Plexus has also agreed that if the employment of any SeaMED employee is terminated without cause as a result of the merger within one year of the merger, each employee will receive severance pay equal to one week base salary for each year of prior service with SeaMED, plus one additional month of his or her base salary. Severance will not be paid if an employee fails or refuses to follow the reasonable policies and directives of Plexus, fails to perform the employees duties in good faith, or commits an act involving theft, dishonesty or crime.

     The merger agreement contemplates that all existing rights to purchase SeaMED stock under SeaMED's 1996 Employee Stock Purchase Plan will continue in effect until May 31, 1999. As required by the merger agreement, however, SeaMED's Board has taken steps to suspend the plan so that no further purchase rights will be granted after that time. If the merger is completed, SeaMED's Stock Purchase Plan will be terminated.

MANAGEMENT AND OPERATIONS OF SeaMED AFTER THE MERGER

     When the merger is effective, SeaMED will become a wholly owned subsidiary of Plexus. The directors and officers of PS Acquisition Corp. immediately prior to the merger, who are officers of Plexus, will be the directors and officers of the surviving corporation. In addition, Plexus will appoint other persons to be officers of SeaMED following the merger; Plexus expects that these will include current SeaMED officers. Because SeaMED will be a corporation wholly owned by Plexus, Plexus will have the power to elect to change directors, and select and change officers, as it believes appropriate.

     Plexus currently intends that SeaMED will continue operations in the Seattle area. Plexus intends to operate SeaMED as a separate profit center to design, engineer and manufacture medical and commercial products. For at least one year, SeaMED will use a blended name incorporating the names of both SeaMED and Plexus. Plexus has stated that it has no current plans to relocate SeaMED operations, and has agreed that it will use its reasonable business efforts to maintain SeaMED's operations in the Seattle metropolitan area for at least three years after the merger. The parties have acknowledged that the timing and location of any relocations could be affected by various factors.

     The parties expect that the merger will become effective shortly after the special meeting. The merger will be legally completed by the filing of articles of merger with the Secretary of State of Washington. The filing of the articles of merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the merger agreement. See "Conditions to the Merger" below.

CONDUCT OF BUSINESS PENDING THE MERGER

     In the merger agreement, SeaMED has agreed, pending consummation of the merger, unless otherwise consented to in writing by Plexus, that it will, among other things:

     - carry on its business in the regular course;
     - not do any act or omit to do any act which will cause a material breach of any identified contracts to which SeaMED is a party;
     - not change compensation or benefits, except for ordinary raises;
     - not incur any indebtedness;
     - use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it; and
     - not issue any additional shares of stock except under outstanding options, or grant any options, or declare or pay any dividend. However, SeaMED may grant options for up to 16,000 shares in each quarter, consistent with past practices, but only if consistent with pooling-of-interests accounting.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     The merger agreement contains various customary representations and warranties for a transaction of this kind by Plexus and SeaMED. They include, among other things:

     - the organization, existence, and corporate power and authority, and capitalization of each of the companies;
     - the absence of conflicts with and violations of law and various documents, contracts and agreements;
     - the absence of any development materially adverse to the companies;
     - the absence of adverse material litigation;
     - accuracy of reports and financial statements filed with the Securities and Exchange Commission;
     - the accuracy and completeness of the statements of fact made in the merger agreement;
     - Year 2000 compliance with respect to both parties;
     - matters relating to customer retention by both parties;

     - SeaMED's title to its assets;
     - the existence, performance and legal effect of certain contracts to which SeaMED is a party;
     - no violations of law by either party;
     - the filing of tax returns, payment of taxes and other tax matters with respect to SeaMED;
     - labor and employee benefit matters, with respect to SeaMED;
     - compliance with applicable environmental and tax laws, with respect to SeaMED; and
     - approval of the merger by the SeaMED board under the SeaMED shareholder rights plan and appropriate provisions of Washington law.

     In addition to the covenants described under "Conduct of Business Pending the Merger," the merger agreement contains various other customary covenants, including, among other things, access to information, each party's efforts to cause its representations and warranties to be true and correct on the closing date; and each party's agreement to use its reasonable best efforts to cause the merger to qualify for pooling-of-interests accounting treatment and as a tax-free reorganization.

     All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, terminate upon the merger.

CONDITIONS TO THE MERGER

     The respective obligations of Plexus and SeaMED to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

     - the performance of and compliance by the parties with their obligations under the merger agreement;
     - the absence of any litigation in which the merger is restrained or enjoined;
     - the accuracy of the representations and warranties of the parties made in the merger agreement;
     - from the date of the merger agreement to the merger, there shall not have occurred any material adverse change of Plexus or SeaMED;
     - the approval of the merger agreement by the shareholders of SeaMED;
     - as a condition to SeaMED's obligations, the receipt of the tax opinion that has been delivered by its counsel Preston Gates & Ellis LLP;
     - as a condition to the obligations of Plexus, the receipt of a pooling-of-interests letters from PricewaterhouseCoopers LLP and Ernst & Young LLP;
     - redemption by SeaMED of its outstanding rights under the SeaMED shareholder rights plan;
     - obtaining any appropriate third party consents;
     - holders of no more than 7.5% of SeaMED shares elect dissenters' rights;
       and
     - Plexus' average stock price being $27 or greater.

     The parties may waive conditions to their obligations unless they are legally prohibited from doing so. SeaMED shareholder approval and regulatory approvals may not be legally waived.

NO SOLICITATION; BREAK-UP FEE

     The merger agreement required SeaMED to immediately terminate any discussions with any other parties with respect to any acquisition transactions with other parties.

     The merger agreement further restricts the circumstances under which SeaMED may provide information to other parties. SeaMED has agreed not to solicit other offers, and has agreed to only provide further information in limited circumstances. The circumstances under which SeaMED may provide the information are: to comply with SEC takeover rules; answering an unsolicited request of persons meeting specified requirements; engaging in negotiations or discussions with the person who made a bona fide takeover proposal; or specific actions following up on such a proposal. In cases where SeaMED is permitted to provide information, it must comply with various procedures, and consult its attorneys and investment bankers to determine its fiduciary duty. In addition, before providing information with respect to an unsolicited proposal, SeaMED is required to obtain a payment of $50,000, which will be paid to Plexus in the event of a termination of the merger agreement.

     To induce Plexus to enter into the merger agreement and to compensate Plexus for the time and expenses incurred in connection with the merger agreement and the merger and the losses suffered by Plexus from foregone opportunities, the merger agreement provides that SeaMED will pay a break-up fee of $3,200,000 to Plexus if Plexus terminates the merger agreement because specified actions relating to a possible acquisition transaction with another party occur and, in some of those circumstances, SeaMED conducts another transaction within a year of the termination of the merger agreement. The break-up fee is to be paid in immediately available funds within two business days after the occurrence of a triggering event. If SeaMED does not pay the break-up fee when due, the merger agreement provides that the unpaid portion of the break-up fee will accrue interest until paid in full, and that SeaMED will pay all costs and expenses of Plexus in connection with any action taken by Plexus to collect payment if Plexus prevails in that action.

TERMINATION; AMENDMENT; WAIVER

     The merger agreement may be terminated prior to the closing, before or after approval by SeaMED's shareholders, as follows:

     - by mutual written agreement of Plexus and SeaMED

     - by either Plexus or SeaMED if a court prohibits the merger or if the merger has not occurred on or before October 31, 1999. However, the right to terminate at October 31, 1999 is not available to any party whose failure to fulfill any obligation has caused in the failure to merge before that date;

     - by Plexus if:

        - SeaMED materially breaches its representations and warranties in the merger agreement, if not cured;
        - SeaMED fails to perform its agreements and covenants in the merger agreement;
        - SeaMED shareholders do not approve the merger; or
        - SeaMED or its board take specified actions which could have the effect of frustrating the merger; and
     - by SeaMED if:

        - Plexus materially breaches its representations and warranties in the merger agreement, if not cured;
        - Plexus fails to perform its agreements and covenants in the merger agreement;
        - SeaMED shareholders do not approve the merger agreement; or
        - SeaMED, following specified procedures, agrees to another transaction.

     Upon termination of the merger agreement by either party, there are no further obligations of any party to the others except that:

     - the obligations of Plexus under the provisions of the merger agreement regarding expenses and rights on termination will survive;

     - the obligations of SeaMED of confidentiality, its obligation to pay the break-up fee, if payable, described above under "No Solicitation; Break-up Fee," and its obligations to comply with the provisions of the merger agreement regarding expenses and rights on termination will survive; and

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

     - each party shall retain any and all remedies which it may have for breach of contract provided by law based on another party's willful failure to comply with the terms of the merger agreement.

     The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the SeaMED shareholders. However, after such approval, no amendment may be made without their approval if it reduces the exchange rate or materially adversely affects the rights of the SeaMED shareholders.

     The parties may waive any of their conditions to closing, unless they may not be waived under law.

FEES AND EXPENSES

     Except for the filing fee relating to the HSR Act filing, which will be paid by Plexus, and printing expenses for this proxy statement/prospectus and the registration statement, and the filing fee relating thereto, which will be shared equally, Plexus and SeaMED will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby.

CONVERSION OF SHARES IN THE MERGER

     At the effective time of merger, by virtue of the merger and without any action on the part of any party:

     - each share of common stock of PS Acquisition Corp. will be converted into one share of SeaMED common stock; and

     - each share of SeaMED common stock issued and outstanding (other than dissenting shares) will be converted into shares of Plexus common stock at the exchange rate described above, on the terms and conditions set forth in the merger agreement. However, cash will be paid in lieu of any fractional share of Plexus common stock.

In all cases, if any SeaMED shareholders exercise and comply with statutory dissenters' rights, the rights of those shareholders will be determined under Washington statutes. See "Dissenters' Rights of Appraisal."

     After the merger, all shares of SeaMED common stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Each holder of a certificate representing shares of SeaMED common stock prior to the merger will cease to have any rights other than the right to receive the shares of Plexus common stock into which the shares of SeaMED common stock have been converted, and cash in lieu of any fractional share of Plexus common stock. See "Exchange of SeaMED Certificates; No Fractional Shares."

     If there is a reclassification, stock split or stock dividend with respect to outstanding Plexus common stock or outstanding SeaMED common stock prior to the merger, an appropriate and proportionate adjustment, if any, will be made to the exchange rate.

EXCHANGE OF SeaMED CERTIFICATES; NO FRACTIONAL SHARES

     Plexus has designated Firstar Bank Milwaukee, N.A. to act as exchange agent under the merger agreement. As of the merger, Plexus will deposit with the exchange agent certificates representing the shares of Plexus common stock issuable pursuant to the merger agreement in exchange for outstanding shares of SeaMED common stock.

     Promptly after the merger, the exchange agent will mail to each SeaMED shareholder of record a letter of transmittal and instructions for the surrender of the SeaMED stock certificate in exchange for certificates representing shares of Plexus common stock. Holders of uncertificated SeaMED shares will receive Plexus certificates from the exchange agent without further action on their part.

     PLEASE NOTE THAT SeaMED SHAREHOLDERS SHOULD NOT SUBMIT THEIR SeaMED CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

     Upon surrender of a SeaMED certificate for cancellation to the exchange agent, together with an executed letter of transmittal and such other documents as the exchange agent may require, the holder of such SeaMED certificate will be entitled to receive in exchange a certificate representing that number of whole shares of Plexus common stock into which the shares of SeaMED common stock have been converted in the merger, plus cash in lieu of any fractional share of Plexus common stock to which such holder would otherwise be entitled as more fully described below. The SeaMED certificates so surrendered will be cancelled.

     When the merger is effective, the stock transfer books of SeaMED will be closed and there will be no further registration of transfers of shares of SeaMED common stock on the records of SeaMED. If there is a transfer of ownership of shares of SeaMED common stock which is not registered in the transfer records of SeaMED, consideration will be delivered to the transferee if the SeaMED certificate which represented such shares of SeaMED common stock is presented to the Exchange Agent with appropriate transfer documents.

     No fractional shares of Plexus common stock will be issued in the merger. All fractional share interests of a holder of more than one SeaMED certificate at the effective time of merger will be aggregated to maximize the number of whole shares of Plexus common stock to be issued and minimize the fractional interests to be paid in cash. If a fractional share interest still results, each holder of a fractional share interest will be paid an amount in cash equal to the price of Plexus common stock used for computing the exchange rate.

     Any portion of the merger consideration which remains undistributed to the SeaMED shareholders twelve months after the merger will be delivered to Plexus, upon demand. Any SeaMED shareholders who have not previously surrendered their SeaMED certificates shall thereafter look to Plexus for payment.

     Plexus may deduct and withhold from the consideration payable to any SeaMED shareholder any amount as Plexus is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. Those withheld amounts will be treated as having been paid to the SeaMED shareholder in respect of which Plexus made the deduction or withholding.

GOVERNMENTAL AND REGULATORY APPROVALS

     Completion of the merger is subject to requisite governmental regulatory approvals. The Hart Scott Rodino Antitrust Improvements Act requires that certain acquisition transactions (including the merger) may not be consummated until certain information has been submitted to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and specified waiting period requirements have been satisfied. Plexus and SeaMED filed appropriate notifications under the HSR Act on April 28, 1999. The HSR Act waiting period was terminated by early termination on May 7, 1999. The early termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC, or any state, from challenging the merger on antitrust grounds at any time before or after the effective time of the merger. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

FEDERAL INCOME TAX CONSEQUENCES; TAX OPINION

     The following is a discussion of material United States federal income tax considerations in connection with the merger. This discussion merely summarizes principal United States federal income tax consequences of the merger and is not a complete analysis of all of the potential tax effects relevant to the merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain SeaMED shareholders in light of their particular circumstances, or to shareholders subject to special rules under United States federal income tax law, including dealers in securities, shareholders who do not hold their shares of SeaMED common stock as capital assets, foreign persons, tax-exempt entities, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code. Furthermore, it does not address SeaMED shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. It also does not address the tax consequences of the merger under foreign, state, or local tax laws.

     SeaMED SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

     Preston Gates & Ellis LLP, counsel to SeaMED, has rendered an opinion that the merger will constitute a reorganization under Section 368 of the Code, and that each of SeaMED, Plexus and PS Acquisition Corp. will be a party to such reorganization. Neither SeaMED nor Plexus will request a ruling from the Internal Revenue Service with regard to any of the United States federal income tax consequences of the merger. The tax opinion is based on and subject to certain assumptions and limitations as well as factual representations received from SeaMED and Plexus, as discussed below. An opinion of counsel represents only counsel's best legal judgment and has no binding effect or official status of any kind. No assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

     In accordance with the tax opinion, and subject to the assumptions, limitations, and qualifications described in the tax opinion and in this discussion, it is the opinion of Preston Gates & Ellis LLP that the material United States federal income tax consequences of the merger can be summarized as follows:

     - SeaMED, Plexus, and PS Acquisition Corp. will not recognize gain or loss solely as a result of Plexus' issuance of Plexus common stock to the SeaMED shareholders in the merger and the transfer by operation of law of PS Acquisition Corp.'s assets and liabilities to SeaMED pursuant to the merger;

     - SeaMED's shareholders will not recognize gain or loss upon their receipt in the merger of Plexus common stock in exchange for their shares of SeaMED common stock, except to the extent of cash received in lieu of a fractional share of Plexus common stock;

     - The aggregate tax basis of Plexus common stock received in the merger will be the same as the aggregate tax basis of the SeaMED common stock surrendered in exchange for the Plexus common stock (reduced by any amount of tax basis allocable to a fractional share interest in Plexus common stock for which cash is received);

     - The holding period of each share of Plexus common stock received by a SeaMED shareholder in the merger will include the period during which such SeaMED shareholder held his or her SeaMED common stock surrendered in exchange therefor; and

     - Cash payments in lieu of a fractional share should be treated as if a fractional share of Plexus common stock had been issued in the merger and then redeemed by Plexus, and capital gain or loss generally should be recognized by a SeaMED shareholder in respect of such payment equal to the difference (if any) between the amount of cash received and such shareholder's allocable tax basis in the fractional share (which will be a pro rata portion of the shareholder's tax basis in the Plexus common stock received in the merger).

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

     LIMITATIONS ON TAX OPINION AND DISCUSSION

     As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by SeaMED and Plexus, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the IRS and, therefore, the IRS is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

RESALE OF PLEXUS COMMON STOCK

     All shares of Plexus common stock received by SeaMED shareholders in the merger will be freely transferable, except that shares of Plexus common stock received by persons who are deemed to be "affiliates," as the term is defined under the Securities Act, of Plexus or SeaMED prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Plexus or SeaMED generally include individuals or entities that control, are controlled by, or are under common control with, the party and may include certain officers and directors of such party as well as principal shareholders of such party. Affiliates of both parties have previously been notified of their status.

     The merger agreement requires each of Plexus and SeaMED to use reasonable best efforts to cause each of its affiliates to sign a written affiliates letter acknowledging that they will not sell, transfer or otherwise dispose of, or reduce any risk relative to, any securities of Plexus or SeaMED during the period beginning 30 days prior to the merger and continuing until such time as results covering at least 30 days of post-merger operations of Plexus have been published or sell, assign or transfer any of the shares of Plexus common stock received pursuant to the merger except as permitted by the Securities Act and the rules and regulations promulgated by the SEC thereunder. It is a condition to the obligation of Plexus to complete the merger that Plexus shall have received an affiliate letter from each person who is an affiliate of either Plexus or SeaMED.

     This proxy statement/prospectus does not cover resales of Plexus common stock received by any person who may be deemed to be an affiliate of SeaMED or Plexus. However, Plexus has agreed to file a registration statement under the Securities Act relating to the resale of shares of Plexus common stock to be received by R. Scott Asen, a SeaMED director. That registration statement was agreed to because he will receive more shares of Plexus common stock in the merger than he otherwise could immediately sell under Rule 145. In the absence of such registration, his shares otherwise could not be pledged. Mr. Asen will nonetheless be required to continue to hold his Plexus shares for the period required by pooling of interests accounting.

ACCOUNTING TREATMENT

     The merger is expected to be accounted for as a pooling of interests in accordance with GAAP. Under this accounting method, the historical financial information of Plexus and SeaMED will be restated to reflect the combined financial position and operations of both companies. The combined financial position and operations will be adjusted to conform the accounting practices of the companies. It is a condition to the consummation of the merger that Plexus receive letters from PricewaterhouseCoopers LLP and Ernst & Young LLP to the effect that the merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the merger agreement.

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

                        DISSENTERS' RIGHTS OF APPRAISAL

     Under Washington law, SeaMED shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of SeaMED common stock. To preserve their rights, SeaMED shareholders who wish to exercise their statutory dissenters' rights must comply with the specific requirements set forth in Chapter 23B.13 of the Washington Business Corporation Act (the "WBCA").

     CHAPTER 23B.13 OF THE WBCA IS REPRINTED IN ITS ENTIRETY IN APPENDIX C TO THIS PROXY STATEMENT/ PROSPECTUS. THE FOLLOWING DISCUSSION IS A SUMMARY OF THE MATERIAL TERMS OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. SEAMED SHAREHOLDERS SHOULD REVIEW THIS DISCUSSION AND APPENDIX C CAREFULLY IF THEY WISH TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR PRESERVE THEIR RIGHT TO DISSENT, BECAUSE FAILURE TO COMPLY WITH THE PROVISIONS SET FORTH IN THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     A shareholder who wishes to exercise dissenters' rights must deliver to SeaMED a written notice of the shareholder's intent to demand payment for the fair value of his or her shares prior to the time the vote is taken at the special meeting. FAILURE TO SO DELIVER THE NOTICE WILL CAUSE THE SHAREHOLDER TO LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. Notice must be sent to SeaMED Corporation, 21621 30th Avenue S.E., Bothell, Washington, 98021-3903, Attention:
Edgar F. Rampy, Chief Financial Officer. A shareholder whose shares are held in a brokerage account or by some other nominee must either (1) have the record holder of the shares file the dissenters' notice on the shareholder's behalf or
(2) file his or her dissenters' notice directly with SeaMED along with the written consent of the record holder. A beneficial shareholder who chooses to exercise dissenters' rights must exercise such rights with respect to all shares of SeaMED common stock either beneficially held by such shareholder or over which such shareholder has power to direct the vote.

     In addition, any shareholder electing to exercise dissenters' rights must not vote in favor of approval of the merger agreement. A VOTE IN FAVOR OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS. A VOTE AGAINST THE MERGER AGREEMENT WILL NOT SATISFY THE REQUIREMENT THAT WRITTEN NOTICE BE FILED WITH SEAMED IN ORDER TO ASSERT DISSENTERS' RIGHTS.

     If the merger is approved by the SeaMED shareholders, SeaMED will, within 10 days after the effective time of the merger, deliver a written notice to all shareholders who properly provided notice of their intent to demand payment as described above. This notice will, among other things,

     - state where the shareholder's payment demand must be sent and where and when certificates must be deposited;

     - inform holders of uncertificated shares to what extent transfer of such shares will be restricted after the payment demand is received;

     - supply a form for demanding payment, which requires the shareholder to certify that he or she acquired beneficial ownership of the shares before the date on which the merger was first announced;

     - set a date by which SeaMED must receive the shareholder's payment demand, which date will be between 30 and 60 days after SeaMED delivers the notice to the dissenting shareholder; and

     - include another copy of Chapter 23B.13 of the WBCA.

     A shareholder wishing to exercise dissenters' rights must file the payment demand, certify as to whether beneficial ownership of the shares was acquired before the merger was announced, and deliver share certificates, in the manner and by the time set forth in the notice. FAILURE TO DO SO AND STRICTLY COMPLY WILL CAUSE THE SHAREHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS.

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

     Within 30 days after the later of the effective time of the merger and the date the payment demand is received by SeaMED, SeaMED will pay each dissenter who properly perfected his or her dissenters' rights SeaMED's estimate of the fair value of the shareholder's shares, plus accrued interest from the effective time. Fair value will be determined as the value of the shares before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless exclusion would be inequitable. SeaMED will provide, along with this payment,

     - certain financial information of SeaMED;
     - an explanation of how SeaMED estimated the fair value of the shares;
     - an explanation of how the accrued interest was calculated;
     - a statement of a dissenter's right to demand further payment if he or she is dissatisfied with the tendered payment; and
     - another copy of Chapter 23B.13 of the WBCA.

     With respect to a dissenter who did not beneficially own SeaMED shares prior to the public announcement of the merger, SeaMED is required to send an offer to make payment to the dissenter, conditioned upon the dissenter's agreement to accept the payment in full satisfaction of the dissenter's demands.

     A dissenter dissatisfied with SeaMED's estimate of the fair value may, within 30 days of payment or offer for payment by SeaMED of its estimate of the fair value of the shareholder's shares, notify SeaMED in writing of the shareholder's estimate of fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate of such amounts. If SeaMED does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, Washington law requires that, within 60 days of the dissenter's demand for further payment, SeaMED start a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all the SeaMED dissenting shareholders whose demands remain unsettled as parties to the proceeding. If SeaMED fails to institute a court action within the specified time period, it must pay the amount specified in the dissenter's demand.

     Court costs and appraisers' fees will be assessed against SeaMED, except that the court may assess these costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable against SeaMED, if the court finds that SeaMED did not substantially comply with certain provisions of Washington law concerning dissenters' rights. It may also asses such amounts against either the dissenter or SeaMED, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against SeaMED, the court may award to this dissenter's counsel reasonable fees to be paid out of the amounts awarded to all dissenters who benefited from the proceedings.

     A shareholder entitled to dissent and obtain payment for his or her shares of SeaMED common stock may not challenge the merger unless SeaMED fails to comply with the procedural requirements imposed by Washington law, SeaMED's articles of incorporation or SeaMED's bylaws, or unless the merger is fraudulent with respect to the SeaMED shareholder.

     Plexus may terminate the merger agreement if holders of more than 7.5% of the outstanding shares of SeaMED common stock elect to exercise these statutory dissenters' rights.

     IN VIEW OF THE COMPLEXITY OF CHAPTER 23B.13 OF THE WBCA, SEAMED SHAREHOLDERS WHO MAY WISH TO DISSENT FROM THE MERGER AND PURSUE DISSENTERS' RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

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

                               BUSINESS OF PLEXUS

     Plexus, a Wisconsin corporation incorporated in 1979, provides contract manufacturing, or "product realization," services to original equipment manufacturers. These original equipment manufacturers hire Plexus to perform these services if they cannot, or do not wish to, perform these services for themselves. Plexus' electronics original equipment manufacturers customers are primarily in these industries:

     - medical,
     - computer, primarily mainframes, servers and peripherals,
     - industrial,
     - telecommunications, and
     - transportation.

Plexus offers a full range of services including product development and design, material procurement and management, prototyping, manufacturing and assembly, functional and in-circuit testing, final system box build and distribution.

     Plexus' contract manufacturing services are provided on either a turnkey basis, where Plexus procures certain or all of the materials required for product assembly, or on a consignment basis, where the customer supplies materials necessary for product assembly. Turnkey services include material procurement and warehousing, in addition to manufacturing, and involve greater resource investment than consignment services. Other than test equipment products used for internal manufacturing, Plexus does not design or manufacture its own proprietary products.

     Plexus has its headquarters and largest operations in Wisconsin. It has other operations in Kentucky, North Carolina, Minnesota and California. Plexus continues to look for opportunities for geographical expansion that will improve Plexus' ability to perform services to its customers.

PLEXUS' SERVICES

     General Background. Plexus' services involve the design of electronic products and systems, the arrangement of electronic components thereon, and the assembly and testing of such products including the incorporation of the electronic assemblies into the final product housing. The products designed and assembled by Plexus consist primarily of electronic components assembled on printed circuit boards and programmed to perform specific functions. The electronic components include:

     - computer memory chips,
     - microprocessors,
     - integrated circuits,
     - resistors,
     - capacitors,
     - transformers, and
     - switches.

Printed circuit boards are the basic element in the manufacture of most electronic products and act as the interconnection platforms for various integrated circuits and electronic components. In addition to Plexus' ability to design and manufacture complete electronic products, Plexus also has the capacity of designing and assembling printed circuitry products and products utilizing circuit boards with multiple layers of circuitry.

     The various types of electronic product services offered by Plexus are discussed below. A customer of Plexus may utilize any or all of these services. Plexus charges for these services under a variety of pricing methods that vary according to the customer or type of service involved.

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

     Product Design. Plexus, primarily through its Plexus Technology Group, Inc. subsidiary, provides product design and engineering services. These services include:

     - project management,
     - product specifications,
     - circuit design,
     - software design,
     - customer integrated circuit design,
     - printed circuit board layout,
     - product housing design, and
     - product validation testing.

Plexus' design services provide customers with a complete product design which is capable of performing an intended function and which can be manufactured in an efficient and economical manner.

     Plexus' technologies involve the use of computer assisted electronic design automation tools to shorten the design cycles and improve design quality. Plexus' personnel use a variety of these advanced design automation tools in the development of electronic products. Custom integrated circuit design is assisted by circuit synthesis and simulation tools. Software design is assisted by structured design tools and microprocessor emulation technologies. Automated component placement and signal routing tools assist printed circuit board design of complex multi-layered circuit boards. Solids modeling and structure analysis tools assist the design of product enclosure designs.

     Plexus' design services may include initial feasibility studies, product concept definition, development of specifications for product features and functions, product engineering specifications, microprocessor design, development, prototype production and testing, and development of test specifications and procedures.

     Product Development Engineering and Testing. Plexus believes that its products development engineering and testing capabilities are significant factors in the success of its business. At fiscal year end, Plexus maintained a staff of more than 230 employees in its engineering services subsidiary, including some 200 engineers and technologists involved in project management, hardware, software, mechanical, printed circuit board design, test and validation of electronic products and systems. Plexus believes this comprehensive capability provides significant value to its customers by providing one-stop-shopping for product design, prototyping, test and manufacturing. Plexus believes this comprehensive service lowers the overall development cost to the customer and accelerates the time-to-market of the customers' products.

     To supplement its internal capabilities, Plexus has formed several strategic alliances with independent research and development organizations for cooperative design and marketing programs. Plexus believes these alliances provide complementary technologies and expertise to customers.

     Prototyping. Plexus provides rapid assembly of prototype products within dedicated assembly facilities. The prototype assembly service is supplemented by value-added services including:

     - materials management,
     - manufacturing defects analysis,
     - design for manufacturability analysis,
     - design for testability analysis, and
     - printed circuit board design.

This service provides a bridge between Plexus' engineering organization, the customer's engineering organization, and Plexus' manufacturing organization. This bridge facilitates efficient transitions into manufacturing. Plexus believes the higher-level engineering services offered by the prototyping organization provide significant value to its customers by accelerating time-to-production.

     Product Manufacture and Assembly. Plexus, primarily through its Plexus Electronic Assembly Corporation subsidiary, manufactures electronic products and assemblies for use in a wide variety of industries and applications.

     Plexus' assembly processes involve the fabrication of products from components manufactured to specification by others. Electronic components such as memory chips, microprocessing units, integrated circuits, resistors, capacitors, transformers, switches, wire and related items are purchased as stock items from a variety of manufacturers and distributors. Plexus is not dependent upon any single supplier for such material. Plexus' printed circuit boards and certain other components are manufactured to its customers' specifications. Plexus believes these products would be available from a variety of sources and that the loss of any single source of supply would not materially affect Plexus' business.

     Plexus' manufacturing operations include printed circuit board assembly, testing, and final systems box build into the final product housing. While Plexus has automated various aspects of many processes, the assembly of components into electronic products still requires some labor-intensive processes generally requiring a high degree of precision and dexterity in the assembly stage and integration of quality assurance checks into the manufacturing processes. The final systems box build process is a mostly manual process with little opportunity for automation. Plexus utilizes specially designed equipment and techniques to maintain its ability to assemble efficiently a wide variety of electronic products. Additionally, Plexus has developed special processes and tools to enable the assembly of finished medical devices to meet the US Food and Drug Administration Quality System Regulation requirements.

     Product Testing. The increasingly complex design and assembly techniques for production of electronic products have created a need for Plexus' services in designing and assembling test equipment for electronic assemblies. Such test equipment includes functional test fixtures for testing product assemblies, sub-assemblies or printed circuit assemblies; in-circuit component measurement testers for testing printed circuit board assemblies; and intelligent burn-in chambers, which temperature cycle products during functional test. Plexus designs and assembles test systems for testing customers' products. Plexus believes that the design and production of test equipment is an important factor in its ability to provide products of consistent and high quality.

PS ACQUISITION CORP.

     PS Acquisition Corp., a wholly owned subsidiary of Plexus, is a Washington corporation which was incorporated by Plexus for the purpose of consummating the merger. PS Acquisition has and will have no operations except as contemplated by the merger agreement. Upon the merger, PS Acquisition will be merged into SeaMED, which will be the surviving corporation. Each share of common stock of PS Acquisition issued and outstanding at the merger will be converted into one share of SeaMED common stock. As a result, immediately following the merger, PS Acquisition will cease to exist and SeaMED will be a wholly owned subsidiary of Plexus.

              OTHER INFORMATION ABOUT PLEXUS WHICH YOU CAN OBTAIN

     Plexus is a public company, and must provide information to the public under the Securities Exchange Act of 1934. Therefore, Plexus files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the Commission's public reference facilities, which are located at:

     - Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,
     - 7 World Trade Center, New York, New York 10048, and
     - Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

You may also obtain copies of these documents by writing to the Commission's Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the Commission sets. You may also obtain copies from the Commission's Web site (http://www.sec.gov). Because Plexus common stock is traded on the Nasdaq Stock Market, you can inspect material filed by it at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

     Plexus has filed a registration statement on Form S-4 under the Securities Act with the Commission which covers the shares of common stock described in this proxy statement/prospectus. The registration statement has information in addition to the information in this proxy statement/prospectus. You may obtain that additional information at the addresses above. This proxy statement/prospectus, and the documents which this proxy statement/prospectus incorporates by reference, describe certain contracts or other documents. These descriptions are only summaries, and are not necessarily complete. If you wish further information rather than this summary, you should review a copy of the document if Plexus has filed it as an exhibit to the registration statement. When Plexus has filed a document as an exhibit, a complete reading of the document will provide you more information than a summary. Plexus is not responsible if you fail to read the full document.

     This proxy statement/prospectus "incorporates by reference" the filings named below. That means that the contents of those documents are considered to be part of this proxy statement/prospectus even though they are not actually included with it. Plexus or SeaMED will provide you with a copy of any of those documents without charge if you are a SeaMED record shareholder, or if you are a beneficial owner of securities which are held in street name. They will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to Plexus, 55 Jewelers Park Drive, Neenah, Wisconsin 54956, Attn: Corporate Secretary, or by calling Plexus' corporate secretary at 920/722-3451. You should request the information by July 15, 1999 to help assure that you receive it before the special meeting.

     This proxy statement/prospectus incorporates by reference the following documents. Each of them has been filed by Plexus with the Commission as required by the Exchange Act:

     - Form 10-K for the year ended September 30, 1998;
     - Forms 10-Q for the quarters ended December 31, 1998 and March 31, 1999;
     - The description of Plexus common stock on Form 8-A, as amended; and
     - The description of Plexus' preferred stock purchase rights on Form 8-A dated August 13, 1998.

This proxy statement/prospectus also incorporates all reports and definitive proxy or information statements filed by Plexus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus. They will be incorporated by reference into this proxy statement/prospectus from the date on which Plexus files such documents.

                               BUSINESS OF SEAMED

BUSINESS

     SeaMED manufactures advanced durable electronic medical instruments for medical technology companies, often as part of systems that also include single-use components. To assist its customers in developing and commercializing their instruments for manufacture by SeaMED, SeaMED provides a wide range of engineering services and regulatory expertise. During fiscal year 1998 and through the second quarter of fiscal year 1999, SeaMED manufactured or engineered medical instruments for both established and emerging medical technology companies. SeaMED from time to time selectively designs and manufactures nonmedical commercial products that benefit from SeaMED's engineering and manufacturing capabilities. Currently, SeaMED manufactures one such product, a coin-counting machine that exchanges loose coins for currency, for Coinstar, Inc.

     Since 1988, SeaMED has focused its business primarily on manufacturing medical instruments and believes it is the largest independent manufacturer of advanced medical instruments for medical technology companies. As part of its growth strategy, SeaMED continues to expand its engineering expertise, regulatory knowledge and manufacturing capabilities, thereby allowing it to design and manufacture a broader range of medical instruments. SeaMED also utilizes its existing resources and expertise by accepting high value-added engineering and manufacturing contracts for select nonmedical products.

     INDUSTRY OVERVIEW

     Demand for health care has grown rapidly in recent years, and is expected to continue to increase as the population ages. Advancements in science, medicine, and computers have dramatically expanded the number and variety of effective medical procedures. The most advanced medical procedures and techniques, many of which use advanced medical instruments, now are common treatments under many health insurance plans. As insurance companies and federal and state governments have expanded the medical procedures for which health care providers would be reimbursed, demand has grown for the medical instruments and systems needed for these procedures. More recently, in response to increasing pressure to control rising health care costs, medical technology companies have developed advanced medical instruments and systems that improve patient outcomes and lessen the overall cost of health care.

     As medical products have incorporated the latest developments in computers, electronics, materials and other technologies, the cost of product development and the length of the development cycle have increased substantially. The risks in developing and launching new medical products also have increased significantly as competition in the highly fragmented medical technology industry has increased. As a result, medical technology companies face increased pressure to bring new products to market in the shortest possible time, reduce costs, maintain or increase market share and accelerate realization of revenue.

     At the same time, the Food and Drug Administration and the European Community have adopted increasingly stringent and evolving regulatory requirements for the design and manufacture of medical products. In the United States, certain medical products are subject to the FDA's premarket approval application requirements and many medical products require premarket clearance. In addition, products are subject to regulation with respect to manufacture, labeling, distribution, postmarket reporting and promotion. Moreover, as of June 1997, the FDA requires the design of medical devices to satisfy a specific engineering design control process. Under European quality standards made effective in 1998, the design of medical products must satisfy specific engineering design process standards. To market and sell their products, medical technology companies must invest significant financial resources to establish and maintain manufacturing facilities that comply with the FDA's good manufacturing practices requirements and the European Community's quality system standards, particularly if the facilities produce life-supporting, life-sustaining, or implantable products.

     SeaMED believes that the trend toward outsourcing medical product engineering and manufacturing is in its early stages and outsourcing revenues represent a very small percentage of the more than $30 billion medical technology industry. SeaMED also believes that medical technology companies will expand their outsourcing of engineering and manufacturing and that SeaMED is well positioned for such expansion. With intensified competition, higher initial product development costs, and longer product development and regulatory cycles, many of SeaMED's customers have chosen to concentrate product development and manufacturing resources on higher-volume single-use components and to outsource the development and manufacturing of durable medical instruments.

     THE SEAMED ADVANTAGES

     SeaMED provides integrated solutions to the engineering, regulatory and manufacturing challenges of advanced medical instruments. SeaMED offers its customers the following advantages:

     - Broad Experience With Numerous Advanced Medical Instruments. As of December 31, 1998 SeaMED was manufacturing 22 different advanced medical instruments that incorporate diverse technologies. As of the end of calendar year 1998, SeaMED had in its engineering project pipeline an additional 23 instruments or systems that it believes have a good chance of some day producing significant manufacturing revenues. As a result, SeaMED has considerable expertise in addressing its customers' product development, engineering, manufacturing and regulatory issues.

     - Focus on Core Functions. By relying on SeaMED's engineering and manufacturing capabilities, customers can focus management efforts on product research, clinical development and sales and marketing, as well as manufacturing their higher-volume, single-use components. In addition, SeaMED's customers can shift to variable costs the high fixed costs associated with staffing and maintaining regulatory compliant facilities for durable medical instruments.

     - Production Flexibility. SeaMED's broad customer base permits it to offer its customers production flexibility, which enables customers to adjust production volumes in response to fluctuations in market demand or regulatory issues.

     - Rapid Product Development. SeaMED believes that, with its engineering and manufacturing capabilities, it can more rapidly develop and manufacture new products at a lower overall cost than its customers, which otherwise expend significant time and financial resources to develop internal engineering expertise, establish cGMP-compliant manufacturing facilities and obtain ISO certification.

     - Regulatory Compliant Manufacturing. SeaMED's medical manufacturing facilities are regularly inspected by the FDA and certified by an independent quality organization. Due to the critical nature of regulatory compliance, SeaMED devotes significant management time and financial resources to its compliance with applicable FDA requirements and other production quality standards.

     - Integrated Engineering and Manufacturing. SeaMED provides a wide range of engineering services, and has the capabilities to provide complete instrument or system design (including engineering, testing, component analysis and regulatory compliance), which enhances its manufacturing business. By integrating engineering design work with manufacturing processes, materials acquisitions and quality and regulatory considerations, SeaMED believes that it can increase the quality and lower the overall cost of the instruments that it manufactures for its customers.

     CUSTOMERS AND PRODUCTS

     SeaMED's customers include some of the world's largest medical technology companies as well as many emerging medical technology companies. For the first six months of fiscal year 1999, SeaMED derived significant manufacturing revenues from 22 medical instruments. As of the end of calendar year 1998, SeaMED had in its engineering project pipeline 23 instruments or systems that it believes have a good chance of some day producing significant manufacturing revenues. Of these 23 projects, 11 are for new instruments or systems and 12 are for completions or enhancements of existing instruments or systems that SeaMED and the customer believe will extend the life-cycle of the instrument. The 23 projects are performed for 20 different customers. Although management believes that the 23 projects in the pipeline have a good chance of some day resulting in manufacturing contracts from which SeaMED will derive substantial manufacturing revenues, the volume and timing of future manufacturing revenues that relate to any specific engineering project are highly variable, and certain engineering projects in the pipeline may not lead to future manufacturing revenues. See "Overview" and "Outlook: Issues and Uncertainties" in "SeaMED Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The only nonmedical commercial product that generated significant manufacturing revenues during fiscal years 1998 and 1997 was the Coinstar coin-counting machine. As of the end of December 1998, SeaMED did not have any nonmedical commercial products in its engineering project pipeline.

     SeaMED negotiates separate contracts with its customers for engineering design services and product manufacturing. Most projects begin with an engineering design contract. As a business strategy, SeaMED generally prices engineering contracts to cover direct project expenses (i.e., nonrecurring engineering expenses) plus a share of operating expenses. SeaMED's objective is to obtain the exclusive manufacturing rights to medical instruments for a specific time period, generally three to five years.

     The only nonmedical commercial product currently manufactured by SeaMED is the Coinstar coin-counting machine. SeaMED may from time to time selectively design and manufacture other nonmedical commercial products that can benefit from SeaMED's engineering and manufacturing capabilities. SeaMED currently manufactures Coinstar's machines under a three-year nonexclusive manufacturing agreement with Coinstar that allows Coinstar to cancel or modify orders with SeaMED on 90 days' notice, except for product orders scheduled for delivery within 90 days. Under the terms of the agreement, in the event that Coinstar cancels product orders, Coinstar has agreed to reimburse SeaMED for certain raw material and related costs. SeaMED believes its experience in manufacturing the large and complex Coinstar machine has expanded its manufacturing expertise. SeaMED intends to maintain as its primary focus the design and manufacturing of advanced medical instruments for medical technology companies.

     ENGINEERING

     SeaMED will provide its customers with engineering services at any stage of an instrument's development. Customers in many cases rely on SeaMED for complete instrument design (including engineering, testing, component analysis and regulatory compliance). In other cases, customers deliver final drawings for instruments they believe are ready for manufacturing. SeaMED then reviews and tests the existing design prior to manufacturing the instrument and, in many cases, SeaMED's engineers are able to identify and offer alternatives to the customer's design that improve performance or produce manufacturing efficiencies.

     SeaMED approaches each engineering project using a team structure, each team being a multi-disciplinary collection of engineers and technicians who understand the technical requirements of the particular project. Each team includes representatives from other engineering disciplines, including one or more manufacturing, test and quality engineers, who help design an instrument that can be manufactured in a manner that meets or exceeds customer specifications and applicable regulatory requirements.

     SeaMED integrates its engineering staff throughout its operations, including sales and marketing, customer relations, materials management, quality assurance, regulatory compliance and manufacturing. SeaMED's engineers play a critical role in sales and marketing by evaluating requests for proposals and developing project-specific, solution-oriented responses, bids, cost estimates and project plans. Similarly, SeaMED project engineers act as customer contacts throughout the engineering design phase and have responsibility for all aspects of a customer's project, including coordinating the component parts necessary for the instrument, quality assurance procedures, regulatory compliance and the manufacturing process. SeaMED provides its customers with design information and other support during the regulatory approval process, but does not assist in the testing, studies and human clinical trials associated with these processes. SeaMED provides testing services in the area of safety regulation, such as those necessary to obtain a listing by Underwriters Laboratories, Inc. SeaMED has made significant investments in state-of-the-art equipment to support its engineering design effort, including engineering design and testing stations and computer-aided design software.

]Each instrument, product design, patent and other proprietary right developed by SeaMED becomes the property of the customer, with SeaMED typically retaining the manufacturing rights to such instrument for a period generally ranging from three to five years. Generally, SeaMED provides nonrecurring engineering services under a project plan that identifies the engineering tasks, deliverables and schedule. Typically, such services are billed on a time and materials basis and are cancelable at any time. The project plan usually states that SeaMED is intended to be the manufacturer of the instrument, but does not specify the manufacturing terms. SeaMED typically provides a design defect warranty for 15 months to replace or repair instruments relating to the specific elements for which SeaMED had primary design responsibility.

     At December 31, 1998, SeaMED's engineering staff consisted of 126 engineers employed by SeaMED and 19 consulting or contract engineers. The engineering staff includes a variety of disciplines, as follows:

                    ENGINEERING CATEGORY                        NUMBER
                    --------------------                        ------
Chemical....................................................       1
Electrical Design...........................................      21
Electrical Test.............................................      15
Manufacturing...............................................      34
Mechanical Design...........................................      28
Reliability and Quality.....................................      29
Software Design.............................................      17
                                                                 ---
     Total..................................................     145
                                                                 ===

     MANUFACTURING OPERATIONS

     As the engineering project nears completion, the members of the project team with direct responsibility for manufacturing, quality assurance, manufacturing/test engineering and materials assume a greater role. The team implements a materials management system and develops an assembly process and product testing and quality assurance procedures to produce high-quality instruments that satisfy customer specifications as well as applicable quality standards. Often, the manufacturer of a particular instrument begins with production of a relatively small number of units of the instrument before it is approved for commercial use (known as "preproduction" units), which are used by the customer for clinical trials. SeaMED and the customer frequently make engineering and manufacturing refinements during the preproduction phase.

     Each instrument is manufactured in a dedicated manufacturing cell in SeaMED's manufacturing space. These cells are flexible and, within the same manufacturing location, can be expanded or modified as needed, enabling SeaMED to adjust production volumes quickly in response to customer orders. A significant limitation on this flexibility is that regulatory approvals may be required if a manufacturing cell must be moved from one facility to another.

     SeaMED's customers generally submit purchase orders for delivery of instruments in future periods. As of June 30, 1998, June 30, 1997, and December 31, 1998, customers had placed purchase orders with SeaMED for future deliveries totaling $33 million, $33 million and $32 million, respectively, with all such deliveries scheduled to occur before the end of the next fiscal year. SeaMED does not regard backlog data as a meaningful indicator of revenues for future periods because of its policy of generally allowing its customers to cancel orders at any time without notice.

     SeaMED uses a fully integrated materials requirements system. This system, which includes sales order entry, purchasing, inventory control, production control, and cost accounting, helps SeaMED manage material acquisitions and inventory for the various projects in full production at any one time and facilitates the planning and control essential to building products within critical time schedules.

     Manufacturing contracts are generally executed near completion of the engineering project, at which time SeaMED and the customer negotiate the term, pricing, warranty, indemnity and other provisions. Pricing typically is based on SeaMED's expected cost and an agreed-upon margin, both of which are subject to customer audit. Although manufacturing contracts rarely include minimum production requirements, they typically grant SeaMED exclusive manufacturing rights for periods generally ranging from three to five years. Contracts typically are terminable only for cause, which generally is defined as the failure to deliver instruments on a timely basis or the failure to comply with design specifications. In each case, SeaMED usually has an opportunity to cure the breach. SeaMED generally warrants conformity to design specifications and against defects in materials and workmanship and indemnifies its customers against losses arising out of a breach of such warranty. In addition, SeaMED in many cases enters into repair and service agreements with its customers that set forth the pricing and terms under which SeaMED provides repair and replacement parts, and needed services and upgrades not covered under warranty. Although most of SeaMED's manufacturing is performed under long-term manufacturing contracts, some instruments are manufactured only under purchase orders.

     QUALITY ASSURANCE AND REGULATORY COMPLIANCE

     SeaMED emphasizes quality throughout its operations and integrates its quality assurance and quality engineering programs throughout each instrument's engineering and manufacturing phases, a process that involves SeaMED's senior management and executive officers. Quality assurance procedures are integrated into every aspect of an instrument's manufacturing cycle. SeaMED establishes a quality assurance program for each instrument, which includes a "zero defects" objective. Substantially all component parts and outside-contracted product subassemblies receive a control number and are inspected and, if necessary, tested. SeaMED requires all approved vendors that supply components to satisfy certain quality standards. On the manufacturing floor, quality assurance personnel implement quality procedures at interim points during the assembly process and conduct a final-level inspection and/or test when the instrument is fully assembled and ready for shipping. In addition, prior to shipping, a quality inspector reviews each instrument for proper labeling and paperwork.

     SeaMED is registered with the FDA as a medical device manufacturer. SeaMED is subject to regularly scheduled and unscheduled FDA audits.

     SeaMED has ISO 9001/EN 46001 certification. ISO 9000 is the first quality system standard to gain worldwide recognition, including in the European Community, Japan and the United States. As many medical technology companies expand sales of products in international markets, compliance with international quality standards has increased in importance. SeaMED's ISO 9001 designation is the highest level of ISO 9000 certification and indicates that SeaMED has met design, manufacture and test standards for its products. SeaMED's EN 46001 designation indicates that it has met additional standards specific to medical instruments.

     SeaMED's ISO 9001/EN 46001 certification serves as a marketing tool that enhances SeaMED's competitive position in the industry, especially with respect to medical technology companies with internal manufacturing facilities that have not gone through the costly and time-consuming certification process. SeaMED underwent a number of quality and regulatory audits during fiscal year 1998 with the result of no adverse findings.

     SALES AND MARKETING

     SeaMED generates new business opportunities by promoting its engineering design and manufacturing capabilities at industry trade shows, by advertising in leading industry publications, and by obtaining referrals from customers, former employees of customers and other parties familiar with SeaMED's services. While SeaMED's sales and marketing department consists solely of the position of Vice President, Sales and Marketing, which is currently vacant, other executive officers and project engineers participate extensively in sales and marketing activities. SeaMED believes it can effectively market and sell its engineering and manufacturing capabilities while maintaining a small sales and marketing staff.

     COMPETITION

     For established medical technology companies, SeaMED's primary competitor is the internal design and manufacturing facilities of its prospective customer. For emerging companies, SeaMED competes both with the customer's internal design and manufacturing facilities (planned or operational), other manufacturers that operate in the medical technology industry and, to a lesser extent, with specialty design firms, most of which do not have manufacturing capabilities. The primary competitive factors in medical instrument design and manufacturing include quality, regulatory compliance, technical engineering competence, cost of the nonrecurring engineering design component, price of the manufactured product, experience, customer service, and ability to meet a design and production schedule.

     Competition is primarily limited to those companies that meet the minimum applicable regulatory requirements of the FDA and international manufacturing and design standards. In the future, SeaMED is likely to compete against new entrants into the industry as outsourcing expands in medical technology products. For example, medical technology companies with design and manufacturing capabilities (especially those with excess capacity) and large electronic contract manufacturers and defense department contractors with extensive nonmedical engineering expertise may undertake design and/or manufacture of medical instruments. Although SeaMED is not aware of substantial competition from these sources to date, there can be no assurance that these or other formidable competitors will not aggressively expand into SeaMED's targeted market segment in the future.

     GOVERNMENTAL REGULATION

     SeaMED's business and operations are subject to substantial governmental regulation, primarily from the FDA in the United States and the regulatory bodies in other countries, as described below. While these regulations directly affect SeaMED's design and manufacturing operations, to a greater extent they affect SeaMED's customers and their products. To the extent that production of a customer's instrument is delayed or cancelled due to regulatory noncompliance, the timing and levels of revenues received by SeaMED may be affected adversely.

     United States

     Because SeaMED provides design and manufacturing services to producers of medical devices, SeaMED's manufacturing facilities are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act, as amended. Manufacturers of medical devices must comply with applicable provisions of the FDC Act and associated regulations governing the design, development, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding their safety. The FDC Act requires pre-market approval application, referred to in the industry as "PMA", by the FDA before certain medical devices can be marketed.

     The FDA classifies medical devices into three classes (Class I, II or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure product safety and efficacy. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to good manufacturing practices and Class II devices are subject to general and special controls (e.g., performance standards and guidelines). Generally, Class III devices are higher-risk devices and cannot be marketed until after receiving FDA pre-market approval.

     A premarket approval application must be supported by valid scientific evidence, which typically includes extensive data, including preclinical and clinical trial data to demonstrate safety and efficacy of the device. The application also must contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the instrument and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling. Although SeaMED's services do not extend to assistance with testing, studies and human clinical trials, SeaMED does provide its customers with required design information and other support during the PMA process. Typically, the FDA will inspect the manufacturer prior to granting pre-market approval. If the FDA identifies deficiencies in the manufacturing process, it could delay pre-market approval. Delays in the PMA process can affect the timing of manufacturing services provided by SeaMED. Currently, an FDA review of a PMA generally takes one to two years from the date the application is submitted, but often is significantly extended by an FDA request for more information or clarification of information previously submitted. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which PMA approval has been sought have never been approved for marketing. Until a device subject to the PMA requirement receives pre-market approval, it cannot be sold commercially in the United States. After pre-market approval is obtained, subsequent modifications to the device, its labeling or manufacturing may require additional FDA approvals.

     For Class I and Class II devices, and certain Class III devices, FDA clearance may be obtained through a 510(k) notification, pursuant to which the FDA determines that a medical device is "substantially equivalent" to an existing, legally marketed predicate device or a predicate device marketed before May 28, 1976. Clinical testing of certain devices may be required as part of the 510(k) process. There can be no assurance that the FDA will find a device substantially equivalent and allow marketing of such device. Even if the device is found substantially equivalent, the clearance process may be delayed.

     Any instrument manufactured by SeaMED or distributed by its customers pursuant to FDA clearances or approvals is subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences associated with the use of the instrument. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies, and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with good manufacturing practices regulations adopted by the FDA, which impose certain procedural and documentation requirements upon SeaMED with respect to manufacturing, quality assurance activities and maintenance of service records. Noncompliance with FDA regulations can result in, among other things, SeaMED and its customers being subject to fines, injunctions, civil penalties, criminal prosecution, recall or seizure of devices, total or partial suspension of production, failure of the government to grant premarket clearance or PMA approval for products, withdrawal of marketing approvals, or a recommendation by the FDA that a customer not be permitted to enter into government contracts. The FDA also has the authority to require repair, replacement or refund of the cost of any device manufactured or distributed by a customer of SeaMED. In addition, the failure to be found in compliance with the FDA regulations could have an adverse effect on SeaMED's reputation. The FDA periodically inspects device manufacturers for compliance with FDA regulations. In addition, the FDA generally inspects a manufacturer prior to approving a PMA. There can be no assurance that SeaMED will be found in compliance with all applicable regulations during such an inspection. The failure to be found in compliance with the good manufacturing practices regulations would result in FDA enforcement action against SeaMED, which could result in a diminution of SeaMED's reputation and an adverse effect on SeaMED's business, results of operations and financial condition.

     International

     Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. The export of devices is subject to FDA regulation. In some instances, prior FDA approval is needed. Effective in 1998, in order to allow their instruments to move freely within the European Community, medical device manufacturers are required to obtain certifications necessary to enable the "CE mark" to be affixed to their products. Because SeaMED is ISO 9001/EN 46001 certified, if a SeaMED customer is also ISO 9001 certified, the customer may be permitted to affix the CE mark to an instrument manufactured by SeaMED without the customer being subject to additional requirements. In addition, all medical device manufacturers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs and other regulatory barriers.

     EMPLOYEES AND LABOR RELATIONS

     As of December 31, 1998, SeaMED employed a total of 456 people and retained 77 consulting or contract personnel in the following areas:

                          CATEGORY                              NUMBER
                          --------                              ------
Design and Engineering......................................     187
Preproduction and Manufacturing.............................     236
Quality Assurance...........................................      73
Sales and Marketing, Financing and Administration...........      37
                                                                 ---
  Total.....................................................     533
                                                                 ===

     SeaMED considers its labor relations to be good and none of its employees are covered by a collective bargaining agreement.

PROPERTIES

     SeaMED is currently leasing two buildings in Redmond, Washington and three buildings in Bothell, Washington, aggregating approximately 213,500 square feet. Of the approximately 213,500 square feet currently occupied by SeaMED, approximately 121,000 square feet are used for manufacturing, approximately 85,500 square feet are used for engineering and approximately 7,000 square feet are used for administrative purposes.

     SeaMED will take an additional 20,500 square feet in June 1999, bringing total square footage to 234,000 by the end of fiscal year 1999. The 20,500 square feet to be leased beginning in June 1999 are located in the same building in Bothell, Washington in which SeaMED has already acquired 61,500 square feet since July 1998.

LEGAL PROCEEDINGS

     SeaMED is not currently subject to any material legal proceedings. SeaMED may from time to time become a party to various legal proceedings arising in the normal course of its business. These actions could include employee-related issues and disputes with customers.

                 SEAMED MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with SeaMED's financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This proxy statement/prospectus contains, in addition to historical information, forward-looking statements, including statements regarding SeaMED's future manufacturing and engineering revenues and gross margins, that involve risks and uncertainties. SeaMED's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below. The data should be read in conjunction with the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. SeaMED's fiscal year consists of the 52/53-week period that ends on the Thursday nearest to June 30. For convenience of presentation, all fiscal periods in this proxy statement/prospectus are shown as ending on a calendar month-end.

OVERVIEW

     SeaMED is a manufacturer of advanced medical instruments for medical technology companies. SeaMED was incorporated in 1976, and since 1988 has focused its business primarily on manufacturing medical instruments for medical technology companies. To assist its customers in developing and commercializing their products for manufacture by SeaMED, SeaMED provides a wide range of engineering services and regulatory expertise.

     SeaMED's manufacturing contracts with its customers are usually exclusive contracts for a fixed period of time, generally ranging from three to five years. SeaMED negotiates each manufacturing contract independently, and each varies as to profitability. SeaMED negotiates the price of each manufactured instrument on a cost and margin formula. SeaMED's contracts with its customers generally permit annual manufacturing cost audits and price renegotiations. During the contract term, customers have broad discretion to control the volume and timing of instrument deliveries. Consequently, SeaMED's revenues with respect to each instrument may vary substantially from period to period, and an instrument that generates revenues in one quarter may not necessarily generate revenues in each quarter of a fiscal year. In addition, for a variety of reasons such as a customer's inventory levels, sales mix and timing of product launches, SeaMED's revenues for an instrument do not necessarily correspond to the customer's sales.

     Manufacturing revenue growth depends primarily on two factors: increased demand for instruments manufactured by SeaMED and SeaMED's ability to attract additional manufacturing contracts from emerging and established medical technology companies. SeaMED has no ability to increase demand for the instruments it manufactures because SeaMED's customers control all product marketing and sales. SeaMED markets its manufacturing capabilities and usually procures additional manufacturing contracts as a result of its engineering projects, but the volume and timing of future manufacturing revenues that relate to any specific engineering project are highly variable, and certain engineering projects may not lead to future manufacturing revenues. The manufacturing gross margin percentage from year to year depends primarily on the product mix, as gross margins vary by instrument and as a result of negotiated volume discounts. Management may negotiate volume discounts if the larger volume results in smaller per unit overhead allocation, thereby improving operating margin. For manufacturing revenues from instruments not yet approved for commercial use, known as "preproduction revenues", the gross margin percentage is generally lower because a smaller number of units limits opportunities to achieve economies of scale, and the instrument and its manufacturing process are being refined.

     SeaMED provides its customers with engineering services at any stage of an instrument's development, as part of its strategy to obtain exclusive manufacturing rights for an instrument.

SeaMED generally provides engineering services under a project plan that identifies the engineering tasks, deliverables and schedule. SeaMED negotiates each engineering project plan independently, and, as a business strategy, generally prices engineering contracts to cover direct project expenses (i.e., nonrecurring engineering expenses) plus a share of marketing, general and administrative expenses. SeaMED's objective in providing engineering services is to obtain, for a specific time period (usually three to five years), exclusive manufacturing rights to the instrument resulting from the engineering project. The customer can typically cancel the engineering project at any time upon short notice.

     Engineering revenues are derived primarily from professional services provided by SeaMED's engineers. The balance of engineering revenues is sales of materials to customers at cost. Engineering revenue growth depends primarily on three factors:

     - the number and scope of existing engineering projects,
     - whether existing projects are in time-intensive phases, and
     - whether new engineering projects of sufficient scope replace engineering projects that are completed or otherwise terminated.

     Engineering gross margins are low due to SeaMED's strategy of pricing engineering services as part of an exclusive manufacturing contract for the resulting instrument. Since demand for engineering services is based on the number and scope of engineering projects, if customers cancel one or more projects on short notice, SeaMED may experience from time to time excess engineering capacity. Engineering margins may fluctuate depending on the rates that customers pay under engineering project plans and the utilization rates of engineers.

     From time-to-time SeaMED selectively designs and manufactures nonmedical commercial products that benefit from SeaMED's engineering and manufacturing capabilities. SeaMED intends to maintain as its primary focus the design and manufacturing of advanced medical instruments for medical technology companies.

     Marketing, general and administrative expenses include the costs of SeaMED's marketing, finance, and management information systems departments and other administrative costs. In addition, marketing, general and administrative expenses include the cost of a company-wide bonus tied to operating performance and return on operating assets based on an operating plan approved by the board of directors. Future payments vary based on SeaMED's performance relative to plan objectives.

RESULTS OF OPERATIONS

     PERIODS ENDED MARCH 31, 1999 AND MARCH 31, 1998

     The following table sets forth statement of income data as a percentage of revenues for the periods indicated.

                                                                                        NINE MONTHS
                                                                 QUARTER ENDED             ENDED
                                                                   MARCH 31,             MARCH 31,
                                                                ----------------      ----------------
                                                                1999       1998       1999       1998
                                                                ----       ----       ----       ----
Revenues....................................................    100.0%     100.0%     100.0%     100.0%
Cost of sales...............................................     92.6       83.3       87.8       83.1
                                                                -----      -----      -----      -----
Gross margin................................................      7.4       16.7       12.2       16.9
Marketing, general and administrative.......................      7.6        7.9        6.6        8.3
                                                                -----      -----      -----      -----
Operating income............................................     (0.2)       8.8        5.6        8.6
Other income, net...........................................      0.2        0.1        0.1        0.2
Income before income taxes..................................      0.0        8.9        5.7        8.8
Income tax provision........................................      0.0        3.0        1.9        3.0
                                                                -----      -----      -----      -----
Net income..................................................      0.0%       5.9%       3.7%       5.8%
                                                                =====      =====      =====      =====

     REVENUES

     The following table sets forth revenues with the corresponding percentage of total revenues and the percentage increase for the periods indicated.

                                QUARTER ENDED MARCH 31,
                       -----------------------------------------
                              1999                  1998
                       -------------------   -------------------
                                    % OF                  % OF
                                   TOTAL                 TOTAL         %
                       REVENUES   REVENUES   REVENUES   REVENUES   (DECREASE)
                       --------   --------   --------   --------   ----------
                                       (DOLLARS IN THOUSANDS)
Manufacturing........  $10,423      65.8%    $11,528      63.1%      (9.6)%
Engineering..........    5,408      34.2       6,737      36.9      (19.7)%
                       -------     -----     -------     -----
  Total Revenues.....  $15,831     100.0%    $18,265     100.0%     (13.3)%
                       =======     =====     =======     =====

                              NINE MONTHS ENDED MARCH 31,
                       -----------------------------------------
                              1999                  1998
                       -------------------   -------------------
                                    % OF                  % OF
                                   TOTAL                 TOTAL         %
                       REVENUES   REVENUES   REVENUES   REVENUES   INC/(DEC)
                       --------   --------   --------   --------   ---------
                                      (DOLLARS IN THOUSANDS)
Manufacturing........  $35,871      66.3%    $31,542      62.4%     13.7 %
Engineering..........   18,222      33.7      19,012      37.6      (4.2)%
                       -------     -----     -------     -----
  Total Revenues.....  $54,093     100.0%    $50,554     100.0%      7.0 %
                       =======     =====     =======     =====

     Manufacturing revenues decreased by approximately $1.1 million in the third quarter of fiscal year 1999 from the third quarter of fiscal year 1998 due primarily to the cancellation of four medical instruments from United States Surgical. Manufacturing revenues for the first nine months of fiscal year 1999 increased approximately $4.3 million from the first nine months of fiscal year 1998. The increase in manufacturing revenue for the first nine months of fiscal year 1999 was due primarily to new medical instruments and increased revenues from existing medical instruments adding approximately $13.9 million and increased revenues from the manufacture of the Coinstar coin-counting machine adding approximately $2.1 million in nonmedical manufacturing revenues. Increases in manufacturing revenues were offset by decreased volume of certain existing instruments and the phase-out of others. Due to delays in manufacturing of certain products and the phase-out of United States Surgical instruments during the first half of fiscal year 1999, SeaMED management anticipates manufacturing revenues in the fourth quarter of fiscal year 1999 to be approximately the same as the third quarter of fiscal 1999.

     Sales to Coinstar in the third quarter of fiscal year 1999 represented approximately 27% of total revenue and approximately 37% of manufacturing revenue, compared to 23% of total revenue and 31% of manufacturing revenue in the third quarter of fiscal year 1998. For the first nine months of fiscal year 1999, Coinstar represented approximately 23% of total revenue and 31% of manufacturing revenue compared to 21% of total revenue and 29% of manufacturing revenue in the first nine months of fiscal year 1998.

     SeaMED management expects sales to Coinstar will decrease as a percentage of total sales in future years, but the percentage will increase for the fourth quarter of fiscal year 1999.

     Significant manufacturing revenues were generated by 19 medical instruments in the first nine months of fiscal year 1999 compared to 20 medical instruments in the first nine months of fiscal year 1998. The only nonmedical commercial product that generated significant manufacturing revenues during the nine months of fiscal year 1999 and fiscal year 1998 was the Coinstar coin-counting machine.

     Engineering revenues decreased by approximately $1.3 million in the third quarter of fiscal year 1999 from the third quarter of fiscal year 1998, due primarily to the delay of certain projects and the cancellation of other projects. These delays and cancellations in the third quarter of fiscal year 1999 were offset by increased time and, to a lessor extent, hourly rates being billed on existing projects of approximately $3.1 million compared to the third quarter of fiscal year 1998. For the first nine months of fiscal year 1999 engineering revenues decreased by approximately $790,000 compared to the first nine months of fiscal year 1998. The decrease in engineering revenues in the first nine months of fiscal year 1999 was due primarily to delays of certain projects and the cancellation of other projects. These delays and cancellations during the first nine months of fiscal year 1999 were offset by increased time and, to a lesser extent, hourly rates being billed on existing projects adding approximately $9.1 million in revenues.

     While future engineering revenues are difficult to forecast, SeaMED management expects engineering revenues for the fourth quarter of fiscal year 1999 will be slightly lower than the third quarter of fiscal year 1999.

     Approximately $2.5 million (7%) of total manufacturing revenue came from United States Surgical in the first nine months of fiscal year 1999 compared to approximately $3.8 million (12%) in the first nine months of fiscal year 1998. SeaMED management expects no further sales to United States Surgical in 1999 or in future years.

     As of the end of fiscal year 1998, SeaMED had in its engineering project pipeline 22 new medical instruments or systems, and six projects that enhance or are intended to extend the life cycle of existing medical instruments or systems. At the end of the third quarter of fiscal year 1999, SeaMED had 10 new medical instruments or systems and 10 projects that enhance or are intended to extend the life cycle of existing medical instruments or systems. The 20 medical projects in the pipeline at the end of third quarter of fiscal year 1999 were being performed for 17 different customers. Although management believes that many of the 19 medical projects and one non-medical project in the pipeline have a good chance of some day resulting in manufacturing contracts from which SeaMED will derive substantial manufacturing revenues, the volume and timing of future manufacturing revenues that relate to any specific engineering project are highly variable, and certain engineering projects in the pipeline may not lead to future manufacturing revenues.

     Price adjustments under existing manufacturing contracts have not been significant. Increases in revenues have not been significantly influenced by inflation.

     GROSS MARGIN

     The following table sets forth gross margin, both in dollar amounts and as a percentage of the corresponding revenue figure for the periods indicated.

                                   QUARTER ENDED MARCH 31,                       NINE MONTHS ENDED MARCH 31,
                        ---------------------------------------------   ---------------------------------------------
                                1999                    1998                    1999                    1998
                        ---------------------   ---------------------   ---------------------   ---------------------
                          GROSS       GROSS       GROSS       GROSS       GROSS       GROSS       GROSS       GROSS
                        MARGIN($)   MARGIN(%)   MARGIN($)   MARGIN(%)   MARGIN($)   MARGIN(%)   MARGIN($)   MARGIN(%)
                        ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                           (DOLLARS IN THOUSANDS)
Manufacturing.........   $1,051       10.1%      $2,106       18.3%      $5,126       14.3%      $5,945       18.8%
Engineering...........      116        2.1%         951       14.1%       1,500        8.2%       2,614       13.7%
                         ------                  ------                  ------                  ------
  Total gross
    margin............   $1,167        7.4%      $3,057       16.7%      $6,626       12.2%      $8,559       16.9%
                         ======                  ======                  ======                  ======

     Manufacturing gross margin decreased to 10.1% of manufacturing revenues in the third quarter of fiscal year 1999 from 18.3% in the third quarter fiscal year 1998, due primarily to excess capacity related to the decline in medical manufacturing revenue during the quarter. Manufacturing gross margin for the first nine months of fiscal year 1999 decreased to 14.3% from 18.8% for the nine months of fiscal year 1998. SeaMED reduced headcount approximately 6% during the third quarter of fiscal year 1999 and expects a further reduction during the fourth quarter of fiscal year 1999 in an effort to improve gross margins in future periods. SeaMED management expects manufacturing gross margins as a percentage of revenue to remain lower than historic levels for the remainder of fiscal year 1999 but to improve in future years.

     Engineering gross margin as a percentage of engineering revenues decreased to 2.1% in the third quarter of fiscal year 1999 from 14.1% in the third quarter of fiscal year 1998. The decrease is attributable to lower engineering revenue, lower utilization rates and increased costs associated with the addition of the Company's new development facility. Management expects that engineering gross margins as a percentage of sales will fluctuate from quarter to quarter but should approximate 11%.

     Marketing, General and Administrative Expenses

     Marketing, general and administrative expenses decreased to $1.2 million in the third quarter and $3.6 million for the first nine months of fiscal year 1999 compared to $1.5 million for the third quarter and $4.2 million for the first nine months of fiscal year 1998. The dollar decrease was due primarily to lower expenses associated with the company-wide plan attainment bonus. These savings were offset by the increase in costs associated with disseminating information to shareholders and the public, and severance charges of approximately $237,000 related to the cost reduction program instituted during the third quarter of fiscal 1999. The decrease in marketing, general and administrative expenses as a percentage of revenue is primarily due to the spreading of fixed costs over a higher revenue base. SeaMED management expects marketing, general and administrative expenses as a percentage of revenues to remain approximately the same in the near term.

     Operating Income

     Operating income decreased to approximately breakeven in the third quarter of fiscal year 1999 from $1.6 million (8.8% of revenues) in the third quarter of fiscal year 1998. The decrease in operating income is primarily the result of lower manufacturing and engineering gross margins during the third quarter of fiscal year 1999. Operating income decreased to $3.0 million (5.6% of revenues) for the first nine months of fiscal year 1999 compared to $4.4 million (8.6% of revenues) for the comparable 1998 period. The decrease in operating income for the first nine months of fiscal year of 1999 are due primarily to the decrease in gross margin, as described above.

     FISCAL YEARS 1998, 1997 AND 1996

     The following table sets forth statement of income data as a percentage of revenues for the periods indicated.

                                                                     YEAR ENDED JUNE 30,
                                                                -----------------------------
                                                                1998        1997        1996
                                                                ----        ----        ----
Revenues....................................................    100.0%      100.0%      100.0%
Cost of sales...............................................     83.3        82.7        80.7
                                                                -----       -----       -----
Gross margin................................................     16.7        17.3        19.3
Marketing, general and administrative.......................      7.9         9.3        11.3
                                                                -----       -----       -----
Operating income............................................      8.8         8.0         8.0
Other income (expenses), net................................      0.2          --        (0.7)
                                                                -----       -----       -----
Income before income taxes..................................      9.0         8.0         7.3
Income tax provision........................................      3.1         2.8         2.6
                                                                -----       -----       -----
Net income..................................................      5.9%        5.2%        4.7%
                                                                =====       =====       =====

     REVENUES

     The following tables set forth revenues with the corresponding percentage of total revenues and the percentage increase for the periods indicated.

                                                               YEAR ENDED JUNE 30,
                           --------------------------------------------------------------------------------------------
                                   1998                                1997                                1996
                           --------------------                --------------------                --------------------
                                         % OF                                % OF                                % OF
                                        TOTAL         %                     TOTAL         %                     TOTAL
                           REVENUES    REVENUES    INCREASE    REVENUES    REVENUES    INCREASE    REVENUES    REVENUES
                           --------    --------    --------    --------    --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
Manufacturing............  $44,389       63.4%      34.6%      $32,983       63.3%      86.1%      $17,725       67.8%
Engineering..............   25,592       36.6       33.6%       19,150       36.7      127.8%        8,405       32.2
                           -------      -----                  -------      -----                  -------      -----
     Total revenues......  $69,981      100.0%      34.2%      $52,133      100.0%      99.5%      $26,130      100.0%
                           =======      =====                  =======      =====                  =======      =====

     Manufacturing revenues increased by approximately $11.4 million in fiscal year 1998 from fiscal year 1997, due primarily to three medical instruments adding approximately $8.3 million and one nonmedical product manufactured for Coinstar under a nonexclusive contract adding approximately $2.8 million in revenues. Increases in manufacturing revenues in fiscal year 1998 were offset by decreased volume of certain instruments and the phaseout of other instruments. Manufacturing revenues increased by approximately $15.3 million in fiscal year 1997 from fiscal year 1996, due primarily to a nonmedical product manufactured for Coinstar under a nonexclusive contract adding approximately $10.0 million in revenues and new and existing instruments adding approximately $9.1 million in revenues. Increases in manufacturing revenues in fiscal year 1997 were offset by decreased volume of certain instruments and the phaseout of other instruments.

     Sales to Coinstar in fiscal year 1998 represented approximately 23% of total revenue and approximately 32% of manufacturing revenue, compared to 25% of total revenue and 35% of manufacturing revenue in fiscal year 1997.

     Significant manufacturing revenues were generated by 19 medical instruments in fiscal year 1998 compared to 14 medical instruments in fiscal year 1997.

     Engineering revenues increased by approximately $6.4 million in fiscal year 1998 from fiscal year 1997, due primarily to new projects and increased time and, to a lesser extent, increased hourly rates being billed on existing projects adding approximately $12.2 million in revenues. Engineering revenues increased by approximately $10.7 million in fiscal year 1997 from fiscal year 1996, due primarily to new projects and increased time and hourly rates on existing projects adding approximately $12.0 million in revenues. Increases in engineering revenues were offset by the transition of certain projects from engineering to manufacturing and other projects being delayed or canceled.

     Approximately $5.1 million of the revenue in fiscal year 1998 came from United States Surgical Corporation, compared to $6.7 million in fiscal year 1997. Engineering revenue for United States Surgical in fiscal year 1998 represented approximately 20% of total engineering revenue and approximately 17% of total revenue. Sales to United States Surgical in fiscal year 1997 represented approximately 35% of total engineering revenue and approximately 14% of total revenue.

     As of the respective ends of fiscal years 1998 and 1997, SeaMED had in its engineering project pipeline 22 and 18 new medical instruments or systems, and six and eight projects that enhance or are intended to extend the life cycle of existing medical instruments or systems. The 28 medical projects in the pipeline as of fiscal year 1998 were being performed for 21 different customers (26 medical projects for 21 different customers as of the end of fiscal year 1997).

     All projects in SeaMED's engineering pipeline at December 31, 1998 were for medical instruments.

     Price adjustments under existing manufacturing contracts have not been significant. Increases in revenues have not been significantly influenced by inflation.

     Gross Margin

     The following tables set forth gross margin, both in dollar amounts and as a percentage of the corresponding revenue figure for the periods indicated.

                                                              YEAR ENDED JUNE 30,
                                   --------------------------------------------------------------------------
                                            1998                      1997                      1996
                                   ----------------------    ----------------------    ----------------------
                                     GROSS        GROSS        GROSS        GROSS        GROSS        GROSS
                                   MARGIN($)    MARGIN(%)    MARGIN($)    MARGIN(%)    MARGIN($)    MARGIN(%)
                                   ---------    ---------    ---------    ---------    ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
Manufacturing..................     $ 8,231       18.5%       $6,615        20.1%       $4,184        23.6%
Engineering....................       3,465       13.5%        2,387        12.5%          854        10.2%
                                    -------                   ------                    ------
     Total gross margin........     $11,696       16.7%       $9,002        17.3%       $5,038        19.3%
                                    =======                   ======                    ======

     Manufacturing gross margin decreased to 18.5% of manufacturing revenues in fiscal year 1998 from 20.1% in fiscal year 1997, due primarily to changes in the product mix to lower gross margin products, including margin derived from SeaMED's nonmedical customer. Fiscal year 1997 was also the last year SeaMED derived revenues and high margin from its proprietary instrument. SeaMED's revenue from its proprietary instrument was $1.4 million in both fiscal year 1997 and fiscal year 1996. Engineering gross margin as a percentage of engineering revenues increased to 13.5% in fiscal year 1998 from 12.5% in fiscal year 1997. This trend was due primarily to spreading certain fixed engineering costs over a higher revenue base, better utilization of engineers, and increased hourly rates for engineering services.

     Manufacturing gross margin decreased to 20.1% of manufacturing revenues in fiscal year 1997 from 23.6% in fiscal year 1996, due primarily to changes in the product mix to lower gross margin products, including margin derived from it's nonmedical customer. Pre-production revenue in fiscal year 1997, which historically produces lower gross margins, doubled as a percentage of sales from fiscal year 1996. Engineering gross margin as a percentage of engineering revenues increased to 12.5% in fiscal year 1997 from 10.2% in fiscal year 1996. This trend was due primarily to spreading certain fixed engineering costs over a higher revenue base, better utilization of engineers, and increased hourly rates for engineering services.

     Marketing, General and Administrative Expenses

     Marketing, general and administrative expenses increased to $5.5 million in fiscal year 1998 from $4.8 million in fiscal year 1997 and $2.9 million in fiscal year 1996, but as a percentage of revenue decreased from 11.3% in fiscal year 1996 to 9.3% in fiscal year 1997 to 7.9% in fiscal 1998. The dollar increases were due primarily to costs associated with disseminating information to shareholders and the public, increased headcount and management information systems costs associated with SeaMED's growth. The decrease in marketing, general and administrative expenses as a percentage of revenue is primarily due to the spreading of fixed costs over a higher revenue base.

     Operating Income

     Operating income increased 48.6% to $6.2 million (8.8 % of revenues) in fiscal year 1998 from $4.2 million (8.0% of revenues) in fiscal year 1997. The $4.2 million in operating income in fiscal year 1997 represented a 97.7% increase from fiscal year 1996. Increases in operating income are due primarily to an increase in sales volume, improved engineering margins and a decrease in marketing, general and administrative expenses as a percent of sales. These improvements were offset by the decrease in manufacturing margins in 1998 and 1997 and by the increase in SeaMED-wide bonus in fiscal year 1997.

     Income Taxes

     During 1998, 1997 and 1996, SeaMED's effective tax rate was 34%, 35% and 35%, respectively, which approximates the federal statutory rate of 34%, and SeaMED expects that its effective tax rate will continue to approximate the federal statutory rate in the future.

LIQUIDITY AND CAPITAL RESOURCES

     SeaMED has historically financed its operations through earnings, debt and sales of securities. In fiscal year 1998 SeaMED's operating activities provided $98,000 to SeaMED. This total amount of net cash in fiscal year 1998 was relatively small despite increased earnings, due primarily to SeaMED's growth requiring substantial working capital primarily to support increased accounts receivable and inventories.

     As part of its strategy to finance its growth, on November 19, 1996, SeaMED completed its initial public offering of securities, selling 1,529,720 shares of common stock at $11 per share, resulting in net proceeds to SeaMED of approximately $14.8 million. Of the net proceeds, SeaMED used approximately $1.8 million to pay a cumulative preferred dividend on its convertible redeemable preferred stock, approximately $1.8 million to pay down a line of credit to zero and approximately $1.3 million to pay off three notes payable. SeaMED has used a portion of the remaining net proceeds to continue funding working capital needs resulting from its growth and for general corporate purposes, including leasehold improvements and purchases of equipment.

     In July of 1998, SeaMED's board of directors approved an increase to its existing working capital line of credit. Under this agreement SeaMED can borrow up to 85% of eligible accounts receivable and 50% of eligible inventory up to a maximum of $20.0 million. Borrowings under this agreement, and the equipment loan agreement, require compliance with certain covenants, including a maximum debt-to-equity ratio of 1.25-to-1, minimum ratio of earnings before income taxes and interest of 2.0-to-1 and dividend restrictions. Borrowings under this agreement bear interest at the bank's prime rate minus .25% or LIBOR plus 1.2%. This agreement expires October 1, 2001. There were no borrowings outstanding under this line of credit at March 31, 1999.

     In the first nine months of fiscal year 1999 SeaMED's operating activities provided $4.9 million to SeaMED due primarily to decreases in inventory. During fiscal year 1998, SeaMED borrowed $2.5 million against an existing equipment credit facility. During the first quarter of fiscal year 1999, SeaMED borrowed an additional $1.5 million against such equipment credit facility, bringing total borrowings against existing equipment to $4.0 million. Borrowings under this agreement bear interest at LIBOR plus 1.4% (6.25% at March 31, 1999). This agreement expires October 1, 2001.

     SeaMED believes that its existing capital resources and amounts available under its existing working capital facility will satisfy SeaMED's anticipated capital needs for the next 18 to 36 months, depending primarily on SeaMED's growth rate and its results of operations. To accommodate anticipated future growth, SeaMED will need additional sources of capital to fund working capital needs for inventory and accounts receivable, to lease and acquire furniture and equipment for additional plant facilities, fund leasehold improvements and make other capital expenditures.

     SeaMED now has approximately 213,500 total square feet of space. SeaMED will take an additional 20,500 square feet in June of 1999, bringing total square footage to 234,000 by the end of fiscal 1999. A total of 82,000 total square feet, located in a single new building, will have been acquired by SeaMED from July of 1998 through June of 1999. Due in large part to preparing the new facilities for occupancy, SeaMED spent $2.1 million on equipment and leasehold improvements

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

during the six months of fiscal year 1999 compared to $1.6 million during the first six months of fiscal year 1998. SeaMED anticipates spending $3.5 million on capital expenditures in fiscal year 1999, compared to $2.6 million in fiscal year 1998 and $2.8 million in fiscal year 1997. Capital expenditures were $1.5 million in fiscal year 1996.

     QUANTITATIVE AND QUALITATIVE MARKET RISK

     SeaMED is subject to interest rate risk resulting from amounts outstanding under one of its borrowings. At March 31, 1999, SeaMED had an interest rate contract with a notional principal amount of $4.0 million that effectively converts the $4.0 million variable rate note to a fixed rate of 7.5%. SeaMED believes the difference between the fixed rate of 7.5% and the variable rate of 6.46% at March 31, 1999 to be immaterial.

OUTLOOK: ISSUES AND UNCERTAINTIES

     SeaMED does not provide forecasts of future financial performance. While SeaMED's management is optimistic about SeaMED's long-term prospects, the following issues and uncertainties, among others, should be considered in evaluating its growth outlook.

     FACTORS AFFECTING CUSTOMERS, WHICH MAY AFFECT SeaMED

     SeaMED's success depends on the success of its customers and their instruments manufactured by SeaMED. Any unfavorable developments or adverse effects on the sales of those products or its customers' businesses, results of operations or financial condition could have a corresponding adverse effect on SeaMED. SeaMED believes that its customers and their products, and, accordingly, SeaMED, are generally subject to the following risks:

     Highly Competitive Environment. The medical products industry is highly competitive and subject to significant technological change, and requires ongoing investment to keep pace with technological developments and quality and regulatory requirements. Many of SeaMED's customers are emerging medical technology companies that have competitors and potential competitors with substantially greater capital resources, research and development staffs and facilities and substantially greater experience in developing new products, obtaining regulatory approvals and manufacturing and marketing medical products.

     Extensive Government Regulation. SeaMED's customers are subject to regulation by the FDA in substantially the same manner as SeaMED (see "Business of SeaMED -- Government Regulation," at page 56). As a result, SeaMED's customers need FDA clearances or approvals before marketing new medical devices. The FDA may require substantial preclinical and clinical testing that cause substantial delays and even prevent marketing an instrument. With respect to sales outside the United States, government regulations vary widely, with the government approval process sometimes longer and sometimes shorter than in the United States. Government regulation and oversight continues during the life of the product with respect to both manufacturing and marketing. Government regulators may impose various penalties, including prohibiting further product sales, on SeaMED's customers (or SeaMED as their manufacturer) for violating regulations.

     Uncertain Market Acceptance of Products; Product Obsolescence. We cannot accurately predict if SeaMED's customers' products will succeed in the market. The products will be successful only if physicians, patients, hospitals, clinics or health care payors are willing to purchase the products in sufficient quantity and at high enough prices to make it profitable for SeaMED and its customers. Market acceptance usually requires educating the physicians, overcoming their objections (for example, to possible side-effects) and convincing health insurers that the benefits outweigh related costs. Even if a product becomes accepted by the market, rapid technological innovation may make

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

products obsolete, especially if testing the product and obtaining government approvals require a period of years.

     Customers May Need Additional Capital to Continue Projects. Many of SeaMED's customers, especially emerging medical technology companies, are not profitable and may have little or no revenues. Those customers may need to raise additional funds through public or private financings, including equity financings in order to continue the development or testing of their products. If a customer cannot raise sufficient capital, it may be unable to pay SeaMED to continue development of the product.

     Uncertainty of Third-party Reimbursement. Many of SeaMED's customers rely on reimbursement from government programs such as Medicare, private health insurance companies or health maintenance organizations for the cost of their products. If those organizations refuse to authorize reimbursement at high enough prices to make it profitable for SeaMED and its customer, the product is less likely to succeed.

     Nonmedical Customer. SeaMED's nonmedical customer is subject to general business risks, such as competition, market acceptance of its product, capital requirements and credit risks. SeaMED's nonmedical customer operates in a highly competitive industry in which its product competes on price, quality and product enhancements and is subject to risks of technological obsolescence. As a result, sales to its nonmedical customer may be volatile and subject to risks of cancellation.

     SeaMED'S OPERATING RESULTS ARE LIKELY TO VARY SIGNIFICANTLY

     SeaMED's annual and quarterly operating results are affected primarily by the volume and timing of customer orders. Customer orders vary due to:

     - variation in demand for the customer's products as a result of, among other things, product life cycles, competitive conditions and general economic conditions,
     - the customer's attempt to balance its inventory,
     - the customer's need to adapt to changing regulatory conditions and requirements, and
     - changes in the customer's manufacturing strategy.

SeaMED's customers have broad discretion to control the volume and timing of instrument deliveries, usually without penalty. As a result, production may be reduced or discontinued at any time, causing substantial sales fluctuations from quarter to quarter or from year to year. Because SeaMED's business organization and its related cost structure anticipate supporting a certain minimum level of revenues, SeaMED's limited ability to adjust its short-term cost structure would compound the adverse effect of any significant revenue reduction.

     DEPENDENCE ON SMALL NUMBER OF CUSTOMERS

     In fiscal years 1997 and 1998, 80% and 72% of SeaMED's net sales were to its ten largest customers. SeaMED's sales to Coinstar represented approximately 23% of SeaMED's revenues for fiscal year 1998 and also 23% of SeaMED's revenues for the first nine months of fiscal year 1999. Coinstar can by contract cancel or modify orders with SeaMED on 90 days' notice. SeaMED's sales to United States Surgical Corporation were approximately 17% of SeaMED's revenues for fiscal year 1998 and 7% of SeaMED's revenues for the first nine months of fiscal year 1999; SeaMED expects virtually no further sales to United States Surgical due to its acquisition by another corporation.

     COMPETITION

     SeaMED faces competition from current and prospective customers who evaluate SeaMED's capabilities against the merits of designing, engineering and manufacturing instruments internally.

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

SeaMED also faces competition from design firms and other manufacturers that operate in the medical technology industry, several of which have greater resources and can attract larger projects than SeaMED.

     COMPLIANCE WITH REGULATORY AGENCY REQUIREMENTS

     SeaMED's design and manufacturing processes are subject to a variety of regulatory agency requirements in the United States and foreign countries. SeaMED spends substantial management time and dollars obtaining and maintaining required regulatory approvals. If SeaMED violates regulatory approvals or quality standards, SeaMED could face civil and criminal penalties, have to shut down its manufacturing facilities or incur other less severe sanctions.

     ADVERSE EFFECT OF PRODUCT RECALLS

     Many of the instruments SeaMED designs or manufactures are life-sustaining, life-supporting or implantable medical products. If an instrument designed or manufactured by SeaMED is found to be defective, whether due to design or manufacturing defects, to improper use of the product or to other reasons, the instrument may need to be recalled, possibly at SeaMED's expense. A product recall could cause a general investigation of SeaMED by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with SeaMED.

     DEPENDENCE ON KEY PERSONNEL

     SeaMED's future success depends to a significant extent on the continued service of certain of its key managerial, technical and engineering personnel, particularly its President and Chief Executive Officer, W. Robert Berg, and its continuing ability to attract, train, assimilate and retain highly qualified engineering, technical and managerial personnel experienced in commercializing medical products.

     YEAR 2000 TECHNOLOGY ISSUES

     SeaMED continues to evaluate the capability of its computer software, hardware and other electronic equipment to accurately function and accurately recognize and process data in the year 2000 and beyond. SeaMED is in the final stages of its evaluation of its various information technology systems and services, including servers, desktop stations, software applications and WAN equipment, as well as external services, such as internet access and telephone. SeaMED is in the final stages of the implementation of all corrective measures for such systems and equipment and anticipates completion of such implementation by July 1, 1999. Year 2000 issues were identified primarily in SeaMED's financial information software programs. SeaMED has also implemented corrective measures in its critical date sensitive technology systems by upgrading its software and hardware systems, including incorporating new Year 2000 fixes as released by manufacturers. Internal testing of the corrective measures has been completed, and SeaMED believes that such measures have adequately addressed all identified Year 2000 issues in SeaMED's information technology systems.

     SeaMED has evaluated most reasonably likely worst-case scenarios involving the failure of its various information systems. In those scenarios, SeaMED would be unable to access data and applications utilized in manufacturing processes, and experience a slow-down of production. Accordingly, SeaMED has formulated contingency plans to secure backup systems and services in order to maintain at least partial operations under such circumstances.

     SeaMED recognizes that its operations and manufacturing revenues may be adversely impacted if its customers or suppliers do not address Year 2000 issues on a timely basis. The FDA has issued regulations requiring all medical device companies (which includes almost all SeaMED customers) to

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

disclose whether they will be Year 2000 compliant. SeaMED has been monitoring FDA Year 2000 compliance filings of its manufacturing customers and has been in contact with several key customers in order to determine their state of Year 2000 readiness. SeaMED also conducted an extensive analysis of medical devices currently and previously manufactured for different customers, and has undertaken to inform customers of the results of these tests.

     SeaMED has also contacted over 60 of its most significant suppliers in order to assess their Year 2000 readiness, including sole source vendors that provide materials critical to the production of manufactured devices. Responses have been received from the majority of suppliers contacted, with 32 indicating that they are currently Year 2000 compliant. The remainder of responding suppliers have indicated that they continue to evaluate Year 2000 issues and expect to attain compliance before the end of the calendar year. Those suppliers that have not responded will be re-contacted by SeaMED prior to June 30, 1999.

     SeaMED believes the most reasonably likely worst-case conditions involving its vendors would be the failure of certain sole source vendors to provide materials or components, which could cause SeaMED to shut down manufacturing operations that are dependent upon the specific materials or components. As a result, SeaMED is developing contingency plans that may include increasing stocking levels for certain key components. SeaMED anticipates finalizing such contingency plans by June 30, 1999.

     In addition, SeaMED recognizes that its service providers, such as freight companies, mail and other delivery services, financial services companies and others, may adversely affect SeaMED if they do not address Year 2000 issues. While SeaMED has evaluated the Year 2000 compliance of its telephone systems and has arranged for back-up providers of telephone and internet services in the event of loss of primary services, it has not evaluated the Year 2000 readiness of other basic service providers.

     SeaMED does not expect the costs associated with Year 2000 testing, upgrades and contingency planning to exceed $100,000.

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

                        OWNERSHIP OF SEAMED COMMON STOCK

     In the following table, SeaMED provides information about the beneficial ownership of shares of SeaMED common stock at June 9, 1999 by its directors, certain highly compensated executive officers, directors and executive officers as a group, and other persons who beneficially own more than 5% of SeaMED's outstanding common stock. The table also shows the number of shares included in beneficial ownership which are subject to options which are currently exercisable or are exercisable within 60 days of June 9, 1999.

                                                                SEAMED COMMON STOCK
                                                        -----------------------------------    OPTIONS IN
        DIRECTORS, OFFICERS AND 5% SHAREHOLDERS         NUMBER OF SHARES   PERCENT OF CLASS    OWNERSHIP
        ---------------------------------------         ----------------   ----------------    ----------
R. Scott Asen..........................................      675,348(1)         12.0%            15,000
The Bessemer Group, Incorporated.......................      341,224(2)          6.1%                --
W. Robert Berg.........................................      216,864             3.8%            42,776
Stephen J. Clearman....................................       50,737           *                 15,000
William H. Gates, Sr. .................................       40,750           *                 12,750
Richard O. Martin, Ph.D................................       13,750           *                 12,750
Richard Wohns, M.D. ...................................        8,400           *                  7,500
Edgar F. Rampy.........................................       44,331           *                  4,244
S. Erik Hagstrom.......................................       35,052           *                  4,906
Donald Rich............................................       31,234           *                 13,978
Marcia Page............................................       28,073           *                  7,384
All directors and executive officers as a group (11
  persons).............................................    1,144,539            20.0%           136,288

---------------
 *  Less than one percent

(1) The address of Mr. Asen is c/o Asen & Co., Inc., 224 East 49th Street, New York, NY 10017.

(2) The address of The Bessemer Group, Incorporated is 100 Woodbridge Center Drive, Woodbridge, NJ 07095. Bessemer Group is a holding company for Bessemer Trust Company, National Association, 630 Fifth Avenue, New York, NY 10111; Bessemer Trust which is a trust company holding shares for others. Bessemer Trust holds the referenced securities in accounts managed by Bessemer Trust.

     Messrs. Asen, Berg and Rampy have each signed agreements with Plexus which require them to vote to approve the merger agreement.

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

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon consummation of the merger, the shareholders of SeaMED will become shareholders of Plexus. The rights of the Plexus shareholders are governed by Wisconsin law and the Plexus restated articles of incorporation and bylaws. The rights of the SeaMED shareholders presently are governed by Washington law and the SeaMED restated articles of incorporation and bylaws. These rights differ in certain respects and the material differences are summarized below.

VOTING RIGHTS

     Holders of both Plexus common stock and SeaMED common stock are entitled to one vote per share on all matters submitted to a shareholder vote, except that the voting power of shares of Plexus common stock may be limited by the control share voting restrictions described below under "Anti-Takeover
Laws -- Wisconsin -- Control Share Voting Restrictions."

STATUTORY SHAREHOLDER LIABILITY

     Wisconsin law imposes personal liability on shareholders of Wisconsin corporations for debts owed to employees for services performed, but not exceeding six months service in any one case. While the relevant statute limits this liability to the par value of the shares held (which is $.01 per share for Plexus common stock), this limitation has been interpreted by a Wisconsin trial court to mean the consideration paid to the corporation for such shares. This decision was affirmed by a split decision of the Wisconsin Supreme Court without a written opinion and with one justice abstaining. There is no comparable provision under Washington law.

BOARD OF DIRECTORS

     Election. Under both Wisconsin and Washington law, and consistent with the Plexus and SeaMED articles, directors of each company are elected by a plurality of votes cast by shareholders at a meeting of shareholders at which a quorum is in attendance. Neither the Plexus nor the SeaMED shareholders may cumulate votes in the election of directors.

     Classification. The SeaMED articles classify the board of directors into three classes with staggered three-year terms. One-third of the directors are elected each year. The Plexus board of directors is not classified, and the directors are elected annually for a one-year term.

     Removal. Shareholders of both Plexus and SeaMED are entitled under relevant state law to remove directors, with or without cause, by a plurality of the votes cast at a duly-called meeting (special meeting in the case of SeaMED) where a quorum is present. However, a director of either corporation who was elected by a group of shareholders entitled to vote as a class may be removed only by the shareholders of that group. Plexus shareholders are entitled to call special meetings of shareholders; SeaMED shareholders are not. See "Special Meetings of Shareholders," below.

     Vacancies. Vacancies on the Plexus board of directors may be filled by the board (by a majority of all remaining directors, if less than a quorum) or by shareholders. If the vacant office was held by a director elected by a group of shareholders entitled to vote as a class, only the shareholders of that voting group may vote to fill the vacancy, if it is filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by directors. Vacancies on the SeaMED board may be filled by a majority of the remaining board members or by shareholders.

     Nomination. Shareholders of Plexus and SeaMED are entitled to nominate persons for director, but only by giving timely advance written notice of such nomination to the relevant company which includes, among other things, certain specified information about the nominee.

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

     Liability of Directors. Under Wisconsin law, the Plexus directors are liable to the corporation for breach of fiduciary duty only if such breach constitutes certain types of willful misconduct and violations of criminal law. Except in the case of this type of breach, a Wisconsin corporation must indemnify directors against damages and costs incurred in connection with any proceeding where the director was a party because of being a director. The SeaMED articles provide a similar limitation of liability and mandatory indemnification for directors.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Wisconsin law, a special meeting of shareholders may be called by the board of directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote on any issue proposed to be considered at the meeting. The Plexus bylaws authorize the Chairman of the board and the President to call special meetings of shareholders.

     Washington law permits a corporation to restrict or deny the right to call a special meeting of shareholders. Consistent with this, the SeaMED articles provide that only the board of directors or a committee thereof may call a special meeting of shareholders.

PREFERRED STOCK

     Both Plexus and SeaMED have 5,000,000 authorized but unissued shares of preferred stock. These shares may be issued in one or more series with such voting, dividend, liquidation and other rights as may be specified by the relevant board of directors at the time the shares are issued. Plexus has designated 1,000,000 of its preferred shares as Series A Junior Participating Preferred Stock. These shares are reserved for issuance pursuant to the rights granted under the Plexus shareholder rights agreement. Although SeaMED has not designated any preferred shares for issuance under its shareholder rights agreement, it is obligated to do so if the rights become exercisable. See "Shareholder Rights Plan" below for a discussion of each of these shareholder rights agreements. Neither Plexus nor SeaMED have any shares of preferred stock outstanding.

AMENDMENT OF THE ARTICLES OF INCORPORATION

     Under Wisconsin law, the Plexus articles may be amended by shareholders by the affirmative vote of a majority of the votes cast by each group of shareholders entitled to vote on such amendment as a group, a quorum being in attendance.

     Under Washington law, an amendment to the SeaMED articles must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. After recommendation, the amendment must be approved by a majority of all the votes entitled to be cast by each voting group entitled to vote thereon, unless another proportion is specified by the articles, by the board of directors as a condition to its recommendation, or by other provisions of Washington law. The SeaMED articles require a two-thirds vote of all outstanding shares of capital stock to repeal or amend any provision regarding the number of directors, the limitation of director liability or the indemnification of directors.

APPROVAL OF FUNDAMENTAL TRANSACTIONS

     Mergers and Share Exchanges. Under Wisconsin law, a plan of merger or share exchange involving Plexus generally must be approved by each voting group of shareholders entitled to vote separately on the plan by a majority of all the votes entitled to be cast on the plan by that voting group. However, certain transactions subject to the Wisconsin anti-takeover laws require a greater

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

vote. See "Anti-Takeover Laws," below. In addition, certain mergers in which Plexus is the surviving corporation and which do not affect the articles or the rights of existing shareholders do not require shareholder approval.

     Because this merger is between a subsidiary of Plexus and SeaMED, no approval of the Plexus shareholders is required.

     Under Washington law, a plan of merger or share exchange involving SeaMED generally must be approved by two-thirds of all the votes entitled to be cast by shareholders on the plan by each shareholder voting group entitled to vote separately on the plan. However, certain mergers in which SeaMED is the surviving corporation and which do not affect the articles or the rights of existing shareholders do not require shareholder approval.

     This merger must be approved by a two-thirds vote of the SeaMED shareholders.

     Sale of Assets; Dissolution. Under Wisconsin law, Plexus may sell or otherwise dispose of substantially all its property outside the ordinary course of business or dissolve only if the transaction is approved by the board of directors and a majority of all the votes entitled to be cast by each group of shareholders entitled to vote as a group.

     Under Washington law, SeaMED may sell or otherwise dispose of substantially all of its property outside of the ordinary course of business or dissolve only if the Board of Directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by the vote of two-thirds of the votes entitled to be cast.

DISSENTERS' RIGHTS

     Plexus shareholders may dissent from a proposed merger or share exchange and receive the fair value of their shares only where the transaction involves a significant shareholder. A significant shareholder is defined for this purpose to mean generally a person or group who directly or indirectly owns 10% or more of the Plexus voting stock, or is an affiliate of Plexus and directly or indirectly owned 10% or more of such voting stock within the last two years. Plexus shareholders are not entitled to dissenters' rights in this merger.

     The SeaMED shareholders are entitled under Washington law to exercise dissenters' rights in certain transactions, including any merger, share exchange, sale or exchange of substantially all assets outside of the ordinary course, amendment to the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash pursuant to Section 23B.06.404 of the Washington Business Corporation Act, and other corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares. These rights apply to this merger and are discussed above under "Dissenters' Rights of Appraisal."

SHAREHOLDER RIGHTS PLAN

     Plexus and SeaMED each have in effect substantially similar shareholder rights plans. Under these plans, the corporation issues rights which attach to each share of common stock. The rights generally entitle a holder to purchase common stock from the issuer at one-half its value ten days after any person or group acquires 15% or more of the outstanding common stock of the issuer or commences or announces an intent to commence a tender or exchange offer that would result in such stock ownership. The rights held by such person or group are rendered void under the plans. If following the time the rights become exercisable the issuer enters into a merger or other business combination with a person or group owning generally 15% or more of the issuer's common stock, the rights generally entitle the holders (but not any such person or group) to purchase stock of such person or group, or an affiliate thereof, at one-half its value. The rights may be redeemed for a nominal amount at any time prior to the time they become exercisable.

     The rights issued under these shareholder rights plans may make any merger or other acquisition of Plexus or SeaMED prohibitively expensive unless it is approved by the board of directors, because the rights allow shareholders to purchase the voting securities of Plexus or SeaMED, as the case may be, or a potential acquiror, at a fraction of their fair market value.

     Because the SeaMED board of directors has approved the merger for purposes of its shareholder rights plan, the merger will not trigger the exercisability of the purchase rights under that plan.

ANTI-TAKEOVER LAWS

     Wisconsin.

     Business Combination Statute. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of business combinations between a resident domestic corporation and an interested stockholder. A business combination is defined to include any of the following transactions:

     - merger or share exchange;
     - sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to 5% or more of the market value of the stock or assets of the company or 10% of its earning power or income;
     - issuance of stock or rights to purchase stock with a market value equal to 5% or more of the outstanding stock; and
     - adoption of a plan of liquidation or dissolution.

     A resident domestic corporation is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following:

     - its principal offices are located in Wisconsin;
     - it has significant business operations located in Wisconsin;
     - more than 10% of the holders of record of its shares are residents of Wisconsin; or
     - more than 10% of its shares are held of record by residents of Wisconsin.

Plexus is a resident domestic corporation for purposes of the Wisconsin anti-takeover laws.

     An interested stockholder is defined to mean a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years.

     Under this law, Plexus cannot engage in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in the person becoming an interested stockholder before such acquisition. Plexus may engage in a business combination with an interested stockholder after the three-year period with respect to that stockholder expires only if one or more of the following conditions is satisfied:

     - the board of directors approved the acquisition of the stock prior to such stockholder's acquisition date;
     - the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

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

     - the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

     Fair Price Statute. The Wisconsin Business Corporation Law also provides, in Sections 180.1130 to 180.1133, that certain mergers, share exchanges or sales, leases, exchanges or other dispositions of assets in a transaction involving a significant shareholder and a resident domestic corporation such as Plexus require a supermajority vote of shareholders in addition to any approval otherwise required, unless shareholders receive a fair price for their shares that satisfies a statutory formula. A significant shareholder for this purpose is defined as a person or group who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. Any such business combination must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met:

     - the aggregate value of the per share consideration is equal to the higher of:
        - the highest price paid for any common shares of the corporation by the significant shareholder in the transaction in which it became a significant shareholder or within two years before the date of the business combination;
        - the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is higher; or

        - the highest preferential liquidation or dissolution distribution to which holders of the shares would be entitled; and

     - either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

Washington does not have a similar statute.

     Control Share Voting Restrictions. Under Section 180.1150 of the Wisconsin Business Corporation Law, unless otherwise provided in the articles of incorporation, the voting power of shares, of a resident domestic corporation, held by any person or group of persons acting together in excess of 20% of the voting power in the election of directors is limited (in voting on any matter) to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from the resident domestic corporation, in certain specified transactions, or in a transaction in which the corporation's shareholders have approved restoration of the full voting power of the otherwise restricted shares. Washington does not have a similar statute. Because of the 10% threshold contained in Wisconsin's business combination statute discussed above, this control share threshold of 20% may not be implicated unless the board of directors first approves a transaction that permits the shareholder to exceed the 10% ownership level.

     Defensive Action Restrictions. Section 180.1134 of the Wisconsin Business Corporation Law provides that, in addition to the vote otherwise required by law or the articles of incorporation of a resident domestic corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or

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

after a takeover offer has been publicly announced and before it is concluded. This statute requires shareholder approval for the corporation to do either of the following:

     - acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares; or

     - sell or option assets of the corporation which amount to 10% or more of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation.

Washington does not have a similar statute.

     Washington. Chapter 23B.19 of the Washington Business Corporation Act, which applies to SeaMED, prohibits a corporation from engaging in certain significant business transactions with a person or group of persons who beneficially own 10% or more of the voting securities of the corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors prior to the time of acquisition. These prohibited transactions include, among others, the following transactions:

     - merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from such person or group;
     - termination of 5% or more of the employees of the target corporation as a result of the acquisition by such person or group;
     - provision to such person or group of any disproportionate benefit as a shareholder.

     After the five-year period, the corporation may enter into a significant business transaction with such person or group if it complies with certain fair price provisions of the statute.

     This merger will not be subject to the provisions of the statute because the SeaMED board has approved the merger agreement and the transactions contemplated thereby.

                         UNAUDITED PRO FORMA CONDENSED
                     COMBINED PLEXUS FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The following unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Plexus and SeaMED, giving effect to the merger as if it had been effective on March 31, 1999. This information should be read together with the historical consolidated financial statements and notes of Plexus and SeaMED. The pro forma financial data presented below does not necessarily indicate the actual financial position that would have occurred if the merger had been completed on March 31, 1999, or that may result in the future.

                                                                              PRO FORMA       PRO FORMA
                                                       PLEXUS     SEAMED     ADJUSTMENTS      COMBINED
                                                       ------     ------     -----------      ---------
                                                                       (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.......................    $ 33,181    $10,709           --        $ 43,890
  Accounts receivable.............................      51,393     12,746           --          64,139
  Inventories.....................................      41,700     10,354      $(1,286)(A)      50,768
  Other...........................................       9,136      2,264           --          11,400
                                                      --------    -------      -------        --------
Total current assets..............................     135,410     36,073       (1,286)        170,197
Property, plant and equipment, net................      23,252      5,649                       28,901
Other.............................................       1,173        250                        1,423
                                                      --------    -------      -------        --------
Total assets......................................    $159,835    $41,972      $(1,286)       $200,521
                                                      ========    =======      =======        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............    $     10    $   994                     $  1,004
  Accounts payable................................      36,705      1,755      $ 4,000(B)       42,460
  Other...........................................      15,099      5,676         (450)(C)      20,325
                                                      --------    -------      -------        --------
Total current liabilities.........................      51,814      8,425        3,550          63,789
Long-term debt....................................         147      3,025           --           3,172
Other.............................................       1,596         --           --           1,596
Shareholders' equity:
  Common stock and additional paid-in capital.....      27,026     21,289           --          48,315
  Note receivable from officer....................          --        (75)          --             (75)
  Retained earnings...............................      79,252      9,308       (4,836)         83,724
                                                      --------    -------      -------        --------
Total shareholders' equity........................     106,278     30,522       (4,836)        131,964
                                                      --------    -------      -------        --------
Total liabilities and shareholders' equity........    $159,835    $41,972      $(1,286)       $200,521
                                                      ========    =======      =======        ========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

     The following unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Plexus and SeaMED giving effect to the merger, as if it had been effective as of the beginning of the periods indicated. This information should be read in conjunction with the historical consolidated financial statements, and notes, of both Plexus and SeaMED. The pro forma financial data presented below does not necessarily indicate the actual financial results which would have occurred if the merger had been completed on the dates indicated, or that may result in the future.

     SIX MONTHS ENDED MARCH 31, 1999

                                                                         PRO FORMA       PRO FORMA
                                                    Plexus    SEAMED    ADJUSTMENTS      COMBINED
                                                    ------    ------    -----------      ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................  $205,117   $38,262                    $243,379
Cost of sales....................................   175,623    32,803     $ (385)(A)      208,102
                                                                              61(D)
                                                   --------   -------     ------         --------
Gross profit.....................................    29,494     5,459        324           35,277
Selling and administrative expenses..............    10,499     2,410        (61)(D)       12,848
                                                   --------   -------     ------         --------
Operating income.................................    18,995     3,049        385           22,429
Other, net.......................................       848        10                         858
                                                   --------   -------     ------         --------
Income before income taxes.......................    19,843     3,059        385           23,287
Income taxes.....................................     7,938     1,040        135(E)         9,113
                                                   --------   -------     ------         --------
Net income.......................................  $ 11,905   $ 2,019     $  250         $ 14,174
                                                   ========   =======     ======         ========
Basic earnings per share.........................  $   0.79   $  0.37                    $   0.83
Diluted earnings per share.......................  $   0.73   $  0.36                    $   0.77
Weighted average shares outstanding:
  Basic..........................................    14,984     5,479     (3,287)(F)       17,176
  Diluted........................................    16,200     5,662     (3,397)(F)       18,465

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     SIX MONTHS ENDED MARCH 31, 1998

                                                                               PRO FORMA          PRO FORMA
                                                  Plexus        SEAMED        ADJUSTMENTS         COMBINED
                                                  ------        ------        -----------         ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................       $193,594       $32,289                           $225,883
Cost of sales.............................        171,458        26,787         $   534(A)         199,261
                                                                                    482(D)
                                                 --------       -------         -------           --------
Gross profit..............................         22,136         5,502          (1,016)            26,622
Selling and administrative expenses.......          9,064         2,750            (482)(D)         11,332
                                                 --------       -------         -------           --------
Operating income..........................         13,072         2,752            (534)            15,290
Other, net................................            304            56                                360
                                                 --------       -------         -------           --------
Income before income taxes................         13,376         2,808            (534)            15,650
Income taxes..............................          5,293           955            (187)(E)          6,061
                                                 --------       -------         -------           --------
Net income................................       $  8,083       $ 1,853         $  (347)          $  9,589
                                                 ========       =======         =======           ========
Basic earnings per share..................       $   0.55       $  0.35                           $   0.57
Diluted earnings per share................       $   0.51       $  0.33                           $   0.53
Weighted average shares outstanding:
  Basic...................................         14,769         5,276          (3,166)(F)         16,879
  Diluted.................................         15,967         5,626          (3,376)(F)         18,217

     YEAR ENDED SEPTEMBER 30, 1998

                                                                               PRO FORMA          PRO FORMA
                                                  Plexus        SEAMED        ADJUSTMENTS         COMBINED
                                                  ------        ------        -----------         ---------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................       $396,815       $69,981                           $466,796
Cost of sales.............................        346,869        58,285         $   673(A)         406,525
                                                                                    698(D)
                                                 --------       -------         -------           --------
Gross profit..............................         49,946        11,696          (1,371)            60,271
Selling and administrative expenses.......         19,024         5,525            (698)(D)         23,851
                                                 --------       -------         -------           --------
Operating income..........................         30,922         6,171            (673)            36,420
Other, net................................            762           100                                862
                                                 --------       -------         -------           --------
Income before income taxes................         31,684         6,271            (673)            37,282
Income taxes..............................         12,449         2,132            (235)(E)         14,346
                                                 --------       -------         -------           --------
Net income................................       $ 19,235       $ 4,139         $  (438)          $ 22,936
                                                 ========       =======         =======           ========
Basic earnings per share..................       $   1.31       $  0.78                           $   1.36
Diluted earnings per share................       $   1.21       $  0.73                           $   1.27
Weighted average shares outstanding:
  Basic...................................         14,712         5,330          (3,198)(F)         16,844
  Diluted.................................         15,841         5,642          (3,385)(F)         18,098

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

     YEAR ENDED SEPTEMBER 30, 1997

                                                                              PRO FORMA        PRO FORMA
                                                       Plexus     SEAMED     ADJUSTMENTS       COMBINED
                                                       ------     ------     -----------       ---------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................    $386,431    $52,134                      $438,565
Cost of sales.....................................     342,415     43,132      $   359(A)       387,047
                                                                                 1,141(D)
                                                      --------    -------      -------         --------
Gross profit......................................      44,016      9,002       (1,500)          51,518
Selling and administrative expenses...............      17,007      4,849       (1,141)(D)       20,715
                                                      --------    -------      -------         --------
Operating income..................................      27,009      4,153         (359)          30,803
Other, net........................................          71         41                           112
                                                      --------    -------      -------         --------
Income before income taxes........................      27,080      4,194         (359)          30,915
Income taxes......................................      10,680      1,468         (126)(E)       12,022
                                                      --------    -------      -------         --------
Net income........................................    $ 16,400    $ 2,726      $  (233)        $ 18,893
                                                      ========    =======      =======         ========
Basic earnings per share..........................    $   1.16    $  0.76                      $   1.21
Diluted earnings per share........................    $   1.05    $  0.55                      $   1.08
Weighted average shares outstanding:
  Basic...........................................      13,988      3,446       (2,068)(F)       15,366
  Diluted.........................................      15,578      4,944       (2,966)(F)       17,556

     YEAR ENDED SEPTEMBER 30, 1996

                                                                              PRO FORMA        PRO FORMA
                                                       Plexus     SEAMED     ADJUSTMENTS       COMBINED
                                                       ------     ------     -----------       ---------
                                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.........................................    $316,124    $26,130                      $342,254
Cost of sales.....................................     288,791     21,093      $   494(A)       310,960
                                                                                   582(D)
                                                      --------    -------      -------         --------
Gross profit......................................      27,333      5,037       (1,076)          31,294
Selling and administrative expenses...............      13,317      2,937         (582)(D)       15,672
                                                      --------    -------      -------         --------
Operating income..................................      14,016      2,100         (494)          15,622
Other, net........................................      (1,639)      (192)                       (1,831)
                                                      --------    -------      -------         --------
Income before income taxes........................      12,377      1,908         (494)          13,791
Income taxes......................................       4,946        668         (173)(E)        5,441
                                                      --------    -------      -------         --------
Net income........................................    $  7,431    $ 1,240      $  (321)        $  8,350
                                                      ========    =======      =======         ========
Basic earnings per share..........................    $   0.53    $  1.61                      $   0.57
Diluted earnings per share........................    $   0.52    $  0.33                      $   0.52
Weighted average shares outstanding:
  Basic...........................................      12,994        606         (364)(F)       13,236
  Diluted.........................................      14,409      3,795       (2,277)(F)       15,927

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. PENDING MERGER WITH SeaMED.

     On March 16, 1999, Plexus entered into the merger agreement providing for the acquisition of SeaMED in a merger transaction, based upon an exchange formula set forth in the merger agreement. See "The Merger and the Merger Agreement -- Exchange Rate."

     The unaudited pro forma condensed combined statements of income for all periods presented give effect to the merger as if it had occurred on October 1, 1995. SeaMED has a fiscal year that ends on the Thursday closest to June 30 of each year (those fiscal years are referred to in this proxy statement/prospectus as of, and for the year ended, June 30). For purposes of the unaudited pro forma condensed combined statements of income, SeaMED's statements of income for each of the three fiscal years ended June 30, 1998, 1997 and 1996 and for the six months ended December 31, 1998 and 1997 have been combined with Plexus' consolidated statements of income for each of the three fiscal years ended September 30, 1998, 1997 and 1996 and for the six months ended March 31, 1999 and 1998. This presentation has the effect of excluding SeaMED's results of operations for the three months ended March 31, 1999 in the unaudited pro forma condensed combined statements of income. Unaudited net sales and net income for SeaMED were $15,831,000 and $5,000, respectively, for the three months ended March 31, 1999. SeaMED's results of operations for this period are reflected in shareholders' equity in the unaudited pro forma condensed combined balance sheet at March 31, 1999.

2. ACCOUNTING TREATMENT.

     The pro forma condensed combined financial statements have been prepared using the pooling of interests method of accounting to give effect to the merger. As a result of the use of the pooling of interests method of accounting for the acquisition, past consolidated financial statements of Plexus are being restated, and therefore the pro forma condensed combined financial statements have been restated to reflect the acquisition as if it had occurred prior to the dates of the statements. The computations of weighted average shares outstanding include the conversion of shares of SeaMED common stock into shares of Plexus common stock and the conversion of options to purchase SeaMED common stock into options to purchase Plexus common stock.

3. EXPLANATION OF PRO FORMA ADJUSTMENTS.

     The pro forma adjustments are as follows:

     (A) Adjustment to conform inventory valuation accounting principle used by SeaMED to the inventory valuation accounting principle utilized by Plexus. SeaMED inventories include burden applied to raw materials when such materials are purchased. Plexus records similar costs as period costs. The effect of the adjustment is to remove these costs from SeaMED's total inventory value.

     (B) Adjustment to record estimated costs of the merger. These costs include investment banker fees for both Plexus and SeaMED, estimated at three million dollars, and other professional fees, estimated at one million dollars. The estimated costs of the merger, or costs or benefits of combining operations, are not included in the unaudited pro forma condensed combined statements of income.

     (C) Adjustment to record effect on income taxes payable (current or deferred) of Adjustment (A) above.

     (D) Adjustment to reclassify certain salaries and wages of SeaMED to the classification of similar costs utilized by Plexus. SeaMED's accounting policy for recording all bonuses classifies the amount as selling and administrative expense. Plexus' accounting policy for recording bonuses classifies the amount based on the classification of the salaries and wages of these employees receiving the bonus. As a result, a portion of Plexus' bonus is classified as costs of goods sold. Therefore, for conformance purposes, this adjustment reclassifies certain SeaMED bonuses to costs of goods sold.

     (E) Adjustment to record the effect on income taxes of adjustment (A) above.

     (F) Adjustment to reflect an assumed rate of 0.4 shares of Plexus common stock to be issued for each share of SeaMED common stock.

                                 LEGAL OPINIONS

     The legality of the Plexus common stock to be issued in the merger will be passed upon on behalf of Plexus by Quarles & Brady LLP, Milwaukee, Wisconsin.

                                    EXPERTS

     The consolidated financial statements of Plexus and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Plexus' Annual Report on Form 10-K for the fiscal year ended September 30, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of SeaMED as of June 30, 1998 and 1997, and for each of the three years in the period ended June 30,1998, included in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by Plexus no later than September 21, 1999 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, Plexus' bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. Plexus' year 2000 annual meeting of shareholders is tentatively scheduled for March 1, 2000, and notice of intent to consider other questions and/or nominees (and related information) must therefore be received by December 1, 1999. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                         INDEX TO FINANCIAL STATEMENTS

PLEXUS CORP.

     Plexus' historical financial statements and other financial information are incorporated by reference in this proxy statement/prospectus from Plexus' filings with the Securities and Exchange Commission. See "Other Information About Plexus Which You Can Obtain." For pro forma financial information about Plexus giving effect to the merger with SeaMED, see "Unaudited Pro Forma Condensed Combined Plexus Financial Information."

SeaMED CORPORATION

                                                              PAGE NO.
                                                              --------
Audited Financial Statements:
     Report of Independent Auditors.........................     F-1
     Balance Sheets at June 30, 1998 and 1997...............     F-2
     Statements of Income for the fiscal years ended June
      30, 1998, 1997 and 1996...............................     F-3
     Statements of Shareholders' Equity for the fiscal years
      ended June 30, 1998, 1997 and 1996....................     F-4
     Statements of Cash Flows for the fiscal years ended
      June 30, 1998, 1997 and 1996..........................     F-5
     Notes to Financial Statements..........................     F-6
Unaudited Interim Financial Statements:
     Balance Sheets at March 31, 1999 and June 30, 1998.....    F-16
     Statements of Income for the quarters and the nine
      months ended March 31, 1999 and 1998..................    F-17
     Statements of Cash Flows for the nine months ended
      March 31, 1999 and 1998...............................    F-18
     Notes to Unaudited Interim Financial Statements........    F-19

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
SeaMED Corporation

     We have audited the accompanying balance sheets of SeaMED Corporation as of June 30, 1998 and 1997, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SeaMED Corporation as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Seattle, Washington
August 14, 1998

                                 BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                                 ----           ----
Assets
Current assets:
  Cash and cash equivalents.................................  $ 6,428,718    $     9,092
  Investments...............................................           --      6,231,369
  Accounts receivable, net of allowance of $505,865
     ($377,890 in 1997).....................................   13,189,092      8,794,968
  Inventories...............................................   15,185,517     11,198,563
  Deferred tax benefit......................................    1,733,348      1,193,311
  Prepaid expenses..........................................      223,370        169,553
                                                              -----------    -----------
Total current assets........................................   36,760,045     27,596,856
Property and equipment......................................    5,162,172      4,331,814
Deposits and other assets...................................      934,337        202,845
                                                              -----------    -----------
          Total assets......................................  $42,856,554    $32,131,515
                                                              ===========    ===========
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable..........................................  $ 4,323,740    $ 2,482,551
  Accrued expenses and reserves.............................    5,029,410      5,041,086
  Customer deposits.........................................    2,576,916        746,629
  Borrowings under bank line of credit......................           --      1,068,240
  Current portion of long-term debt.........................      558,144             --
                                                              -----------    -----------
Total current liabilities...................................   12,488,210      9,338,506
Long-term debt, less current portion........................    2,435,021             --
Shareholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- 5,000,000 undesignated............           --             --
  Common stock, no par value:
     Authorized shares -- 10,000,000
     Issued and outstanding shares -- 5,463,298 (5,263,827
      in 1997)..............................................   20,723,960     19,722,865
  Note receivable from officer..............................      (75,000)       (75,000)
  Retained earnings.........................................    7,284,363      3,145,144
                                                              -----------    -----------
     Total shareholders' equity.............................   27,933,323     22,793,009
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $42,856,554    $32,131,515
                                                              ===========    ===========

                            See accompanying notes.

                              STATEMENTS OF INCOME

                                                                 YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                         ----           ----           ----
Revenues:
  Manufacturing.....................................  $44,388,608    $32,983,491    $17,724,883
  Engineering.......................................   25,592,644     19,150,019      8,405,352
                                                      -----------    -----------    -----------
                                                       69,981,252     52,133,510     26,130,235
Cost of revenues:
  Manufacturing.....................................   36,157,294     26,368,242     13,541,280
  Engineering.......................................   22,127,908     16,763,316      7,551,399
                                                      -----------    -----------    -----------
                                                       58,285,202     43,131,558     21,092,679
                                                      -----------    -----------    -----------
Total gross margin..................................   11,696,050      9,001,952      5,037,556
Marketing, general, and administrative expenses.....    5,524,535      4,849,413      2,937,556
                                                      -----------    -----------    -----------
Operating income....................................    6,171,515      4,152,539      2,100,000
Other income (expense):
  Interest expense..................................      (73,788)      (190,989)      (198,274)
  Interest and other income, net....................      173,817        232,522          6,665
                                                      -----------    -----------    -----------
                                                          100,029         41,533       (191,609)
                                                      -----------    -----------    -----------
Income before income taxes..........................    6,271,544      4,194,072      1,908,391
Income tax provision................................   (2,132,325)    (1,467,925)      (667,937)
                                                      -----------    -----------    -----------
Net income..........................................  $ 4,139,219    $ 2,726,147    $ 1,240,454
                                                      ===========    ===========    ===========
Net income per share data:
  Basic.............................................  $      0.78    $      0.76    $      1.61
                                                      ===========    ===========    ===========
  Diluted...........................................  $      0.73    $      0.55    $      0.33
                                                      ===========    ===========    ===========

                            See accompanying notes.

                              SHAREHOLDERS' EQUITY

                                       COMMON STOCK             NOTE        RETAINED        TOTAL
                                       ------------          RECEIVABLE     EARNINGS    SHAREHOLDERS'
                                   SHARES       AMOUNT      FROM OFFICER   (DEFICIT)       EQUITY
                                   ------       ------      ------------   ---------    -------------
Balance, July 1, 1995...........    548,964   $   783,560     $     --     $ (821,457)   $   (37,897)
  Stock options exercised.......     89,735        28,268           --             --         28,268
  Common stock issued in
     exchange for note
     receivable.................     30,000        75,000      (75,000)            --             --
  Fractional shares issued due
     to reverse stock split.....          8            --           --             --             --
  Net income....................         --            --           --      1,240,454      1,240,454
                                  ---------   -----------     --------     ----------    -----------
Balance, June 30, 1996..........    668,707       886,828      (75,000)       418,997      1,230,825
  Common stock sold in initial
     public offering (net of
     offering cost).............  1,529,720    14,822,755           --             --     14,822,755
  Issuance of common stock for
     conversion of redeemable
     preferred stock............  2,934,029     5,279,514           --             --      5,279,514
  Preferred stock dividends.....         --    (1,765,100)          --             --     (1,765,100)
  Common stock sold under
     employee stock purchase
     plan.......................     41,515       389,141           --             --        389,141
  Stock options exercised.......     89,856        50,672           --             --         50,672
  Tax benefit from stock options
     and stock purchase plan....         --        59,055           --             --         59,055
  Net income....................         --            --           --      2,726,147      2,726,147
                                  ---------   -----------     --------     ----------    -----------
Balance, June 30, 1997..........  5,263,827    19,722,865      (75,000)     3,145,144     22,793,009
  Common stock sold under
     employee stock purchase
     plan.......................     44,602       671,372           --             --        671,372
  Stock options exercised.......    126,974       114,522           --             --        114,522
  Tax benefit from stock options
     and stock purchase plan....         --       215,201           --             --        215,201
  Common stock warrants
     exercised..................     27,895            --           --             --             --
  Net income....................         --            --           --      4,139,219      4,139,219
                                  ---------   -----------     --------     ----------    -----------
Balance, June 30, 1998..........  5,463,298   $20,723,960     $(75,000)    $7,284,363    $27,933,323
                                  =========   ===========     ========     ==========    ===========

                            See accompanying notes.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1998           1997           1996
                                                         ----           ----           ----
                                     OPERATING ACTIVITIES
NET INCOME..........................................  $ 4,139,219    $ 2,726,147    $ 1,240,454
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation......................................    1,790,378      1,073,885        693,752
  Provision for bad debt............................      127,975        125,664         47,743
  Deferred tax benefit..............................     (540,037)      (568,090)       (95,539)
  Changes in operating assets and liabilities:
     Increase in accounts receivable................   (4,522,098)    (3,044,699)    (2,569,134)
     Increase in inventories........................   (3,986,954)    (4,501,315)    (2,977,592)
     Increase in other assets and prepaid
       expenses.....................................     (785,309)      (164,642)       (38,644)
     Increase in accounts payable, accrued expenses,
       and deferred revenue.........................    3,875,000      2,340,097      3,402,643
                                                      -----------    -----------    -----------
Net cash provided by (used in) operating
  activities........................................       98,174     (2,012,953)      (296,317)
INVESTING ACTIVITIES
Purchases of equipment..............................   (2,620,736)    (2,750,434)    (1,492,021)
Maturity of short-term investments..................    6,231,369      1,756,074        200,000
Purchase of investments.............................           --     (7,987,443)            --
                                                      -----------    -----------    -----------
Net cash provided by (used in) investing
  activities........................................    3,610,633     (8,981,803)    (1,292,021)
FINANCING ACTIVITIES
Net proceeds from sale of common stock..............           --     14,822,755             --
Proceeds from sale of common stock under employee
  stock option plan.................................      671,372        389,141             --
Preferred stock dividend............................           --     (1,765,100)            --
Proceeds from stock options exercised...............      114,522         50,672         28,268
Net (payments of) borrowings under credit line......   (1,068,240)      (748,760)     1,261,999
Proceeds from notes payable.........................    3,125,000             --        600,000
Principal payments on notes payable.................     (131,835)    (1,747,772)      (369,400)
                                                      -----------    -----------    -----------
Net cash provided by financing activities...........    2,710,819     11,000,936      1,520,867
                                                      -----------    -----------    -----------
Net increase (decrease) in cash.....................    6,419,626          6,180        (67,471)
Cash and cash equivalents at beginning of year......        9,092          2,912         70,383
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year............  $ 6,428,718    $     9,092    $     2,912
                                                      ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Taxes paid..........................................  $ 2,403,000    $ 2,390,000    $   330,000
Interest paid.......................................  $    73,788    $   190,989    $   198,274

                            See accompanying notes.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     SeaMED Corporation (the "Company") manufactures advanced durable electronic medical instruments for medical technology companies, often as part of systems that also include single-use components. To assist its customers in developing and commercializing their instruments for manufacture by the Company, the Company provides a wide range of engineering services and regulatory expertise.

ACCOUNTING PERIOD

     The Company's fiscal year consists of a 52/53-week fiscal year that ends on the Thursday nearest to June 30. For convenience of presentation, all fiscal periods in these financial statements are shown as ending on a calendar month-end.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly-liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

CREDIT POLICIES

     The Company extends credit to various customers, which are primarily in the medical device industry and generally does not require collateral. The Company maintains reserves for potential credit losses.

INVESTMENTS

     Investments are classified as held-to-maturity. Investments consist of U.S. treasury bills, which mature within one year, and are reported at cost net of unamortized premium or discount, which approximates market.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out method) or market.

DEPRECIATION

     The Company provides for depreciation of furniture, fixtures, equipment, and manufacturing molds over their estimated useful lives of three to eight years using the straight-line method.

REVENUE RECOGNITION

     The Company recognizes revenues from contracts to perform engineering design and product development as the related engineering service is performed. When estimates indicate a probable loss on a contract, the full amount of such loss is accrued at that time. The Company generally recognizes revenue from manufacturing services when the related products are shipped.

WARRANTY COSTS

     Warranty reserves are recorded based on historical experience and estimates of current warranty activity.

INCOME TAXES

     The Company provides for income taxes based on the liability method, which requires the recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

STOCK COMPENSATION

     The Company has elected to apply the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." Accordingly, the Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the stock option exercise price.

CONCENTRATIONS OF CREDIT RISK

     The Company is subject to concentrations of credit risk from its holdings of cash, cash equivalents, and securities. The Company's credit risk is managed by investing its cash in high-quality money market instruments, securities of the U.S. Government and its agencies, and high-quality corporate issues.

NET INCOME PER SHARE

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. Net income is adjusted for the accretion of cumulative preferred stock dividends for Class A and D convertible redeemable preferred stock in the calculation of basic earnings per share amounts in 1997 and 1996. Net income per share amounts for all periods, where necessary, have been restated to conform to SFAS No. 128 requirements.

     In 1998, the SEC issued Staff Accounting Bulletin (SAB) No. 98 which superceded SAB No. 83 requirements to reflect common and common stock equivalent shares issued during the 12-month period prior to the filing of an initial public offering to be included in earnings per share if they were outstanding for all periods presented using the treasury stock method assuming the initial public offering price. Net income per share amounts for all periods, where necessary, have been restated to conform to these SEC requirements.

     The Company's previously reported primary and fully diluted net income per share were $0.60 and $0.55 and $0.42 and $0.32 for the years ended June 30, 1997 and 1996, respectively.

INTEREST RATE CONTRACT

     Net amounts paid or received under its interest rate contract are reflected as adjustments to interest expense. The Company accounts for its contract at cost. The fair market value of the contract was not material at June 30, 1998. It is the Company's intent to hold the contract to maturity.

RECLASSIFICATION

     Certain prior year items have been reclassed to conform to the current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." The Company will adopt SFAS No. 130 in the first quarter of 1999. Comprehensive and net income have been the same in the past and the Company does not expect the impact of SFAS No. 130 to be material.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company will adopt SFAS No. 131 for fiscal year end June 30, 1999. The Company has not yet determined the impact of SFAS No. 131.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Due to its minimal use of derivatives, the Company does not expect the impact of SFAS No. 133 to be material.

NOTE 2. INITIAL PUBLIC OFFERING

     In November 1996, the Company completed an initial public offering of securities, selling 1,529,720 shares of common stock at $11 per share, resulting in proceeds to the Company of $14,822,755, net of offering costs and underwriters discount of $2,004,165. Of the net proceeds, the Company used $1,765,100 to pay a cumulative preferred dividend on its convertible redeemable preferred stock, $1,831,000 to pay down its line of credit with a bank to zero, and $1,296,000 to pay off in full three notes payable to the bank. In conjunction with the offering, all of the Company's convertible redeemable preferred stock outstanding immediately prior to the offering was converted into 2,934,029 shares of common stock.

NOTE 3. INVENTORIES

     Inventories consist of the following:

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                                 ----           ----
Work in process.............................................  $ 3,685,594    $ 3,294,857
Purchased and manufactured parts............................   12,366,257      8,608,455
                                                              -----------    -----------
                                                               16,051,851     11,903,312
Less inventory reserve......................................      866,334        704,749
                                                              -----------    -----------
                                                              $15,185,517    $11,198,563
                                                              ===========    ===========

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998            1997
                                                                 ----            ----
Furniture and fixtures......................................  $ 1,122,538     $  959,033
Equipment...................................................    7,744,716      5,815,854
Manufacturing molds.........................................      527,172        524,110
Leasehold improvements......................................    1,227,856        702,549
                                                              -----------     ----------
                                                               10,622,282      8,001,546
Less accumulated depreciation and amortization..............    5,460,110      3,669,732
                                                              -----------     ----------
                                                              $ 5,162,172     $4,331,814
                                                              ===========     ==========

NOTE 5. ACCRUED EXPENSES AND RESERVES

     Accrued expenses and reserves consist of the following:

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998            1997
                                                                 ----            ----
Taxes payable...............................................  $   246,157     $  216,996
Accrued compensation........................................    2,622,059      2,501,732
Deferred revenue............................................      789,414        423,128
Other accrued expenses......................................      787,670      1,522,794
Warranty reserve............................................      584,110        376,436
                                                              -----------     ----------
                                                              $ 5,029,410     $5,041,086
                                                              ===========     ==========

NOTE 6. NOTES PAYABLE

VARIABLE RATE NOTE PAYABLE

     During fiscal year 1998, the Company borrowed $2.5 million against an existing equipment credit facility. In addition, the Company has committed to borrow the remaining $1.5 million by September 30, 1998. Borrowings under this agreement bear interest at LIBOR plus 1.4% (7.02% at June 30, 1998).

EQUIPMENT LINE OF CREDIT AGREEMENT

     In July of 1998, the Company's Board of Directors approved an equipment line of credit up to $5.0 million. Borrowings under this facility bear interest at LIBOR plus 1.4%. This agreement expires October 1, 2001.

WORKING CAPITAL LINE OF CREDIT AGREEMENT

     In July of 1998, the Company's Board of Directors approved an increase to its existing working capital line of credit. Under this agreement the Company can borrow up to 85% of eligible accounts receivable and 50% of eligible inventory up to a maximum of $20.0 million. Borrowings under this agreement and the equipment line of credit agreement are payable on demand if certain covenants are not met. These covenants include a maximum debt-to-equity ratio of 1.25-to-1, minimum ratio of earnings before income taxes and interest of 2.0-to-1 and dividend restrictions. Borrowings under this agreement bear interest at the bank's prime rate minus .25% or LIBOR plus 1.2%. This agreement expires October 1, 2001. There were no borrowings outstanding under this line of credit at June 30, 1998.

LONG-TERM DEBT

     Long-term debt at June 30, 1998 consists of the following:

Unsecured subordinated note payable, with monthly payments
  of $18,055, including interest, through December 2000.....  $  493,165
Variable rate note payable, secured by equipment, with
  monthly payments beginning November 1, 1998, including
  interest, through September 30, 2003......................   2,500,000
                                                               2,993,165
Less current portion........................................     558,144
                                                              ----------
                                                              $2,435,021
                                                              ==========

INTEREST RATE CONTRACT

     At June 30, 1998, the Company had an interest rate contract with a notional principal amount of $2.5 million that effectively converts the $2.5 million variable rate note to a fixed rate of 7.5%.

NOTE 7. CONVERTIBLE REDEEMABLE PREFERRED STOCK

     On January 3, 1995, the Company sold 1,465,000 shares of Class D convertible redeemable preferred stock at $1.00 per share. These shares were converted into common stock at the ratio of 3.75 shares of preferred stock for each share of common stock upon completion of the Company's initial public offering. In connection with the Class D preferred stock offering, the Company also issued a warrant to purchase 39,066 shares of common stock, with an exercise price of $4.70 per share. The warrant was exercised in March 1998 in a cashless transaction based upon 27,895 shares.

NOTE 8. SHAREHOLDERS' EQUITY

REVERSE STOCK SPLIT

     In July 1996, the Company's shareholders approved a 1-for-5 stock split of the common stock, which resulted in an adjustment to the preferred stock conversion ratio. All share and per share data in the accompanying financial statements have been restated to retroactively reflect the reverse stock split.

STOCK OPTION AND INCENTIVE PLANS

     The Company has two stock option and incentive plans (collectively, the "Plans"), the SeaMED Corporation 1988 Stock Option Plan and the SeaMED Corporation 1995 Employee Stock Option and Incentive Plan. Under the terms of the Plans, with respect to incentive stock options and options awarded to nonemployee directors, the option price may not be less than fair market value of the common stock at the date of grant. Generally, options granted under the Plans become exercisable at the rate of 50% after two years, 75% after three years, and 100% after four years from the date of grant. Certain options granted under the 1988 plan, however, become exercisable ratably over seven years from the date of grant. Unexercised options expire on the date set forth in the optionee's option agreement (generally 10 years), subject to earlier termination upon certain events. Stock options exercised, granted, and canceled during fiscal years 1998, 1997, and 1996 are as follows:

                              OUTSTANDING OPTIONS

                                     NUMBER OF    AGGREGATE        PRICE PER       WEIGHTED AVERAGE
                                      SHARES        PRICE            SHARE          EXERCISE PRICE
                                     ---------    ---------        ---------       ----------------
Balance, July 1, 1995..............   450,381     $  713,931    $ 0.16 - $10.00         $   --
  Options granted..................   132,824        454,060      2.50 -   5.00           3.42
  Options canceled.................    (8,031)       (12,300)     0.50 -   2.50           1.54
  Options exercised................   (89,735)       (28,268)     0.16 -   1.25           0.31
                                     --------     ----------    ---------------         ------
Balance June 30, 1996..............   485,439      1,127,423      0.16 -  10.00           2.32
  Options granted..................   105,241      1,622,428      5.00 -  17.25          15.42
  Options canceled.................    (4,205)       (11,392)     0.80 -  16.25           2.71
  Options exercised................   (89,856)       (50,672)     0.16 -   2.50           0.56
                                     --------     ----------    ---------------         ------
Balance June 30, 1997..............   496,619      2,687,787      0.16 -  17.25           5.41
  Options granted..................   105,734      1,850,686     16.13 -  18.75          17.50
  Options canceled.................   (11,635)      (135,928)     1.80 -  18.00          11.68
  Options exercised................  (126,974)      (114,521)     0.16 -   3.75           0.90
                                     --------     ----------    ---------------         ------
Balance June 30, 1998..............   463,744     $4,288,024    $ 0.16 - $18.75         $ 9.25
                                     ========     ==========    ===============         ======

     The following table summarizes information about options outstanding and exercisable at June 30, 1998:

                                          OPTIONS OUTSTANDING OPTIONS EXERCISABLE
                               -----------------------------------------
                                                             ----------------------
                                                  WEIGHTED                 WEIGHTED
                               WEIGHTED AVERAGE   AVERAGE                  AVERAGE
   RANGE OF        OPTIONS        REMAINING       EXERCISE     OPTIONS     EXERCISE
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
---------------  -----------   ----------------   --------   -----------   --------
$ 0.16 - $ 0.80     26,688        3.61 years       $ 0.61       26,688      $ 0.61
  1.00 -   2.20     38,654        5.38 years         1.44       38,654        1.44
  2.50 -   2.50     92,580        7.13 years         2.50       41,464        2.50
  3.75 -   7.50     94,650        7.41 years         5.33       38,730        5.36
 10.00 -  10.00     17,500        6.57 years        10.00        7,500       10.00
 16.13 -  18.75    193,672        9.07 years        17.06           --          --
                   -------        ----------       ------      -------      ------
  0.16 -  18.75    463,744        7.63 years       $ 9.25      153,036      $ 2.99
                   =======        ==========       ======      =======      ======

     The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in

1998, 1997, and 1996 the pro forma amounts of the Company's net income and net income per share for the years ended June 30, 1998, 1997 and 1996 would have been as follows:

                                                                  YEAR ENDED JUNE 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                            ----          ----          ----
Net income per share -- as reported....................  $4,139,219    $2,726,147    $1,240,454
Net income per share -- pro forma......................  $3,742,622    $2,581,412    $1,219,006
Diluted net income per share -- as reported............  $     0.73    $     0.55    $     0.33
Diluted net income per share -- pro forma..............  $     0.66    $     0.52    $     0.32

     The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rates of 5.51% to 5.92%; expected option life of four to six years; volatility of 0.3865; and no expected dividends. The weighted average fair value of options granted during the years 1998 and 1997 was $7.96 and $15.42, respectively, for options granted at fair market value.

SHARES RESERVED FOR FUTURE ISSUANCE

     The following shares of common stock have been reserved for future issuance as of June 30, 1998, including the stock purchase plan referred to below, and pursuant to the various other agreements and plans discussed above:

                                                                         SHARES
                                                                         ------
Stock purchase plan.........................................              83,881
Incentive Stock Option Plan:
  Options outstanding.......................................  463,744         --
  Options available for grant...............................  234,283    698,027
                                                              -------    -------
          Total common shares reserved for future issuance
           at June 30, 1998.................................             781,908
                                                                         =======

EMPLOYEE STOCK PURCHASE PLAN

     In July of 1996, the Company's shareholders approved a stock purchase plan which became effective on November 11, 1997 with the Company's completion of its initial public offering of its common stock. The shareholders authorized the sale of up to 170,000 shares of common stock over five years pursuant to the plan.

NOTE 9. NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted net income per share.

                                                                  YEAR ENDED JUNE 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                            ----          ----          ----
Numerator:
  Numerator for diluted net income per share
     Net income as reported............................  $4,139,219    $2,726,147    $1,240,454
  Accretion of cumulative preferred stock dividend.....          --      (101,077)     (263,050)
                                                         ----------    ----------    ----------
  Numerator for computing basic net income per share...  $4,139,219    $2,625,070    $  977,404
                                                         ==========    ==========    ==========
Denominator:
  Denominator for basic net income per
     share -- weighted average common shares...........   5,330,188     3,445,748       606,353
                                                         ----------    ----------    ----------
  Effect of dilutive securities:
  Weighted average of all convertible redeemable
     preferred stock outstanding.......................          --     1,130,200     2,934,029
  Net effect of dilutive stock options based on the
     treasury stock method using average market
     price.............................................     288,289       347,119       253,996
  Net effect of dilutive stock warrants based on the
     treasury stock method using average market
     price.............................................      23,713        21,088           586
                                                         ----------    ----------    ----------
  Dilutive potential common shares.....................     312,002     1,498,407     3,188,611
                                                         ----------    ----------    ----------
  Denominator for diluted net income per share.........   5,642,190     4,944,155     3,794,964
                                                         ==========    ==========    ==========
Basic net income per share.............................  $     0.78    $     0.76    $     1.61
                                                         ==========    ==========    ==========
Diluted net income per share...........................  $     0.73    $     0.55    $     0.33
                                                         ==========    ==========    ==========

NOTE 10. INCOME TAXES

     The income tax provision consists of the following:

                                                                  YEAR ENDED JUNE 30,
                                                          ------------------------------------
                                                             1998          1997         1996
                                                             ----          ----         ----
Current income tax provision............................  $2,672,362    $2,036,015    $763,476
Deferred income tax benefit.............................    (540,037)     (568,090)    (95,539)
                                                          ----------    ----------    --------
Income tax provision....................................  $2,132,325    $1,467,925    $667,937
                                                          ==========    ==========    ========

     Significant components of the Company's deferred tax benefits are as follows:

                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
Deferred tax assets (liabilities):
  Fixed assets..............................................  $   56,701    $  (43,886)
  Inventories...............................................     825,643       703,213
  Accrued expenses..........................................     578,680       266,952
  Bad debt reserves.........................................     171,994       128,483
  Other.....................................................     100,330       138,549
                                                              ----------    ----------
Net deferred tax benefit....................................  $1,733,348    $1,193,311
                                                              ==========    ==========

     A reconciliation from the U.S. statutory rate to the effective tax rate is as follows:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
Tax at U.S. statutory rate..................................  34.0%   34.0%   34.0%
Other.......................................................    --     1.0     1.0
                                                              ----    ----    ----
                                                              34.0%   35.0%   35.0%
                                                              ====    ====    ====

NOTE 11. REVENUE AND OPERATIONS

     During fiscal 1998, 1997, and 1996, 58%, 54%, and 41%, respectively, of total net sales were to five customers. Receivables from these five customers represent 60% and 36% of total accounts receivable at June 30, 1998 and 1997, respectively.

     Revenues from customers that represent more than 10% of total revenues are as follows:

                                                                 YEAR ENDED JUNE 30,
                                                       ----------------------------------------
                                                          1998           1997           1996
                                                          ----           ----           ----
customer
  A..................................................  $        --    $        --    $2,665,000
  B..................................................           --             --     3,129,000
  C..................................................   15,897,400     12,836,000            --
  D..................................................   11,546,258      5,686,000            --

NOTE 12. LEASE COMMITMENTS

     The Company currently leases office and production space, and equipment under noncancelable operating leases. Rental expense under operating lease agreements for the fiscal years ended June 30, 1998, 1997, and 1996 amounted to $1,940,798, $1,322,204, and $655,079, respectively.

     Future minimum lease commitments under noncancelable leases and service agreements as of June 30, 1998 are as follows:

1999........................................................  $ 2,349,842
2000........................................................    2,779,483
2001........................................................    2,841,393
2002........................................................    2,717,589
2003........................................................    2,720,869
Thereafter..................................................   12,077,707
                                                              -----------
                                                              $25,486,883
                                                              ===========

NOTE 13. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute amounts through payroll deductions. The Company matches annually 50% of the employees' contributions up to 4% of the employees' salary. The 401(k) savings plan expense was $304,000, $159,000, and $72,000 in fiscal 1998, 1997, and 1996, respectively. The Company does not provide other post-retirement benefits.

NOTE 14. RELATED-PARTY TRANSACTIONS

     In October 1995, the Company's Chief Executive Officer and President received a $75,000 loan from the Company, the proceeds of which he used to purchase 30,000 shares of common stock. The loan is evidenced by an unsecured promissory note that bears interest at the floating minimum statutory rate set by the Internal Revenue Service from time to time. This officer may prepay principal and interest at any time without penalty; unpaid principal and interest are due on October 11, 2000.

     A director of the Company serves as President and Chief Executive Officer and a director of one of the Company's customers. The Company has provided engineering and manufacturing services for this customer. The Company recognized revenues with respect to such services of approximately $489,000, $92,000, and $335,000 in fiscal years 1998, 1997, and 1996, respectively.

     A director of the Company was also a partner in the Company's law firm.

NOTE 15. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                      FISCAL YEAR 1998
                                                      ------------------------------------------------
                                                        FIRST       SECOND        THIRD       FOURTH
                                                       QUARTER      QUARTER      QUARTER      QUARTER
                                                       -------      -------      -------      -------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.............................................   $16,030      $16,259      $18,265      $19,427
Gross Margin........................................     2,732        2,771        3,057        3,136
Operating Income....................................     1,355        1,397        1,602        1,818
Net Income..........................................       907          947        1,076        1,209
Basic EPS...........................................   $  0.17      $  0.18      $  0.20      $  0.22
Diluted EPS.........................................   $  0.16      $  0.17      $  0.19      $  0.21

                                                                      FISCAL YEAR 1997
                                                      ------------------------------------------------
                                                        FIRST       SECOND        THIRD       FOURTH
                                                       QUARTER      QUARTER      QUARTER      QUARTER
                                                       -------      -------      -------      -------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.............................................   $10,076      $12,010      $14,295      $15,753
Gross Margin........................................     1,685        2,027        2,449        2,841
Operating Income....................................       838          952        1,110        1,253
Net Income..........................................       487          600          778          861
Basic EPS...........................................   $  0.63      $  0.21      $  0.15      $  0.17
Diluted EPS.........................................   $  0.12      $  0.13      $  0.14      $  0.15

---------------
(1) All outstanding preferred stock was converted to common stock in connection with the Company's initial public offering. In accordance with FAS 128, Basic EPS for periods prior to the IPO exclude effects of preferred stock dividends.

                               SeaMED CORPORATION

                                 BALANCE SHEETS
                                  (UNAUDITED)

                                                               MARCH 31,     JUNE 30,
                                                                 1999          1998
                                                               ---------     --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $10,709,472   $ 6,428,718
  Accounts receivable, net..................................   12,745,808    13,189,092
  Inventories...............................................   10,354,389    15,185,517
  Deferred income taxes.....................................    1,733,348     1,733,348
  Prepaid expenses..........................................      530,519       223,370
                                                              -----------   -----------
Total current assets........................................   36,073,536    36,760,045
Property and equipment, net.................................    5,648,963     5,162,172
Deposits and other assets...................................      249,652       934,337
                                                              -----------   -----------
Total assets................................................  $41,972,151   $42,856,554
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,755,102   $ 4,323,740
  Accrued expenses and reserves.............................    3,277,417     5,029,410
  Customer deposits on inventory............................    2,398,306     2,576,916
  Current portion of long-term debt.........................      994,483       558,144
                                                              -----------   -----------
Total current liabilities...................................    8,425,308    12,488,210
Long-term debt, less current portion........................    3,025,288     2,435,021
Shareholders' equity:
  Common stock..............................................   21,288,595    20,723,960
  Note receivable from officer..............................      (75,000)      (75,000)
  Retained earnings.........................................    9,307,960     7,284,363
                                                              -----------   -----------
Total shareholders' equity..................................   30,521,555    27,933,323
                                                              -----------   -----------
Total liabilities and shareholders' equity..................  $41,972,151   $42,856,554
                                                              ===========   ===========

                See accompanying notes to financial statements.

                               SeaMED CORPORATION

                              STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                    QUARTER ENDED               NINE MONTHS ENDED
                                              --------------------------    --------------------------
                                               MARCH 31,      MARCH 31,      MARCH 31,      MARCH 31,
                                                 1999           1998           1999           1998
                                               ---------      ---------      ---------      ---------
Revenues:
  Manufacturing...........................    $10,423,115    $11,527,258    $35,870,539    $31,541,468
  Engineering.............................      5,407,828      6,737,356     18,222,344     19,012,365
                                              -----------    -----------    -----------    -----------
                                               15,830,943     18,264,614     54,092,883     50,553,833
Costs of revenues:
  Manufacturing...........................      9,372,356      9,421,206     30,744,882     25,596,463
  Engineering.............................      5,291,517      5,786,790     16,721,631     16,398,678
                                              -----------    -----------    -----------    -----------
                                               14,663,873     15,207,996     47,466,513     41,995,141
                                              -----------    -----------    -----------    -----------
Gross margin..............................      1,167,070      3,056,618      6,626,370      8,558,692
Marketing, general and administrative
  expenses................................      1,202,211      1,454,708      3,612,805      4,205,030
                                              -----------    -----------    -----------    -----------
Operating income..........................        (35,141)     1,601,910      3,013,565      4,353,662
Other income (expense):
  Interest expense........................        (64,435)       (16,945)      (211,291)       (64,342)
  Interest and other income, net..........        106,642         44,824        263,783        148,794
                                              -----------    -----------    -----------    -----------
                                                   42,207         27,879         52,492         84,452
                                              -----------    -----------    -----------    -----------
Income before income taxes................          7,066      1,629,789      3,066,057      4,438,114
Income tax provision......................          2,402        554,128      1,042,459      1,508,959
                                              -----------    -----------    -----------    -----------
Net income................................    $     4,664    $ 1,075,661    $ 2,023,598    $ 2,929,155
                                              ===========    ===========    ===========    ===========
Net income per share data:
  Basic...................................    $      0.00    $      0.20    $      0.37    $      0.55
                                              ===========    ===========    ===========    ===========
  Diluted.................................    $      0.00    $      0.19    $      0.36    $      0.52
                                              ===========    ===========    ===========    ===========

                See accompanying notes to financial statements.

                               SeaMED CORPORATION

                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                    NINE MONTHS ENDED
                                                                        MARCH 31,
                                                                --------------------------
                                                                   1999           1998
                                                                   ----           ----
OPERATING ACTIVITIES
Net income..................................................    $ 2,023,597    $ 2,929,156
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation..............................................      1,744,979      1,281,395
  Provision for bad debts...................................         28,542        111,430
  Deferred tax benefit......................................             --       (513,480)
  Changes in operating assets and liabilities:
     Decrease (Increase) in accounts receivable.............        414,742     (3,701,532)
     Decrease (Increase) in inventories.....................      4,831,128     (3,842,291)
     Increase (Decrease) in accounts payable, accrued
      expenses, and deferred revenue........................     (4,502,742)     2,763,264
     Decrease (Increase) in other assets and prepaid
      expenses..............................................        381,036       (279,705)
                                                                -----------    -----------
Net cash provided by (used in) operating activities.........      4,921,282     (1,251,763)
INVESTING ACTIVITIES
Purchases of equipment and leasehold improvements...........     (2,231,769)    (2,265,627)
Maturity of short-term investments..........................             --      3,766,100
                                                                -----------    -----------
Net cash provided by (used in) investing activities.........     (2,231,769)     1,500,473
FINANCING ACTIVITIES
Proceeds from stock options exercised.......................        166,735         85,643
Proceeds from sale of common stock under employee stock
  purchase plan.............................................        397,900        374,226
Net (payments of) borrowings under credit line..............             --     (1,068,240)
Proceeds from notes payable.................................      1,500,000        625,000
Principal payments on notes payable.........................       (473,394)      (265,077)
                                                                -----------    -----------
Net cash provided by financing activities...................      1,591,241       (248,448)
                                                                -----------    -----------
Net increase in cash........................................      4,280,754            262
Cash and cash equivalents at beginning of period............      6,428,718          9,092
                                                                -----------    -----------
Cash and cash equivalents at end of period..................    $10,709,472    $     9,354
                                                                ===========    ===========

                See accompanying notes to financial statements.

                     ITEM 1. NOTES TO FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

     Basis of Presentation

     The accompanying unaudited financial statements have been prepared by SeaMED Corporation (the Company) in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary for a fair presentation have been included. The balance sheet at June 30, 1998 has been derived from audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the nine-month period ended March 31, 1999, are not necessarily indicative of results to be expected for the entire year ending June 30, 1999 or for any other fiscal period. For further information, refer to the financial statements and footnotes included in the Company's Form 10-K for the year ended June 30, 1998.

2. REVENUE RECOGNITION

     The Company recognizes revenues from contracts to perform engineering design and product development as the related engineering service is performed. When estimates indicate a probable loss on a contract, the full amount of such loss is accrued at that time. The Company generally recognizes revenue from manufacturing services when the related products are shipped.

3. RECENTLY ISSUED ACCOUNTING STANDARDS

     As of July 1, 1998, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income." The adoption of SFAS No. 130 had no impact on the Company's operating results or shareholders' equity. For the nine months ended March 31, 1999, net income and comprehensive income were the same.

     In 1997, the Financial Standards Accounting Standards Board (FASB) issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is required to be adopted for periods beginning after December 15, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." Companies will be required to report each operating segment and related information, as defined in SFAS No. 131, in the notes to financial statements. The Company plans to adopt SFAS No. 131 in 1999. SFAS No. 131 is not required to be applied to interim financial statements in the initial year of adoption.

     In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted for periods beginning after June 15, 1999. Due to the minimal use of derivative instruments and hedging activities, the Company does not expect the impact of SFAS No. 133 to be material.

4. INVENTORIES

     Inventories consist of the following:

                                                         MARCH 31,      JUNE 30,
                                                           1999           1998
                                                         ---------      --------
Work in process.....................................    $ 2,451,218    $ 3,685,594
Purchased and manufactured parts....................      9,153,659     12,366,257
                                                        -----------    -----------
                                                         11,604,877     16,051,851
Less inventory reserve..............................      1,250,488        866,334
                                                        -----------    -----------
                                                        $10,354,389    $15,185,517
                                                        ===========    ===========

5. NET INCOME PER SHARE

     The following table sets forth the computation of basic and diluted net income per share.

                                                       QUARTER ENDED             NINE MONTHS ENDED
                                                         MARCH 31,                   MARCH 31,
                                                  ------------------------    ------------------------
                                                     1999          1998          1999          1998
                                                     ----          ----          ----          ----
Numerator:
  Numerator for basic and diluted net income
     per share
     Net income as reported...................         4,664     1,075,661     2,023,597     2,929,155
                                                  ==========    ==========    ==========    ==========
Denominator:
  Denominator for basic net income per
     share -- weighted average common
     shares...................................     5,545,184     5,330,939     5,501,013     5,294,509
                                                  ----------    ----------    ----------    ----------
  Effect of dilutive securities:
     Net effect of dilutive stock options
       based on the treasury stock method
       using average market price.............       112,157       301,507       159,202       314,748
     Net effect of dilutive stock warrants
       based on the treasury stock method
       using average market price.............             0        28,889             0        28,626
                                                  ----------    ----------    ----------    ----------
  Dilutive potential common shares............       112,157       330,396       159,202       343,374
                                                  ----------    ----------    ----------    ----------
  Denominator for diluted net income per
     share....................................     5,657,341     5,661,335     5,660,215     5,637,883
                                                  ==========    ==========    ==========    ==========
Basic net income per share....................    $      .00    $      .20    $      .37    $      .55
                                                  ==========    ==========    ==========    ==========
Diluted net income per share..................    $      .00    $      .19    $      .36    $      .52
                                                  ==========    ==========    ==========    ==========

6. NOTES PAYABLE

     Variable Rate Note

     The Company borrowed $2.5 million during fiscal year 1998 and an additional $1.5 million in September 1998 against an existing equipment credit facility. Borrowings under this agreement bear interest at LIBOR plus 1.4% (6.65% at March 31, 1999).

     Equipment Line of Credit Agreement

     In July of 1998, the Company's Board of Directors approved an equipment line of credit up to $5.0 million. Borrowings under this facility bear interest at LIBOR plus 1.4%. This agreement expires October 1, 2001.

     Working-Capital Line of Credit Agreement

     In July of 1998, the Company's Board of Directors approved an increase to its existing working capital line of credit. Under this agreement the Company can borrow up to 85% of eligible accounts receivable and 50% of eligible inventory up to a maximum of $20.0 million. Borrowings under this agreement and the equipment line of credit agreement are payable on demand if certain covenants are not met. These covenants include a maximum debt-to-equity ratio of 1.25-to-1, minimum ratio of earnings before income taxes and interest of 2.0-to-1 and dividend restrictions. Borrowings under this agreement bear interest at the bank's prime rate minus .25% or LIBOR plus 1.2%. This agreement expires October 1, 2001. There were no borrowings outstanding under this line of credit at March 31, 1999.

     Interest Rate Contract

     At March 31, 1999, the Company had an interest rate contract with a notional principal amount of $4.0 million that effectively converts the $4.0 million variable rate note to a fixed rate of 7.5%.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  PLEXUS CORP.

                                      AND

                               SeaMED CORPORATION

                                      AND

                              PS ACQUISITION CORP.

                          DATED AS OF MARCH 16TH, 1999

                               TABLE OF CONTENTS

RECITALS....................................................      1
ARTICLE I DEFINITIONS.......................................      1
     Acquisition............................................      1
     Affiliates.............................................      1
     Affiliate Letter.......................................      1
     Agreement..............................................      1
     Articles of Merger.....................................      1
     Closing................................................      2
     Closing Date...........................................      2
     Code...................................................      2
     Confidentiality Agreement..............................      2
     Disclosure Schedule....................................      2
     ERISA..................................................      2
     Employee Stock Purchase Plan...........................      2
     Exchange Act...........................................      2
     HSR Act................................................      2
     Knowledge of Plexus....................................      2
     Knowledge of SeaMED....................................      2
     Law....................................................      2
     Merger.................................................      2
     Person.................................................      2
     Plexus.................................................      2
     Plexus Common Stock....................................      3
     Plexus Companies.......................................      3
     Plexus Material Adverse Effect.........................      3
     Plexus Stock Value.....................................      3
     Proxy Statement........................................      3
     Registration Statement.................................      3
     Rights Agreement.......................................      3
     SeaMED.................................................      3
     SeaMED Common Stock....................................      3
     SeaMED Material Adverse Effect.........................      3
     SeaMED Rights..........................................      3
     SeaMED Special Meeting.................................      3
     SeaMED Stockholders....................................      3
     SEC....................................................      3
     Securities Act.........................................      3
     Subsidiary.............................................      3
     Voting Agreements......................................      4
     WBCA...................................................      4
     Year 2000 Compliant....................................      4
     Other Terms............................................      4

ARTICLE II THE MERGER.......................................      5
     2.1  The Merger........................................      5
     2.2  Effective Time of Merger..........................      5
     2.3  Articles of Incorporation of Surviving
          Corporation.......................................      5
     2.4  Bylaws of Surviving Corporation...................      5
     2.5  Directors and Officers of Surviving Corporation...      5
     2.6  Conversion of SeaMED Common Stock.................      5
     2.7  Conversion of Acquisition Common Stock............      6

     2.8  Exchange of SeaMED Certificates...................      6
     2.9  Stock Transfer Books..............................      8
     2.10 Reorganization; Pooling...........................      8
     2.11 Dissenting Shares.................................      8
     2.12 SeaMED Stock Options..............................      8
     2.13 Voting Agreements.................................      9

ARTICLE III OTHER AGREEMENTS................................      9
     3.1  Proxy Statement and Registration Statement........      9
     3.2  Approval of SeaMED Stockholders...................     10
     3.3  HSR Act...........................................     10
     3.4  Access............................................     10
     3.5  Disclosure Schedule...............................     10
     3.6  Conditions to Merger..............................     10
     3.7  Deliveries of Information; Consultation...........     11
     3.8  Affiliates; Accounting and Tax Treatment..........     11
     3.9  Other Transactions................................     12
     3.10 Letter of SeaMED's Accountants....................     14
     3.11 Letter of Plexus's Accountants....................     14
     3.12 NASDAQ Listing....................................     15
     3.13 Public Announcements..............................     15
     3.14 Indemnification and Insurance.....................     15
     3.15 Agreement of Plexus...............................     16
     3.16 Operation of Subsidiary; Relocation of
      Facilities............................................     16
     3.17 Employee Benefits.................................     16
     3.18 Severance Benefits................................     17
     3.19 Combined Financial Results........................     17
     3.20 S-3 Registration..................................     17
     3.21 Additional Board Actions..........................     17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SEAMED.........     17
     4.1  Organization; Business............................     17
     4.2  Capitalization....................................     18
     4.3  Authorization; Enforceability.....................     18
     4.4  No Violation or Conflict..........................     18
     4.5  Title to Assets...................................     18
     4.6  Litigation........................................     19
     4.7  SeaMED SEC Reports and Books and Records..........     19
     4.8  Absence of Certain Changes........................     19
     4.9  Existing Contracts................................     19
     4.10 Performance of Existing Contracts.................     20
     4.11 Insurance Policies................................     20
     4.12 Employee Benefit Plans............................     20
     4.13 No Violation of Law...............................     21
     4.14 Brokers...........................................     22
     4.15 Taxes.............................................     22
     4.16 Governmental Approvals............................     22
     4.17 No Pending Other Transactions.....................     23
     4.18 Labor Matters.....................................     23
     4.19 Disclosure........................................     23
     4.20 Information Supplied..............................     23
     4.21 Vote Required.....................................     23
     4.22 Accounting Matters................................     23
     4.23 Opinion of Financial Advisor......................     23

     4.24 Environmental Protection..........................     24
     4.25 Year 2000 Compliance..............................     25
     4.26 Customers.........................................     25
     4.27 Software Licenses.................................     25
     4.28 Additional Board Approvals........................     25

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PLEXUS AND
ACQUISITION.................................................     26
     5.1  Organization......................................     26
     5.2  Capitalization....................................     26
     5.3  Authorization; Enforceability.....................     26
     5.4  No Violation or Conflict..........................     26
     5.5  Litigation........................................     27
     5.6  Plexus SEC Reports................................     27
     5.7  Brokers...........................................     27
     5.8  Governmental Approvals............................     27
     5.9  Disclosure........................................     27
     5.10 Information Supplied..............................     28
     5.11 Accounting Matters................................     28
     5.12 Absence of Certain Changes........................     28
     5.13 No Violation of Law...............................     28
     5.14 Year 2000 Compliance..............................     28
     5.15 Customers.........................................     28

ARTICLE VI CONDUCT OF BUSINESS BY SEAMED PENDING THE
MERGER......................................................     29
     6.1  Carry on in Regular Course........................     29
     6.2  Use of Assets.....................................     29
     6.3  No Default........................................     29
     6.4  Employment Matters................................     29
     6.5  Indebtedness......................................     29
     6.6  Preservation of Relationships.....................     29
     6.7  Compliance with Laws..............................     29
     6.8  Taxes.............................................     29
     6.9  Amendments........................................     29
     6.10 Dividends; Redemptions; Issuance of Stock.........     29
     6.11 No Dispositions or Acquisitions...................     29

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
PLEXUS AND ACQUISITION......................................     30
     7.1  Compliance with Agreement.........................     30
     7.2  No Litigation.....................................     30
     7.3  Representations and Warranties of SeaMED..........     30
     7.4  No SeaMED Material Adverse Effect.................     30
     7.5  Approval of SeaMED Shareholders; Articles of
      Merger................................................     30
     7.6  Closing Certificate...............................     30
     7.7  Governmental Approvals............................     30
     7.8  Accountant Letter.................................     31
     7.9  Pooling Opinion...................................     31
     7.10 Affiliate Letters.................................     31
     7.11 Plexus Stock Value................................     31
     7.12 Confidentiality Agreement.........................     31
     7.13 SeaMED Rights and Approval........................     31
     7.14 Dissenters........................................     31
     7.15 Consents..........................................     31

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
SEAMED......................................................     31
     8.1  Compliance with Agreement.........................     31
     8.2  No Litigation.....................................     31
     8.3  Representations and Warranties of Plexus and
      Acquisition...........................................     31
     8.4  No Plexus Material Adverse Effect.................     32
     8.5  Approval of SeaMED Stockholders; Articles of
      Merger................................................     32
     8.6  Closing Certificate...............................     32
     8.7  Governmental Approvals............................     32
     8.8  Tax Opinion.......................................     32
     8.9  Accountant Letter.................................     32
     8.10 Plexus Stock Value................................     32

ARTICLE IX TERMINATION; MISCELLANEOUS.......................     33
     9.1  Termination.......................................     33
     9.2  Rights on Termination; Waiver.....................     34
     9.3  Survival of Representations, Warranties and
          Covenants.........................................     34
     9.4  Entire Agreement; Amendment.......................     34
     9.5  Expenses..........................................     35
     9.6  Governing Law.....................................     35
     9.7  Assignment........................................     35
     9.8  Notices...........................................     35
     9.9  Counterparts; Headings............................     36
     9.10 Interpretation....................................     36
     9.11 Severability......................................     36
     9.12 No Reliance.......................................     36
     9.13 Exhibits and Disclosure Schedule..................     36
     9.14 Further Assurances................................     36

EXHIBITS:

A. Form of Plexus Affiliate Letter
B. Form of SeaMED Affiliate Letter
C. Form of Employment Agreement
D. Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made as of the 16TH day of March, 1999 by and among PLEXUS CORP., SeaMED CORPORATION and PS ACQUISITION CORP.

                                    RECITALS

     WHEREAS, the respective Boards of Directors of Plexus, SeaMED and Acquisition have: (a) determined that the merger of Acquisition with and into SeaMED pursuant to, and subject to all of the terms and conditions of, this Agreement is advisable, fair and in the best interests of Plexus, SeaMED and Acquisition and their respective shareholders; and (b) approved the Merger, this Agreement and the transactions contemplated by this Agreement; and

     WHEREAS, the Board of Directors of SeaMED has directed that this Agreement and the transactions described in this Agreement be submitted for approval at the SeaMED Special Meeting; and

     WHEREAS, the Board of Directors of Plexus has directed that Plexus Common Stock be issued pursuant to this Agreement; and

     WHEREAS, Plexus, SeaMED and Acquisition desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

     WHEREAS, Plexus, SeaMED and Acquisition intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code; and

     WHEREAS, for financial accounting purposes, Plexus, SeaMED and Acquisition intend that the Merger be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                                   ARTICLE I

                                  DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     Acquisition. "Acquisition" shall mean PS Acquisition Corp., a Washington corporation and a wholly-owned Subsidiary of Plexus.

     Affiliates. "Affiliates" shall mean all Persons who are affiliates of either SeaMED or Plexus for purposes of Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the SEC, or both.

     Affiliate Letter. "Affiliate Letter" shall mean a letter from each Affiliate in substantially the form of Exhibit A attached to this Agreement for Affiliates of Plexus and Exhibit B for Affiliates of SeaMED.

     Agreement. "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits attached hereto and together with the Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

     Articles of Merger. "Articles of Merger" shall mean Articles of Merger in a form approved for filing in accordance with the WBCA.

     Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

     Closing Date. "Closing Date" shall mean:

          (a) that date which is no more than two (2) business days after satisfaction or waiver of all of the conditions set forth in Article VII and Article VIII of this Agreement; or

          (b) such other date as the parties may mutually agree to in writing.

     Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as the same may be in effect from time to time.

     Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between Plexus and SeaMED dated on or about February 8, 1999.

     Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule dated the date of this Agreement delivered by SeaMED to Plexus contemporaneously with the execution and delivery of this Agreement and as the same may be amended from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

     Employee Stock Purchase Plan. "Employee Stock Purchase Plan" shall mean the SeaMED 1996 Employee Stock Purchase Plan.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be in effect from time to time.

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as the same may be in effect from time to time.

     Knowledge of Plexus. "Knowledge of Plexus" shall mean, for purposes of this Agreement, when any fact or matter is stated to be "to the Knowledge of Plexus" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry of the executive officers of Plexus.

     Knowledge of SeaMED. "Knowledge of SeaMED" shall mean, for purposes of this Agreement, when any fact or matter is stated to be " to the Knowledge of SeaMED" or words of similar import, the actual knowledge of the existence or nonexistence of such fact or matter, after reasonable inquiry, of W. Robert Berg and Edgar F. Rampy and, to the extent the representation or warranty is within the specific area of expertise of another executive officer of SeaMED, such executive officer of SeaMED.

     Law. "Law" shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder by any regulatory agencies.

     Merger. "Merger" shall mean the merger of Acquisition with and into SeaMED pursuant to this Agreement.

     Person. "Person" shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

     Plexus. "Plexus" shall mean Plexus Corp., a Wisconsin corporation.

     Plexus Common Stock. "Plexus Common Stock" shall mean shares of Common Stock, $.01 par value, of Plexus.

     Plexus Companies. "Plexus Companies" shall mean Plexus and all Subsidiaries of Plexus.

     Plexus Material Adverse Effect. "Plexus Material Adverse Effect" shall mean any event, condition or fact which is materially adverse to the financial condition, properties, business, results of operations or prospects of the Plexus Companies taken as a whole, other than (i) events, conditions or facts arising out of general economic conditions unrelated to the business in which any of the Plexus Companies are engaged; (ii) events, conditions or facts arising out of conditions generally affecting the contract manufacturing industry; (iii) events, conditions or facts arising out of or resulting from the announcement of the Merger.

     Plexus Stock Value. "Plexus Stock Value" shall mean the closing price of Plexus Common Stock on the NASDAQ Stock Market on each of the twenty (20) trading days ending three (3) days prior to the Closing Date.

     Proxy Statement. "Proxy Statement" shall mean the proxy statement/prospectus of SeaMED and Plexus to be filed with the SEC and to be distributed to the SeaMED Shareholders in connection with the SeaMED Special Meeting and the approval of the Merger by the SeaMED Shareholders, which shall also constitute the prospectus of Plexus filed as a part of the Registration Statement.

     Registration Statement. "Registration Statement" shall mean a registration statement on Form S-4 to be filed under the Securities Act by Plexus in connection with the Merger for purposes of registering the shares of Plexus Common Stock to be issued in the Merger pursuant to Article II of this Agreement.

     Rights Agreement. "Rights Agreement" means that certain Rights Agreement dated January 27, 1998 between SeaMED and Chase Mellon Shareholder Services, LLC.

     SeaMED. "SeaMED" shall mean SeaMED Corporation, a Washington corporation.

     SeaMED Common Stock. "SeaMED Common Stock" shall mean all of the issued and outstanding shares of common stock, no par value, of SeaMED.

     SeaMED Material Adverse Effect. "SeaMED Material Adverse Effect" shall mean any event, condition or fact which is materially adverse to the financial condition, properties, business, results of operations or prospects of SeaMED, other than (i) events, conditions or facts arising out of general economic conditions unrelated to the business in which SeaMED is engaged; (ii) events, conditions or facts arising out of conditions generally affecting the medical device industry; (iii) events, conditions or facts arising out of or resulting from the announcement of the Merger.

     SeaMED Rights. "SeaMED Rights" shall mean the preferred share purchase rights issued under the Rights Agreement dated January 27, 1998 between SeaMED and Chase Mellon Shareholder Services, LLC.

     SeaMED Special Meeting. "SeaMED Special Meeting" shall mean a special meeting of the SeaMED Shareholders for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement and for such other purposes as may be necessary or desirable.

     SeaMED Shareholders. "SeaMED Shareholders" shall mean all Persons owning shares of SeaMED Common Stock on the relevant date.

     SEC. "SEC" shall mean the Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as the same may be in effect from time to time.

     Subsidiary. "Subsidiary" shall mean any corporation, at least a majority of the outstanding capital stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the board of directors of such corporation) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

     Voting Agreements. "Voting Agreements" shall mean the agreements of each of
W. Robert Berg, Edgar F. Rampy, and R. Scott Asen in the form of Exhibit D attached to this Agreement.

     WBCA. "WBCA" shall mean the Washington Business Corporation Act, as the same shall be in effect from time to time.

     Year 2000 Compliant. "Year 2000 Compliant" shall mean with respect to a Person's material hardware and software systems, that such hardware and software is designed to be used prior to, during, and after the calendar Year 2000 A.D., and such hardware and software used during each such time period will accurately receive, provide and process date/time data from, into and between the twentieth and twenty-first centuries in all material ways, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data in all material ways, to the extent that other hardware and software, used in combination with that Person's hardware and software, properly exchanges date/time data with that Person's hardware and software.

     Other Terms. The following terms shall have the meanings specified in the following noted Sections of this Agreement:

TERM                                                            SECTION
----                                                            -------
Break-up Fee................................................     3.9
Cause.......................................................     3.18
CERCLA......................................................     4.24
Effective Time of Merger....................................     2.2
Employee Benefit Plans......................................     4.12
Environmental Claim.........................................     4.24
Environmental Hazardous Material............................     4.24
Environmental Laws..........................................     4.24
Environmental Permits.......................................     4.24
Environmental Release.......................................     4.24
Exchange Agent..............................................     2.8
Exchange Fund...............................................     2.8
Exchange Rate...............................................     2.6
Existing Contracts..........................................     4.9
Existing Liens..............................................     4.5
Existing Litigation.........................................     4.6
Existing Plans..............................................     4.12
Indebtedness................................................     4.9
Indemnified Parties.........................................     3.14
Lien........................................................     4.5
Other Proposal..............................................     3.9
Other Transaction...........................................     3.9
Plexus SEC Reports..........................................     5.6
Representatives.............................................     3.9
Superior Proposal...........................................     3.9
Surviving Corporation.......................................     2.1
Takeover Proposal...........................................     3.9
SeaMED Certificates.........................................     2.8
SeaMED Options..............................................     2.12
SeaMED Option Plans.........................................     2.12
SeaMED SEC Reports..........................................     4.7

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. At the Effective Time of Merger and upon and subject to the terms and conditions of this Agreement, Acquisition will be merged with and into SeaMED, which shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Washington, and the separate existence of Acquisition shall thereupon cease. The Merger shall be pursuant to the provisions of, and shall be with the effects provided in, the WBCA.

     2.2 Effective Time of Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, Acquisition and SeaMED will cause the Articles of Merger to be executed, delivered and filed as provided in the WBCA. The Merger shall become effective at the time of the filing of the Articles of Merger with the Washington Secretary of State or at such later time as Plexus and SeaMED may agree and as may be set forth in the Articles of Merger. The date and time on which the Merger shall become effective is referred to in this Agreement as the "Effective Time of Merger".

     2.3 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of SeaMED as in effect immediately prior to the Effective Time of Merger shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with Law.

     2.4 Bylaws of Surviving Corporation. The Bylaws of SeaMED as in effect immediately prior to the Effective Time of Merger shall be the Bylaws of the Surviving Corporation until amended in accordance with Law.

     2.5 Directors and Officers of Surviving Corporation. The duly qualified and acting directors and officers of Acquisition immediately prior to the Effective Time of Merger shall be the directors and officers of the Surviving Corporation, to hold office as provided in the Bylaws of the Surviving Corporation.

     2.6 Conversion of SeaMED Common Stock.

          (a) Conversion. At the Effective Time of Merger, by virtue of the Merger and without any action on the part of Acquisition, SeaMED, Plexus or the SeaMED Shareholders:

             (i) Each share of SeaMED Common Stock issued and outstanding at the Effective Time of Merger, except as provided in subsection (ii) below, shall be converted into shares of Plexus Common Stock on the terms and conditions set forth in this Agreement subject to the provisions of
        Section 2.8(e) of this Agreement concerning cash being paid for fractional shares at the rate of the stated number of shares of Plexus Common Stock for each share of SeaMED Common Stock, determined as follows ("the Exchange Rate").

                (A) If the Plexus Stock Value is equal to or greater than $30.00, and equal to or less than $37.50, the Exchange Rate shall be
           0.4000 shares of Plexus Common Stock for each share of SeaMED Common Stock.

                (B) In the event the Plexus Stock Value is equal to or greater than $27.00 but less than $30.00, the Exchange Rate shall be determined by dividing $12.00 by the Plexus Stock Value.

                (C) In the event the Plexus Stock Value is less than $27.00, the Exchange Rate shall be 0.4444 shares of Plexus Common Stock for each share of SeaMED Common Stock.

                (D) In the event the Plexus Stock Value is greater than $37.50, the Exchange Rate shall equal $15.00 divided by the Plexus Stock Value.

     In each such case, the Exchange Rate shall be determined to four decimal places, rounding to the nearest ten thousandth of a share.

             (ii) Any shares of SeaMED Common Stock that are owned by SeaMED at the Effective Time of Merger shall be canceled and retired and cease to exist and no Plexus Common Stock or other consideration shall be issued or delivered in exchange therefor. Any shares of SeaMED Common Stock as to which the holders thereof have perfected dissenter's rights under the WBCA shall be treated as provided in Section 2.11 of this Agreement.

          (b) Adjustment. In the event that, prior to the Effective Time of Merger, there is a reclassification, stock split or stock dividend with respect to outstanding Plexus Common Stock or outstanding SeaMED Common Stock, appropriate and proportionate adjustment, if any, shall be made to the Exchange Rate.

     2.7 Conversion of Acquisition Common Stock. At the Effective Time of Merger, and without any action on the part of the holders of common stock of Acquisition, each share of common stock of Acquisition issued and outstanding at the Effective Time of Merger shall be converted into one (1) share of SeaMED Common Stock.

     2.8 Exchange of SeaMED Certificates.

          (a) Exchange Agent. As of the Effective Time of Merger, Plexus shall deposit, or shall cause to be deposited, with the corporate trust department of Firstar Bank NA, Milwaukee, Wisconsin, or such other bank or trust company designated by Plexus and approved by SeaMED, which approval shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the SeaMED Shareholders, for exchange in accordance with this Article II of this Agreement through the Exchange Agent, certificates representing the shares of Plexus Common Stock (such certificates for shares of Plexus Common Stock, together with any dividends or distributions with respect thereto and together with any cash for fractional share interests made pursuant to Section 2.8(e) of this Agreement, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.6 of this Agreement in exchange for outstanding shares of SeaMED Common Stock.

          (b) Exchange Procedures.

             (i) At or promptly after the Effective Time of Merger, Plexus shall
        (i) cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of Merger represented outstanding shares of SeaMED Common Stock (the "SeaMED Certificates"): (A) a letter of transmittal which shall be in such form and have such provisions as Plexus may reasonably specify; and (B) instructions to effect the surrender of the SeaMED Certificates in exchange for certificates representing shares of Plexus Common Stock; and (ii) direct the Exchange Agent to issue certificates representing that number of whole shares of Plexus Common Stock to which each holder of uncertificated shares of SeaMED Common Stock (as reflected on the books and records of SeaMED's transfer agent) is entitled pursuant to the provisions of this Article II of this Agreement, without any action on the part of such holders, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement.

             (ii) Upon surrender of a SeaMED Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and with such other documents as the Exchange Agent may reasonably require, the holder of such SeaMED Certificate shall be entitled to receive, and Plexus shall cause the Exchange Agent to promptly deliver in exchange therefor, a certificate representing that number of whole shares of Plexus Common Stock to which such holder is entitled in respect of such SeaMED Certificate pursuant to the provisions of this Article II of this Agreement, plus any cash in lieu of any fractional share interest in accordance with Section 2.8(e) of this Agreement, and the SeaMED Certificate so surrendered shall forthwith be canceled; provided, however, that fractional share interests of any one holder shall be aggregated to maximize the number of whole shares of Plexus Common Stock to be issued and minimize the fractional interests to be paid in cash as provided in Section 2.8(e) of this Agreement.

             (iii) In the event of a transfer of ownership of shares of SeaMED Common Stock which is not registered in the transfer records of SeaMED, a certificate representing the proper number of shares of Plexus Common Stock, and any cash in lieu of any fractional share interests in accordance with Section 2.8(e) of this Agreement, shall be delivered to the transferee if the SeaMED Certificate which represented such shares of SeaMED Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

             (iv) Until surrendered as contemplated by this Section 2.8 of this Agreement, each SeaMED Certificate shall be deemed at all times after the Effective Time of Merger to represent only the right to receive upon surrender a certificate representing shares of Plexus Common Stock and cash in lieu of any fractional share interest as contemplated by Section 2.8(e) of this Agreement, or in respect of dissenting shares, the consideration determined pursuant to Section 2.11 of this Agreement.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time of Merger with respect to Plexus Common Stock with a record date after the Effective Time of Merger shall be paid to the holder of any unsurrendered SeaMED Certificate with respect to the shares of Plexus Common Stock represented thereby, and no cash payment in lieu of a fractional share shall be paid to any such holder pursuant to Section 2.8(e) of this Agreement, until the holder of such SeaMED Certificate has surrendered such SeaMED Certificate to the Exchange Agent. Subject to the effect of any applicable Law, following the surrender of any such SeaMED Certificate, there shall be paid to the holder of the certificate representing whole shares of Plexus Common Stock issued in exchange for the surrendered SeaMED Certificates, without interest: (i) promptly, the amount of any cash payable with respect to a fractional share interest to which such holder is entitled pursuant to
     Section 2.8(e) of this Agreement and the amount of dividends or other distributions with a record date after the Effective Time of Merger theretofore paid with respect to such whole shares of Plexus Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of Merger but prior to surrender and a payment date occurring after surrender payable with respect to such whole shares of Plexus Common Stock.

          (d) No Further Rights in SeaMED Common Stock. All shares of Plexus Common Stock issued upon conversion of the SeaMED Common Stock in accordance with the terms of this Agreement (and any cash paid pursuant to Section 2.8(e) of this Agreement) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the SeaMED Common Stock.

          (e) No Fractional Shares. No fractional shares of Plexus Common Stock shall be issued in the Merger. All fractional share interests of a holder of more than one SeaMED Certificate at the Effective Time of Merger shall be aggregated. If a fractional share interest results after such aggregation, each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest by the Plexus Stock Value. Promptly after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Plexus and Plexus shall direct the Exchange Agent to deliver such amounts to such holders in accordance with Section 2.8(b) of this Agreement, subject to and in accordance with the terms of Section 2.8(c) of this Agreement.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the SeaMED Shareholders after twelve (12) months after the Effective Time of Merger shall be delivered to Plexus, upon demand, and any SeaMED Shareholders who have not theretofore complied with this Article II of this Agreement shall thereafter look only to Plexus for payment of their claim for shares of Plexus Common Stock, any cash in lieu of fractional share interests and any dividends or distributions with respect to Plexus Common Stock.

          (g) No Liability. Neither the Exchange Agent nor any party to this Agreement shall be liable to any SeaMED Shareholder for any shares of SeaMED Common Stock or Plexus Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Withholding Rights. Subject to the following sentences of this
     Section 2.8(h), Plexus shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any SeaMED Shareholder such amounts as Plexus is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. If withholding is required for anything other than back up withholding on cash payments, Plexus will notify SeaMED and provide SeaMED the right to provide an opinion of legal counsel that no withholding is covered. To the extent that amounts are withheld by Plexus, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the SeaMED Shareholder in respect of which such deduction and withholding was made by Plexus.

     2.9 Stock Transfer Books. At the Effective Time of Merger, the stock transfer books of SeaMED shall be closed and there shall be no further registration of transfers of shares of SeaMED Common Stock thereafter on the records of SeaMED. From and after the Effective Time of Merger, the holders of SeaMED Certificates outstanding immediately prior to the Effective Time of Merger shall cease to have any rights with respect to such shares of SeaMED Common Stock except as otherwise provided in this Agreement or by Law.

     2.10 Reorganization; Pooling. The parties intend that this Agreement be a plan of reorganization within the meaning of Section 368(a) of the Code and that the Merger be a tax-free reorganization under Section 368(a) of the Code and that the Merger qualify for pooling of interests accounting treatment.

     2.11 Dissenting Shares. Any shares of SeaMED Common Stock as to which dissenters' rights are perfected under Chapter 23B.13 of the WBCA shall be treated in accordance therewith, notwithstanding any other provision of this Agreement.

     2.12 SeaMED Stock Options.

          (a) Conversion. At the Effective Time of Merger, each outstanding option to purchase shares of SeaMED Common Stock (a "SeaMED Option") under SeaMED's 1988 Stock Option Plan, 1995 Employee Stock Option and Incentive Plan, and 1997 Employee Nonqualified Stock Option Plan, each as amended (the "SeaMED Option Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such SeaMED Option, the same number of shares of Plexus Common Stock as the holder of such SeaMED Option would have been entitled to receive pursuant to the Merger had such holder exercised such SeaMED Option in full immediately prior to the Effective Time of Merger (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to: (i) the aggregate exercise price for the shares of SeaMED Common Stock otherwise purchasable pursuant to such SeaMED Option; divided by (ii) the number of full shares of Plexus Common Stock deemed purchasable pursuant to such SeaMED Option in accordance with the foregoing; provided, however, that in the case of any SeaMED Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time of Merger, SeaMED shall make all necessary arrangements to permit the assumption of the unexercised SeaMED Options by Plexus pursuant to this Section.

          (b) Assumption. Effective at the Effective Time of Merger, Plexus shall assume each SeaMED Option in accordance with the terms of the SeaMED Option Plan under which it was issued and all of the terms and conditions of the stock option agreement by which it is evidenced. At or prior to the Effective Time of Merger, Plexus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Plexus Common Stock for delivery upon exercise of SeaMED Options assumed by it in accordance with this Section 2.12 of this Agreement. As soon as practicable after the Effective Time of Merger, Plexus shall file a registration statement (or a post-effective amendment to the registration statement) on Form S-8 (or any successor or other appropriate form) with respect to the Plexus Common Stock subject to such SeaMED Options, and shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such SeaMED Options remain outstanding.

     2.13 Voting Agreements. Each of W. Robert Berg, Edgar F. Rampy and R. Scott Asen has delivered a duly executed Voting Agreement, and shall comply with the terms thereof.

                                  ARTICLE III

                                OTHER AGREEMENTS

     3.1 Proxy Statement and Registration Statement. Plexus and SeaMED will prepare and file with the SEC the Registration Statement and the Proxy Statement as soon as reasonably practicable after the date of this Agreement. Plexus and SeaMED shall use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Plexus and SeaMED shall also take such action as may be reasonably required to cause the shares of Plexus Common Stock issuable pursuant to the Merger to be registered or to obtain an exemption from registration or qualification under applicable state "blue sky" or securities Laws; provided, however, that Plexus shall not be required to qualify as a foreign corporation or to file any general consent to service of process under the Laws of any jurisdiction or to comply with any other requirements deemed by Plexus to be unduly burdensome. Each party to this Agreement will furnish to the other parties all information concerning itself as each such other party or its counsel may reasonably request and which is required or customary for inclusion in the Proxy Statement and the Registration Statement.

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     3.2 Approval of SeaMED Shareholders. SeaMED shall, as soon as reasonably practicable: (i) take all steps necessary duly to call, give notice of, convene and hold the SeaMED Special Meeting; (ii) distribute the Proxy Statement, which shall also constitute the prospectus of Plexus included in the Registration Statement, to the SeaMED Shareholders in accordance with applicable federal and state Law and its Articles of Incorporation and Bylaws; (iii) subject to the provisions of Section 3.9 of this Agreement, recommend to the SeaMED Shareholders the approval of this Agreement and the transactions contemplated by this Agreement and such other matters as may be submitted to the SeaMED Shareholders in connection with this Agreement; and (iv) cooperate and consult with Plexus with respect to each of the foregoing matters. The SeaMED Special Meeting shall be held on such date as is mutually determined by SeaMED and Plexus.

     3.3 HSR Act. Each party shall: (a) file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act; and (b) use reasonable best efforts to make such filings promptly and to respond promptly to any request for additional information made by either of such agencies.

     3.4 Access.

          (a) Access to SeaMED and Information. Upon reasonable notice, SeaMED shall afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of Plexus full access to all of its books, records, financial information, facilities, key personnel and other documents and materials except such information as may be subject to confidentiality agreements with respect to Other Transactions or Other Proposals; provided that such access shall be upon reasonable notice and during normal business hours of SeaMED. SeaMED shall provide monthly to Plexus the monthly management and financial package prepared in the ordinary course of business by SeaMED for its Board of Directors.

          (b) Access to Plexus Companies. Upon reasonable notice, Plexus shall, and shall cause the other Plexus Companies to, afford to the officers, employees, investment bankers, agents, accountants, attorneys and representatives of SeaMED full access to all of its books, records, financial information, facilities, key personnel and other documents and materials; provided that such access shall be upon reasonable notice and during normal business hours of the Plexus Companies.

          (c) Confidentiality Agreement. SeaMED and Plexus agree that the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that at the Effective Time of Merger, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

     3.5 Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, SeaMED is delivering to Plexus the Disclosure Schedule. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of SeaMED contained in this Agreement. The Disclosure Schedule may be updated or amended by SeaMED prior to Closing except to the extent such modification would disclose a SeaMED Material Adverse Effect.

     3.6 Conditions to Merger. Each party to this Agreement shall use reasonable best efforts to: (a) to the extent within its control, cause all of its representations and warranties contained in this Agreement to be true and correct in all respects on the Closing Date with the same force and effect as if such representations and warranties had been made on the Closing Date; (b) take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including but not limited to making all filings and requests in connection with approvals of or filings with any governmental entity as described in Sections 7.7 and 8.7 of this Agreement and furnishing all information required in connection therewith); (c) promptly cooperate

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with and furnish information to the other parties in connection with any such requirements imposed upon any of them in connection with the Merger; (d) contest any legal proceedings seeking to restrain, enjoin or frustrate the Merger, subject, in the case of SeaMED, to the provisions of Section 3.9(c) of this Agreement concerning Superior Proposals; (e) execute any additional documents or instruments and take any additional actions reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement; and (f) take all reasonable actions necessary to obtain (and cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private Person, required to be obtained or made by the parties to this Agreement in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

     3.7 Deliveries of Information; Consultation. From time to time prior to the Effective Time of Merger:

          (a) Deliveries by SeaMED. SeaMED shall furnish promptly to Plexus: (i) a copy of each report, schedule and other document filed by SeaMED with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly financial statements of SeaMED (as prepared by SeaMED in accordance with its normal accounting procedures) promptly after such financial statements are available; (iii) a summary of any action taken by the Board of Directors, or any committee thereof, of SeaMED; and (iv) all other information concerning the business and properties of SeaMED as Plexus may reasonably request.

          (b) Deliveries by Plexus. Plexus shall promptly furnish to SeaMED: (i) a copy of each report, schedule and other document filed by Plexus with the SEC pursuant to the requirements of federal securities Laws promptly after such documents are available; (ii) the monthly consolidated financial statements of the Plexus Companies (as prepared by Plexus in accordance with its normal accounting procedures) promptly after such financial statements are available; and (iii) all other information concerning the business and properties of any of the Plexus Companies as SeaMED may reasonably request.

          (c) Consultation. SeaMED shall confer and consult with representatives of the Plexus Companies on a regular basis to report on operational matters and the general status of ongoing business operations of SeaMED.

          (d) Litigation. Each party to this Agreement shall provide prompt notice to the other parties of any known litigation, arbitration, proceeding, governmental investigation, citation or action of any kind which may be commenced, threatened or proposed by any Person concerning the legality, validity or propriety of the transactions contemplated by this Agreement. If any such litigation is commenced against any party to this Agreement, the parties shall cooperate in all respects in connection with such litigation and Plexus shall have the right to assume the defense thereof at its cost and expense and, if Plexus does assume such defense, it shall confer regularly with SeaMED and shall not settle any such litigation without the prior consent of SeaMED, which consent shall not be unreasonably withheld.

     3.8 Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, SeaMED shall identify in a letter to Plexus, and Plexus shall identify in a letter to SeaMED, all Persons who are and, to such party's knowledge who will be at the Closing Date, Affiliates of SeaMED and Plexus, respectively. Each of SeaMED and Plexus shall advise their respective Affiliates of the resale restrictions imposed by applicable securities Laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable best efforts to obtain from each of their respective Affiliates an executed Affiliate Letter and shall obtain an executed Affiliate Letter from any Person who becomes an Affiliate of that Person after the

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date of this Agreement and on or prior to the Effective Time of Merger. SeaMED and Plexus will each use its respective reasonable best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a) of the Code.

     3.9 Other Transactions.

          3.9.1 Definitions. As used in this Agreement, the following terms shall have the meanings specified:

             (i) "Other Transaction" shall mean any of the following, other than the Merger as contemplated by this Agreement: (A) a merger, consolidation, share exchange, exchange of securities, reorganization, business combination or other similar transaction involving the SeaMED;
        (B) a sale, lease, transfer or other disposition of all or a significant portion of the total assets of SeaMED in a single transaction or series of related transactions; (C) a sale of, or tender offer or exchange offer for, or acquisition by any Person or group of beneficial owners of, fifteen percent (15%) or more of the outstanding shares of capital stock of SeaMED in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

             (ii) "Other Proposal" shall mean any request for information, expression of interest, inquiry, proposal or offer relating in any manner to an Other Transaction.

          3.9.2 Termination of Discussions. SeaMED shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any parties conducted prior to the date of this Agreement with respect to any Other Transaction or Takeover Proposal (as defined below), except that SeaMED may notify such other parties that the discussions and negotiations are terminated.

          3.9.3 Non Solicitation. From and after the date hereof until the earlier of the Effective Time of Merger or termination of the Agreement, subject to the proviso in the next paragraph, SeaMED agrees that neither it nor any of its officers and directors shall, and that SeaMED shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) (such officers, directors, employees, agents and representatives sometimes collectively referred to herein as "Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Other Transaction (any such proposal or offer being herein after referred to as a "Takeover Proposal").

          SeaMED further agrees that neither it nor its Representatives shall directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to a an Other Proposal or Takeover Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent SeaMED or SeaMED's Board of Directors from:

             (a) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal;

             (b) providing information in response to a request therefor by a Person if the Person making the inquiry makes the following representations, and SeaMED has no reason to believe that the representations are not true, that: (i) the inquiry is made in good faith, (ii) to the knowledge of such Person, the inquiry has not been solicited by SeaMED or its Representatives in breach of Section 3.9(c) hereof; (iii) the Person has reviewed the terms of this Agreement; and
        (iv) subject to due diligence on the information received from SeaMED, the Person requesting the information expects that if it makes an offer to

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        SeaMED it would be a Superior Proposal; provided that the Person so requesting such information must also (y) execute a confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement and (z) submit with such inquiry a nonrefundable, good faith deposit in the form of a check payable to SeaMED in the amount of $50,000, which shall be paid to Plexus in the event that this Agreement is terminated by Plexus pursuant to Section 9.1(c)(v), (vi), (vii) or (viii);

             (c) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide Takeover Proposal; or

             (d) withdrawing or modifying the approval or recommendation by SeaMED's Board of Directors of this Agreement and the Merger in connection with recommending an unsolicited bona fide written Takeover Proposal to the stockholders of SeaMED or entering into any agreement with respect to an unsolicited bona fide written Takeover Proposal;

     IF AND ONLY TO THE EXTENT THAT, both (i) in each such case referred to in clause (b), (c) or (d) above, SeaMED's Board of Directors determines in good faith after receipt of written advice from outside legal counsel experienced in such matters that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law; and either (ii) in each case referred to in clause (c) or (d) above, SeaMED's Board of Directors determines in good faith (after consultation with its financial advisor) that such Takeover Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction superior to the transaction contemplated by this Agreement, taking into account, among other things, the long term prospects and interests of SeaMED and its stockholders (any such superior Takeover Proposal being referred to in this Agreement as a "Superior Proposal"); or (iii) in the case referred to in clause (b) above, the SeaMED Board of Directors determines (after consultation with its financial adviser) that there is a reasonable likelihood that such Person has the financial and other resources to make a Superior Proposal.

     SeaMED agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 3.9.3 and in the Confidentiality Agreement. SeaMED will promptly notify Plexus if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, SeaMED or any of its Representatives relating to a Takeover Proposal, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Plexus informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions, except to the extent that the Board of Directors of SeaMED determines, based upon the written advice of outside legal counsel, that such action is inconsistent with its fiduciary duties under applicable Law. SeaMED also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a Takeover Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its subsidiaries.

          3.9.4 Termination. SeaMED may, by notice to Plexus at any time prior to the Effective Time of Merger, whether before or after the approval by the SeaMED Shareholders, terminate this Agreement if SeaMED enters into, executes or agrees to a Superior Proposal following a good faith determination by the Board of Directors of SeaMED (after compliance by SeaMED with the provisions of Section 3.9.3 of this Agreement) based upon the written advice of outside legal counsel, that such action is necessary to fulfill its fiduciary duties under applicable Law; provided that SeaMED pays Plexus the Break-up Fee provided in Section 3.9.5 hereof.

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          3.9.5 Break-up Fee. SeaMED agrees to pay Plexus, (provided that Plexus is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) within two (2) business days after the termination of this Agreement (or such later date as may apply in the case of (ii) below) by wire transfer, the sum of $3.2 Million in immediately available funds, plus interest on the amounts owed at the prime rate as announced by Key Bank N.A. in effect from time to time during such period plus two percent (the "BREAK-UP FEE") in the event that following the date of the execution of this Agreement, and at or prior to the termination of this Agreement, any of the following events shall have occurred:

             (i) Plexus shall have terminated this Agreement pursuant to Section 9.1(c)(v), (vi), (vii) or (viii) hereof; or

             (ii) if (A) either (y) SeaMED, any of its subsidiaries or any of their Representatives shall have taken any actions pursuant to clause
        (b) or (c) of the proviso set forth in Section 3.9.3 or (z) an Other Proposal shall have been made to SeaMED or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such an Other Proposal with respect to SeaMED and thereafter this Agreement is terminated by either Plexus or SeaMED pursuant to Section 9.1(c)(iv) or 9.1(d)(iii), respectively, and (B) SeaMED consummates an agreement for an Other Transaction within twelve
        (12) months after termination of this Agreement, SeaMED shall promptly, but in no event later than the date of such consummation, pay to Plexus the Breakup Fee.

          The right to the payment of the fees set forth in this Section 3.9.5 shall be the exclusive remedy at law or in equity to which Plexus may be entitled upon termination of this Agreement pursuant to Section 9.1(c)(v),
     (vi) or (vii) hereof.

          SeaMED acknowledges that the agreements contained in this Section
     3.9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Plexus and Acquisition would not enter into this Agreement. If SeaMED fails to promptly pay the amount due pursuant to this Section 3.9.5 and, in order to obtain such payment, Plexus commences a suit which results in a judgment against SeaMED for the fee set forth therein, if Plexus prevails in such suit, SeaMED shall pay to Plexus its reasonable costs and expenses (including attorneys' fees) in connection with such suit, together with interest from the date of termination of this Agreement.

          The agreements contained in this Section 3.9.5 of this Agreement are an integral part of this Agreement and constitute liquidated damages and not a penalty.

     3.10 Letter of SeaMED's Accountants. SeaMED shall use reasonable best efforts to cause to be delivered a letter of Ernst & Young, LLP, SeaMED's independent auditors, dated within two (2) business days before the effective date of the Registration Statement and addressed to SeaMED and Plexus, in form and substance reasonably satisfactory to Plexus and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     3.11 Letter of Plexus's Accountants. Plexus shall use reasonable best efforts to cause to be delivered a letter of PricewaterhouseCoopers LLP, Plexus's independent auditors, dated within two (2) business days before the effective date of the Registration Statement and addressed to Plexus and SeaMED, in form and substance reasonably satisfactory to SeaMED and customary in scope and substance for cold comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

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     3.12 Nasdaq Listing. Plexus shall use reasonable best efforts to provide appropriate notice to cause the shares of Plexus Common Stock to be issued or reserved for issuance pursuant to this Agreement to qualify for quotation on the Nasdaq Stock Market.

     3.13 Public Announcements. SeaMED, Acquisition and Plexus will cooperate with and obtain the consent of each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be required by Law or the Nasdaq Stock Market, in which case such party shall not issue any public announcement or statement prior to consultation with the other parties.

     3.14 Indemnification and Insurance.

          (a) Indemnification. From and after the Effective Time of Merger, Plexus shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Plexus shall also advance expenses as incurred to the extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that said Person is not entitled to indemnification), each present and former employee, agent, director or officer of SeaMED and the heirs, successors and assigns of such Persons (the "Indemnified Parties") against any amounts incurred by such Indemnified Parties, including without limitation, losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys fees incurred in defense or otherwise), judgments and amounts paid in settlement, in connection with any claim, action, suit, proceeding or investigation (i) arising out of or relating to the transactions described in this Agreement or (ii) which arise out of or relate to an Indemnified Party having served as a committee member, director, officer, employee or agent of SeaMED, or as a trustee or fiduciary of any Employee Benefit Plans or otherwise on behalf of SeaMED, whether asserted or commenced prior to or after the Effective Time of Merger.

          (b) Insurance. For at least three (3) years from and after the Effective Time of Merger, Plexus shall maintain, or shall cause to be maintained, in effect directors and officers insurance covering those Persons covered by SeaMED's directors and officers insurance as of the date of this Agreement. This directors and officers insurance shall be not less in terms of coverage and amount as the insurance that SeaMED has in effect covering such officers and directors on the date of this Agreement.

          (c) Notice; Procedure. Any Indemnified Party wishing to claim Indemnification under Section 3.14(a) of this Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Plexus thereof, but the failure to so notify shall not relieve Plexus of any liability it may have to such Indemnified Party if such failure does not materially prejudice Plexus. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of Merger): (i) Plexus shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Plexus shall not be liable to any Indemnified Party for any legal expenses of other counsel thereafter incurred in connection with the defense thereof, unless the Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or in addition to those available to the indemnifying party that reasonably may be expected to lead to conflicts in representation (in which case, if the Indemnified Party notifies the indemnifying party in writing that it elects separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the Indemnified Party with respect to such defenses); (ii) the Indemnified Party will cooperate in all respects as reasonably requested by Plexus in the defense of any such matter, and in connection therewith shall be entitled to reimbursement by Plexus of expenses incurred in connection therewith; and (iii) Plexus shall not be liable for any settlement

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     effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Plexus shall not have any obligation hereunder to any Indemnified Party if a court shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the matter contemplated hereby is prohibited by Law. If such indemnity is not available with respect to any Indemnified Party, the Plexus and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

          (d) Indemnified Parties. The provisions of this Section 3.14 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. Nothing in this Section 3.14 shall limit in any way any other rights to indemnification that any current or former director or officer of SeaMED may have by contract or otherwise.

          (e) Articles of Incorporation; Bylaws. From and after the Effective Time, SeaMED shall fulfill, assume and honor in all respects the obligations of SeaMED pursuant to SeaMED's Articles of Incorporation, bylaws, and any indemnification agreement between SeaMED and any of SeaMED's directors and officers existing and in force as of the date of this Agreement. SeaMED agrees that the indemnification obligations set forth in SeaMED's Articles of Incorporation and bylaws, in each case as of the date of this Agreement, shall survive the Merger with respect to any matter which is based in whole or in part on or arises in whole or in part out of the fact that an individual is or was a director or officer of SeaMED prior to the Effective Time of Merger.

     3.15 Agreement of Plexus. From and after the date of this Agreement and until the Effective Time of Merger, Plexus shall, and shall cause the other Plexus Companies to, diligently carry on its business only in the regular course and in substantially the same manner as heretofore, provided that acquisitions by any of the Plexus Companies of business enterprises engaged in businesses consistent with the businesses of Plexus Companies shall be permitted under this
Section 3.15 of this Agreement.

     3.16 Operation of Subsidiary; Relocation of Facilities. Plexus acknowledges that it intends to operate SeaMED following the Merger as a separate profit center to design, engineer and manufacture medical and commercial products, provided that such operations of SeaMED must be consistent with Plexus's business plan to maximize the synergies with SeaMED and other Plexus Companies to expand the manufacturing of medical and commercial products by SeaMED and Plexus. Plexus acknowledges that it intends to continue to use SeaMED's name with Plexus's name on a blended basis for at least one (1) year after the Effective Time of Merger. Plexus acknowledges that it has no current plans to relocate SeaMED operations, and Plexus agrees that after the Effective Time of Merger, it will use its reasonable business efforts to cause SeaMED to maintain SeaMED's operations in the Seattle metropolitan area for a period of not less than three (3) years. The parties acknowledge the timing and location of possible relocations could be affected by lease terminations and/or opportunities. This section is not intended to confer upon any person, other than the parties to this Agreement, any rights or remedies hereunder.

     3.17 Employee Benefits. Plexus agrees that SeaMED will, as the Surviving Corporation, provide benefits for SeaMED employees that are substantially equivalent to the benefits provided to similarly situated Plexus employees, with prior service considerations as if such SeaMED employees had been employed by Plexus for the period for which they were employed by SeaMED; provided, however, that nothing contained herein shall be considered as requiring Plexus or SeaMED to continue any specific plan or benefit or as precluding amendments to any specific plan or benefit; and provided further, that nothing expressed or implied in this Agreement shall confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without

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limitation any right to employment or to continued employment for any specified period, at any specified location or under any job category, or any specific benefits or specific employee benefit plan.

     3.18 Severance Benefits. Plexus shall cause the following severance benefits to be provided to SeaMED employees whose employment is terminated by Plexus or SeaMED without Cause as a result of the Merger within one year after the Effective Time of Merger, as follows: except as otherwise provided in individual employment agreements, employees will receive on termination severance pay equal to one week base salary for each year of prior service with SeaMED plus one additional month base salary. For purposes of this Section 3.18, "Cause" shall mean termination resulting from a good faith determination by Plexus after reasonable investigation that there has been (x) a failure or refusal in a material respect to follow the reasonable policies and directives of Plexus, after being provided with written notice and a reasonable opportunity to cure; (y) a failure to perform in good faith the duties of his or her position after being provided with written notice and a reasonable opportunity to cure; (z) any act involving embezzlement, theft, material dishonesty, or a conviction of or plea of nolo contendere to a crime involving moral turpitude or a felony.

     3.19 Combined Financial Results. Plexus covenants and agrees that, as promptly as practicable following the end of Plexus's fiscal year, it will publicly release the combined financial results of Plexus and the Plexus Companies (including SeaMED).

     3.20 S-3 Registration. Prior to the end of Plexus's fiscal year, Plexus shall prepare and file with the SEC a registration statement on Form S-3 (or any successor or other appropriate form) for resale of shares of Plexus Common Stock issued in the Merger to R. Scott Asen, and shall use its best efforts to have such filing declared effective under the Securities Act as promptly as practicable thereafter and to continue the effectiveness of such registration until the first anniversary of the Effective Time of Merger. Plexus may postpone, for up to sixty (60) days, the filing of such a registration statement if such registration would give rise to a disclosure obligation that would not be in the best interest of Plexus's shareholders. If, after the registration statement becomes effective, the continuation of the registration statement would give rise to a disclosure obligation that would not be in the best interest of Plexus's shareholders or if Plexus considers it necessary for the registration statement to be amended, such shareholder shall suspend sales until Plexus advises him that such disclosure has been made or is no longer required, or the registration statement has been amended, as the case may be. Plexus shall promptly notify the shareholder of any event, and use its reasonable best efforts to minimize any such postponement or suspension.

     3.21 Additional Board Actions. SeaMED's Board of Directors shall, on or before the Closing Date, take all such actions, conditioned upon the occurrence of the Closing, necessary to redeem all outstanding rights of any holders of SeaMED Rights and to suspend operation of the Employee Stock Purchase Plan, and, if necessary, to ensure approval of the Merger under appropriate sections of WBCA (including without limitation WBCA 23B.19.040).

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SEAMED

     SeaMED hereby represents and warrants to Plexus and Acquisition that, except as set forth in the relevant section of the Disclosure Schedule:

     4.1 Organization; Business.

          (a) Organization. SeaMED is a corporation duly and validly organized and existing under the Laws of its jurisdiction of incorporation. SeaMED is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of

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     property or the conduct of its business requires qualification as a foreign corporation by it, except where the failure to so qualify would not have a SeaMED Material Adverse Effect.

          (b) Corporate Power and Authority. SeaMED has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a SeaMED Material Adverse Effect.

     4.2 Capitalization.

          (a) Capitalization of SeaMED. The entire authorized capital stock of SeaMED consists of: (i) 10,000,000 shares of Common Stock, no par value, of which 5,564,463 shares were issued or outstanding on March 15, 1999; and
     (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding.

          (b) Outstanding Capital Stock; No Subsidiary. All of the outstanding capital stock of SeaMED is duly authorized, validly issued, fully paid and nonassessable. At March 8, 1999, there were options to purchase 520,269 shares outstanding under the SeaMED Option Plans. Except for such options, rights under the Employee Stock Purchase Plan and the SeaMED Rights, there are no options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of SeaMED. SeaMED has no Subsidiaries.

     4.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by SeaMED and all of the documents and instruments required by this Agreement to be executed and delivered by SeaMED are within the corporate power of SeaMED and: (a) have been duly authorized by the Board of Directors of SeaMED; and (b) upon the approval of the SeaMED Shareholders, shall be duly authorized by all necessary corporate action by SeaMED. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by SeaMED will be, when executed and delivered by SeaMED, the valid and binding obligations of SeaMED, enforceable against SeaMED in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     4.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 8.7 of this Agreement or as set forth in the Disclosure Schedule, the execution, delivery and performance of this Agreement by SeaMED do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of SeaMED; or (b) any Existing Contract, except where such conflict or violation would not have a SeaMED Material Adverse Effect.

     4.5 Title to Assets. SeaMED owns good and valid title to the assets and properties which it owns or purports to own, free and clear of any and all Liens affecting material assets and properties of SeaMED, except those Liens identified in the SeaMED SEC Reports or on the Disclosure Schedule as "Existing Liens" and Liens for taxes not yet due and payable and such other Liens or minor imperfections of title, if any, which do not materially detract from the value or interfere with the present use of the affected asset or which individually or in the aggregate would not have a SeaMED Material Adverse Effect. As used in this Agreement, the term "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, covenant, lease or security interest; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset. SeaMED does not own, and has never owned, any fee title to real property.

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

     4.6 Litigation. Except for the litigation identified in the SeaMED SEC Reports or on the Disclosure Schedule as "Existing Litigation": (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of SeaMED, proposed or threatened, or resolved since November 1, 1996, against or relating to SeaMED involving, in each case, (i) an amount in excess of $50,000 or (ii) involving product liability claims, whether or not insured; (b) there are no actions, suits or proceedings pending or, to the Knowledge of SeaMED, proposed or threatened, against SeaMED by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

     4.7 SeaMED SEC Reports and Books and Records.

          (a) Definition. As used in this Agreement, "SeaMED SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by SeaMED with the SEC since November 17, 1996 or filed by SeaMED with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

          (b) SeaMED SEC Reports. The SeaMED SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Financial Statements. The audited financial statements and unaudited quarterly financial statements of SeaMED included in the SeaMED SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited quarterly statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of SeaMED as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited quarterly financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     4.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, since June 30, 1998 there has not been any:

          (a) SeaMED Material Adverse Effect;

          (b) transactions by SeaMED outside the ordinary course of business, except for the transactions contemplated by this Agreement; or

          (c) declaration or payment or setting aside the payment of any dividend or any distribution in respect of the capital stock of SeaMED (except for regular quarterly cash dividends on outstanding shares of SeaMED Common Stock which have been publicly announced by SeaMED) or any direct or indirect redemption, purchase or other acquisition of any such stock by SeaMED.

     4.9 Existing Contracts. The contracts identified on the Disclosure Schedule by reference to this section or which are exhibits to the SeaMED SEC Reports ("Existing Contracts") are the only contracts to which SeaMED is a party or by which SeaMED is bound and which constitute:

          (a) to the Knowledge of SeaMED, a lease of, or agreement to purchase or sell, any capital assets involving an amount in excess of $500,000;

          (b) any union labor contracts;

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

          (c) any management or employment contract which: (i) is in writing; or
     (ii) creates other than an at-will employment relationship;

          (d) any agreements or notes evidencing any Indebtedness; as used in this Agreement, the term "Indebtedness" shall mean any liability or obligation of SeaMED, whether primary or secondary or absolute or contingent: (i) for borrowed money; or (ii) evidenced by notes, bonds, debentures or similar instruments; or (iii) secured by Liens on any assets of SeaMED.

          (e) an agreement by SeaMED which currently restricts its ability to compete in any business or in any geographical area;

          (f) an agreement restricting the right of SeaMED to use or disclose any information in its possession, other than confidentiality agreements relating to (i) potential acquisitions by SeaMED and (ii) engineering and manufacturing contracts or proposals therefor entered into in the ordinary course of business;

          (g) any written agreement with any Affiliate involving payments in excess of $100,000, or any indebtedness of any officer or director of SeaMED to SeaMED (other than advances to employees for employment-related expenses in the ordinary course of SeaMED's business);

          (h) any lease of real estate, or buildings or portions thereof;

          (i) to the Knowledge of SeaMED, any other agreement which: (i) involves an amount in excess of $500,000, other than engineering and manufacturing contracts or purchase contracts with suppliers entered into in the ordinary course of business; or (ii) that is not in the ordinary course of business; or

          (j) guaranties or indemnities (other than engineering and manufacturing agreements entered into in the ordinary course of business or other agreements disclosed in the SeaMED SEC Reports).

     4.10 Performance of Existing Contracts. SeaMED is not in breach of any term, covenant or condition of its Existing Contracts, except for breaches that
(i) are subject to a cure period and such cure period has not expired; and (ii) individually or in the aggregate would not have a SeaMED Material Adverse Effect. Each of the Existing Contracts is in full force and effect and constitutes the legal and binding obligation of SeaMED and, to the Knowledge of SeaMED, constitutes the legal and binding obligation of the other parties thereto.

     4.11 Insurance Policies. SeaMED currently maintains valid insurance as disclosed to Plexus. No property damage, personal injury or liability claims have been made, or are pending, against SeaMED that are not covered by insurance (except for any deductible amounts imposed by such insurance policies). Within the past two (2) years, no insurance company has canceled any insurance (of any type) maintained by SeaMED.

     4.12 Employee Benefit Plans.

          (a) Definition. As used in this Agreement, the term "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee welfare plan, retirement plan, deferred compensation plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, defined contribution plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of SeaMED.

          (b) Existing Plans. Except for the Employee Benefit Plans of SeaMED identified on the Disclosure Schedule or filed as exhibits to the SeaMED SEC Reports (the "Existing Plans"), SeaMED does not maintain, nor is it bound by, any Employee Benefit Plan. All of the Existing

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

     Plans are, to the extent applicable, in compliance in all material respects with ERISA, the Code and all other applicable Laws. All of the Existing Plans which are intended to meet the requirements of Section 401(a) or 403(a) of the Code have been determined to be "qualified" within the meaning of the Code, and, to the Knowledge of SeaMED, there are no facts which would adversely affect the qualified status of any of such Existing Plans. Each Existing Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable Laws. Any Employee Benefit Plan that is not an Existing Plan that has been terminated was done so in compliance in all material respects with all applicable Laws, and, to the Knowledge of SeaMED, there is no basis for further liability or obligation of SeaMED pursuant to any past Employee Benefit Plan.

          (c) Certain Matters. None of the Existing Plans is subject to either Title IV of ERISA or Section 412 of the Code.

          (d) Prohibited Transactions; Reportable Events. To the Knowledge of SeaMED, no prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA or reportable event as described in Section 4043 of ERISA has occurred with respect to any of the Existing Plans.

          (e) Multiemployer Plans. SeaMED is not contributing to, nor has SeaMED contributed to since September 2, 1974, any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

          (f) Claims. There are no pending, or to the Knowledge of SeaMED, threatened claims with respect to any of the Existing Plans, other than claims for benefits arising in the ordinary course of business.

          (g) Welfare Benefits. Except as set forth on the Disclosure Schedule, neither SeaMED nor any Existing Plan provides or has any obligation to provide (or contribute to the cost of) post-retirement (or post-termination of service) welfare benefits with respect to current or former employees of SeaMED, including without limitation post-retirement medical, dental, life insurance, severance or any similar benefit, whether provided on an insured or self-insured basis.

          (h) Welfare Plans. Except as otherwise provided in this Agreement, each Existing Plan that is an "employee welfare benefit plan" as defined in ERISA may be amended or terminated at any time after the Effective Time of Merger without liability to SeaMED.

          (i) COBRA. With respect to each Existing Plan, to the Knowledge of SeaMED, SeaMED has complied in all material respects with the applicable health care continuation and notice provisions of the Consolidation Omnibus Budget Reconciliation Act of 1985 and the proposed regulations thereunder, and the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder.

          (j) The Merger. The Merger and the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of SeaMED to severance benefits or any other payment, except as set forth in the Disclosure Schedule, or accelerate the time of paying or vesting, or increase the amount of compensation due any such employee.

          (k) Copies. Correct and complete copies of all Existing Plans, together with recent summary plan descriptions, have been delivered by SeaMED to Plexus.

     4.13 No Violation of Law. To the Knowledge of SeaMED, neither SeaMED nor any of the assets of SeaMED violate or conflict in any material respect with any Law. Without limitation, to the Knowledge of SeaMED, SeaMED is in compliance with all applicable rules, requirements and permits of the federal Food and Drug Administration, and other federal agencies with respect to the design and manufacture of medical devices and products, except such as would not have a SeaMED
                                      A-21
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Material Adverse Effect. All materials permits or other governmental authorizations maintained or required to be maintained for the conduct of SeaMED's business are set forth in the Disclosure Schedule.

     4.14 Brokers. Except for fees to US Bancorp Piper Jaffray Inc., SeaMED has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

     4.15 Taxes.

          (a) Tax Returns. SeaMED has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, business, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. SeaMED has paid or made adequate provision, in reserves reflected in its financial statements included in the SeaMED SEC Reports in accordance with generally accepted accounting principles, for the payment of all taxes (including interest and penalties) and withholding amounts owed by it or assessable against it. No material tax deficiencies have been proposed or assessed against SeaMED. Except as disclosed in the Disclosure Schedule, there have been no tax audits of SeaMED and there have been no adjustments in respect of the income of or taxes payable by SeaMED or in respect of the withholding effected by SeaMED.

          (b) Extensions. SeaMED has not consented to any extension of the statute of limitation with respect to any open tax returns.

          (c) Tax Liens. There are no tax Liens upon any property or assets of SeaMED except for Liens for current taxes not yet due and payable.

          (d) Delivery of Tax Returns. SeaMED has made available, and will deliver upon request, to Plexus correct and complete copies of all tax returns and reports of SeaMED filed for all periods not barred by the applicable statute of limitations. No examination or audit of any tax return or report for any period not barred by the applicable statute of limitations has occurred, no such examination is in progress and, to the Knowledge of SeaMED, no such examination or audit is planned.

          (e) Employment Taxes. SeaMED has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

          (f) Tax Sharing Agreements. SeaMED is not a party to any agreement relating to allocating or sharing any taxes.

          (g) Excess Parachute Payments. SeaMED is not a party to any contract that could result, on account of the Merger, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (h) Liabilities of Other Persons. SeaMED has no liability for taxes of any kind of any Person other than SeaMED under any contract or under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor or otherwise.

     4.16 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by SeaMED and the consummation of the Merger, except for: (a) the approvals described in Section
8.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

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

     4.17 No Pending Other Transactions. Except for this Agreement, SeaMED is not a party to or bound by any agreement, undertaking or commitment with respect to an Other Transaction.

     4.18 Labor Matters.

          (a) Employee Claims. Except as set forth in the Disclosure Schedule, there are no pending and unresolved material claims by any Person against SeaMED arising out of any statute, ordinance or regulation relating to discrimination against employees or employee practices or occupational or safety and health standards. There is no pending or, to the Knowledge of SeaMED, threatened, labor dispute, strike or work stoppage.

          (b) NLRB Matters. There is not now pending or, to the Knowledge of SeaMED, threatened, any material charge or complaint against SeaMED by or before the National Labor Relations Board or any representative thereof, or any comparable state agency or authority. To the Knowledge of SeaMED, no union organizing activities are in process or contemplated and no petitions have been filed for union organization or representation of employees of SeaMED not presently organized, and to the Knowledge of SeaMED, SeaMED has not committed any unfair labor practices which have not heretofore been corrected and fully remedied.

     4.19 Disclosure. No statement of fact by SeaMED contained in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

     4.20 Information Supplied. None of the information supplied or to be supplied by SeaMED for inclusion or incorporation by reference in: (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (b) the Proxy Statement will, at the date mailed to the SeaMED Shareholders and at the time of the SeaMED Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     4.21 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of SeaMED Common Stock is the only vote of the holders of any class or series of capital stock or other securities of SeaMED entitled to vote necessary to approve the Merger, this Agreement and the transactions contemplated by this Agreement.

     4.22 Accounting Matters. Neither SeaMED nor, to the Knowledge of SeaMED, any of the Affiliates of SeaMED, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

     4.23 Opinion of Financial Advisor. SeaMED has received a written opinion of US Bancorp Piper Jaffray Inc., dated the date of this Agreement, to the effect that the consideration to be received by the SeaMED Shareholders in the Merger is fair to such SeaMED Shareholders from a financial point of view, and SeaMED will promptly deliver a copy of such opinion to Plexus.

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     4.24 Environmental Protection.

          (a) Definitions. As used in this Agreement:

             (i) "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (A) the presence, or release into the environment, of any Environmental Hazardous Materials at any location, whether or not owned by SeaMED; or (B) circumstances forming the basis of any violation or alleged violation, of any Environmental Law; or (C) any and all claims by any Person seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or Environmental Release of any Environmental Hazardous Materials.

             (ii) "Environmental Hazardous Materials" shall mean: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas, in such forms and at such concentrations as are regulated by an Environmental Law; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, in such forms and at such concentrations as are regulated by any Environmental Law; and (C) any other chemical, material, substance or waste, in such forms and at such concentrations that exposure to them is now prohibited, limited or regulated by any governmental authority under Environmental Laws.

             (iii) "Environmental Laws" shall mean all federal, state or local statute, Law, rules, ordinances, codes, rules of common law and regulations governing pollution or protecting human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as may include, without limitation, Laws and regulations governing Environmental Releases or threatened Environmental Releases of Environmental Hazardous Materials, and as may include any Laws or regulations otherwise governing the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Environmental Hazardous Materials.

             (iv) "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or groundwater which would form the basis of liability under an Environmental Claim.

          (b) Compliance With Laws. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, SeaMED: (i) is in compliance in all material respects with all applicable Environmental Laws and laws regulating the storage and disposal of biomedical waste; and (ii) has not received within the past ten (10) years any written communication from a governmental authority that alleges that it is not in compliance with applicable Environmental Laws and laws regulating the storage and disposal of biomedical waste.

          (c) Environmental Permits. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, SeaMED has obtained all material environmental, health and safety permits and governmental authorizations necessary for its operations under Environmental Laws

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     (collectively, the "Environmental Permits"), and all such Environmental
     Permits are in good standing and it is in material compliance with all terms and conditions of the Environmental Permits.

          (d) Environmental Claims. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, there is no Environmental Claim pending or, to the Knowledge of SeaMED, threatened, against SeaMED or against any Person whose liability for any Environmental Claim SeaMED has or may have retained or assumed either contractually or, to the Knowledge of SeaMED, by operation of Law, or against any real or personal property or operations which SeaMED owns, leases or manages.

          (e) Environmental Hazardous Materials. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, to the Knowledge of SeaMED, there have been no Environmental Releases of any Environmental Hazardous Material that were in violation of any Environmental Laws, or that were required to be reported under Environmental Laws, by SeaMED or by any Person on real property owned, leased or operated by SeaMED during the time while SeaMED owned, leased or operated such real property.

          (f) Owned Properties. Except as set forth in the Disclosure Schedule or in the SeaMED SEC Reports, to the Knowledge of SeaMED, no real property at any time owned, operated, used or controlled by SeaMED is currently listed on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and SeaMED has not received any written notice from any Person of potential or actual liability or a request for information from any Person under or relating to CERCLA or any comparable state or local Environmental Law.

          (g) Off-Site Properties. To the Knowledge of SeaMED, no off-site location at which SeaMED has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list and SeaMED has not received within the past ten (10) years any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Environmental Law.

     4.25 Year 2000 Compliance. All of the material internal computer hardware and software systems of SeaMED as of the date of this Agreement (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, and excluding in all cases any and all external hardware and software systems, including, without limitation, software developed by SeaMED or third parties for use in products produced by SeaMED for its customers) are presently or will be prior to December 31, 1999 Year 2000 Compliant.

     4.26 Customers. Since June 30, 1998, SeaMED has not experienced any loss of customer relations with any customers which, individually or in the aggregate, represented more than five percent (5%) of SeaMED's net sales in its fiscal year ended June 30, 1998, nor has SeaMED received any notice from any such customers of their intent to terminate their business with SeaMED.

     4.27 Software Licenses. SeaMED is not a party to any software license agreement material to its business other than those disclosed on the Disclosure Schedule or that are commercially available under a "shrink wrap" license upon payment of an applicable fee.

     4.28 Additional Board Approvals. SeaMED's Board of Directors has approved the Merger as a "Permitted Offer" under SeaMED's Rights Plan and for purposes of WBCA 23B.19.040.

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                                   ARTICLE V

                       REPRESENTATIONS AND WARRANTIES OF
                             PLEXUS AND ACQUISITION

     Plexus and Acquisition hereby represent and warrant to SeaMED that:

     5.1 Organization.

          (a) Organization. Each of the Plexus Companies and Acquisition is a corporation duly and validly organized and existing under the Laws of its respective jurisdiction of incorporation and is qualified to do business as a foreign corporation and is in good standing in all other jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation, except where the failure to so qualify would not have a Plexus Material Adverse Effect.

          (b) Corporate Power and Authority. Each of the Plexus Companies and Acquisition has: (a) full corporate power and authority necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties; and (b) all material franchises, permits, licenses, approvals, authorizations and registrations necessary to carry on its business as it is now conducted and to own, lease and operate its assets and properties, except where the absence of any such franchises, permits, licenses, approvals, authorizations or registrations would not have a Plexus Material Adverse Effect.

     5.2 Capitalization.

          (a) Capitalization of Plexus. The entire authorized capital stock of Plexus consists of: (i) 60,000,000 shares of Common Stock, $.01 par value, of which 15,147,572 shares were issued or outstanding on March 4, 1999; and
     (ii) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are issued or outstanding. The Plexus Company has issued, in tandem with each share of Plexus Common Stock, Preferred Stock Purchase Rights, as described in Plexus's Current Report on Form 8-K dated as of August 13, 1998.

          (b) Outstanding Capital Stock. All of the outstanding shares of Plexus Common Stock are, and the shares of Plexus Common Stock to be issued pursuant to this Agreement will be when issued: (i) duly authorized, validly issued and fully paid; and (ii) nonassessable, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, which provides that shareholders of Wisconsin corporations may be assessable for certain unpaid claims for services by employees.

     5.3 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Plexus and Acquisition and all of the documents and instruments required by this Agreement to be executed and delivered by Plexus and Acquisition are within the corporate power of Plexus and Acquisition and:
(a) have been duly authorized by the Boards of Directors of Plexus and Acquisition; and (b) have been duly authorized by all necessary corporate action by Plexus and Acquisition. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Plexus and Acquisition will be, when executed and delivered by Plexus and Acquisition, the valid and binding obligations of Plexus and Acquisition, enforceable against Plexus and Acquisition in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

     5.4 No Violation or Conflict. Subject to the receipt of the approvals and consents described in Section 7.7 of this Agreement, the execution, delivery and performance of this Agreement by Plexus and Acquisition do not and will not conflict with or violate: (a) any Law or the Articles of Incorporation or Bylaws of any of the Plexus Companies or the Articles of Incorporation or Bylaws of
                                      A-26
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Acquisition; or (b) any material contract or agreement to which any of the
Plexus Companies or Acquisition is a party or by which any of them is bound, except where such conflict or violation would not have a Plexus Material Adverse Effect.

     5.5 Litigation. (a) Except as disclosed in the Plexus SEC Reports filed prior to the date of this Agreement, there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Plexus, proposed or threatened against or relating to any of the Plexus Companies which, if adversely determined against any of the Plexus Companies, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect. (b) There are no actions, suits or proceedings pending or, to the Knowledge of Plexus, proposed or threatened, against any of the Plexus Companies by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement.

     5.6 Plexus SEC Reports.

          (a) Definition. As used in this Agreement, "Plexus SEC Reports" shall mean all reports, registration statements, definitive proxy statements, prospectuses and amendments thereto filed by Plexus with the SEC since October 1, 1995 or filed by Plexus with the SEC after the date of this Agreement and prior to the Effective Time of Merger.

          (b) Plexus SEC Reports. The Plexus SEC Reports: (i) complied or will comply, as the case may be, in all material respects with the then applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC issued thereunder; and (ii) did not or will not, as the case may be, contain as of their respective filing dates any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Plexus included in the Plexus SEC Reports have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Plexus Companies as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     5.7 Brokers. Except for fees to Needham & Company, Inc., neither Plexus nor Acquisition has incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

     5.8 Governmental Approvals. No permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Plexus and Acquisition and the consummation of the Merger, except for: (a) the approvals described in Section 7.7 of this Agreement; and (b) the filing of the Articles of Merger as described in this Agreement.

     5.9 Disclosure. No statement of fact by Plexus or Acquisition contained in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein, in the light of the circumstances under which they were made, not misleading as of the date to which it speaks.

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     5.10 Information Supplied. None of the information supplied or to be supplied by Plexus for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement will, at the date mailed to the SeaMED Shareholders and at the time of the SeaMED Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, including the Proxy Statement insofar as it constitutes the prospectus of Plexus, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     5.11 Accounting Matters. Neither Plexus nor, to the Knowledge of Plexus, any of the Affiliates of Plexus, has taken or agreed to take or will take any action that would prevent the Merger being accounted for as a pooling of interests for financial accounting purposes in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC.

     5.12 Absence of Certain Changes. Since September 30, 1998, there has not been (i) any Plexus Material Adverse Effect or, (ii) prior to the execution hereof, transactions by Plexus or Plexus Companies outside the ordinary course of business, except for the transactions contemplated by this Agreement or as disclosed in Plexus SEC Reports.

     5.13 No Violation of Law. To the Knowledge of Plexus, neither Plexus, Plexus Companies nor any of their respective assets violate or conflict in any material respect with any Law. Without limitation, to the Knowledge of Plexus, Plexus and Plexus Companies whose business activities are subject to the rules, requirements and permits of the Federal Food and Drug Administration, and other federal agencies with respect to the design and manufacture of medical devices and products, are in compliance with all such applicable rules, requirements and permits, except such as would not have a Plexus Material Adverse Effect.

     5.14 Year 2000 Compliance. All of the material internal computer hardware and software systems of Plexus and Plexus Companies (including, without limitation, those related to their facilities, equipment manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, and excluding in all cases any and all external hardware and software systems, including, without limitation, software developed by Plexus or third parties for use in products produced by Plexus for its customers) are presently or will be prior to December 31, 1999 Year 2000 Compliant.

     5.15 Customers. Since September 30, 1998, Plexus has not experienced any loss of customer relations with any customers which, individually or in the aggregate, represented more than five percent (5%) of SeaMED's net sales in its fiscal year ended September 30, 1998, nor has Plexus received any notice from any such customers of their intent to terminate their business with Plexus.

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                                   ARTICLE VI

                         CONDUCT OF BUSINESS BY SEAMED
                               PENDING THE MERGER

     Except with the written consent of Plexus (which consent may not be unreasonably withheld for all matters in this Article VI of this Agreement except for Sections 6.10 and 6.11), from and after the date of this Agreement and until the Effective Time of Merger, SeaMED shall:

     6.1 Carry on in Regular Course. Diligently carry on its business in the regular course and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

     6.2 Use of Assets. Use, operate, maintain and repair all of its assets and properties in a normal business manner.

     6.3 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of the Existing Contracts.

     6.4 Employment Matters. Not: (a) except as described in the Disclosure Schedule or as consistent with its normal business practices consistent with past practice, grant any increase in the rate of pay of any of its employees, directors or officers; (b) except as otherwise provided in this Agreement, institute or amend any Employee Benefit Plan; or (c) except as described in the Disclosure Schedule, enter into or modify any written employment arrangement with any Person.

     6.5 Indebtedness. Not create, incur or assume any Indebtedness, except for Indebtedness incurred in the ordinary course of business by SeaMED consistent with past practice.

     6.6 Preservation of Relationships. Use reasonable best efforts to preserve its business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, customers, creditors and others having business relationships with it.

     6.7 Compliance with Laws. Comply in all material respects with all applicable Laws.

     6.8 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

     6.9 Amendments. Not amend its Articles of Incorporation or Bylaws.

     6.10 Dividends; Redemptions; Issuance of Stock. Not:

          (a) (i) issue any additional shares of stock of any class (including any shares of preferred stock) except for issuances of shares of SeaMED Common Stock upon the exercise of options outstanding on the date of this Agreement under the SeaMED Option Plans and purchases of SeaMED Common Stock under SeaMED's Employee Stock Purchase Plan, or (ii) grant any warrants, options or other rights to subscribe for or acquire any additional shares of stock of any class, except for options for up to 16,000 shares per quarter in the ordinary course of business consistent with prior practice, unless, after consultation with Plexus and their respective accounting firms, there is a reasonable likelihood that such option grants may adversely affect the ability of Plexus to account for the Merger using the pooling of interest accounting method.

          (b) declare or pay any dividend or make any capital or surplus distributions of any nature; or

          (c) directly or indirectly redeem purchase or otherwise acquire, recapitalize or reclassify any of its capital stock or liquidate in whole or in part.

     6.11 No Dispositions or Acquisitions. Not: (a) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice; or (b) acquire, or publicly propose to acquire or agree to acquire, by merger or consolidation with, or by purchase or otherwise, an equity interest in, or all or any portion of the assets of, any Person.

                                  ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATIONS
                           OF PLEXUS AND ACQUISITION

     Each and every obligation of Plexus and Acquisition to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     7.1 Compliance with Agreement. SeaMED shall have performed and complied:
(a) in all respects with all of its obligations under Sections 6.10 and 6.11 this Agreement which are to be performed or complied with by it prior to or on the Closing Date; and (b) in all respects with all of its other obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a SeaMED Material Adverse Effect.

     7.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

     7.3 Representations and Warranties of SeaMED The representations and warranties made by SeaMED in this Agreement, as modified by the Disclosure Schedule as of the date of this Agreement, shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of SeaMED made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a SeaMED Material Adverse Effect.

     7.4 No SeaMED Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any SeaMED Material Adverse Effect.

     7.5 Approval of SeaMED Shareholders; Articles of Merger. This Agreement, the Merger and the transactions contemplated by this Agreement shall have received the requisite approval and authorization of the SeaMED Shareholders. The Articles of Merger shall have been executed and delivered by SeaMED.

     7.6 Closing Certificate. SeaMED shall have delivered to Plexus a certificate signed on behalf of SeaMED by the Chief Executive Officer and Chief Financial Officer of SeaMED, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 7.1 and
7.3 of this Agreement have been satisfied.

     7.7 Governmental Approvals.

          (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Plexus Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

          (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this

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

     Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

     7.8 Accountant Letter. Plexus shall have received a copy of a letter from Ernst & Young LLP, which shall be in form and substance reasonably satisfactory to Plexus and shall contain information concerning the financial condition of SeaMED, dated the Closing Date, similar to the letter described in Section 3.10 of this Agreement.

     7.9 Pooling Opinion. Plexus shall have received an opinion from PricewaterhouseCoopers LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement, and such related opinions from Ernst & Young, LLP as may be required in connection therewith.

     7.10 Affiliate Letters. Plexus shall have received an Affiliate Letter from each Person who is an Affiliate of either Plexus or SeaMED.

     7.11 Plexus Stock Value. The Plexus Stock Value shall equal or exceed
$27.00.

     7.12 Employment Agreements. Each of W. Robert Berg, Donald Rich, Edgar F. Rampy, Erik Hagstrom and Marcia Page shall have executed and delivered an Employment Agreement in the form of Exhibit C to this Agreement.

     7.13 SeaMED Rights and Approval. SeaMED and its Board of Directors shall have taken all action necessary to (i) redeem, conditioned upon the occurrence of the Closing, all rights to acquire any SeaMED securities pursuant to the SeaMED Rights; and (ii) approve the Merger under applicable provisions of WBCA (including without limitation WBCA 23B.19.040).

     7.14 Dissenters. As of the Closing, shares of SeaMED Common Stock as to which dissenters' rights are perfected shall represent not more than seven and one-half percent (7 1/2%) of the voting power of all outstanding shares of SeaMED Common Stock.

     7.15 Consents. SeaMED and Plexus shall have obtained the consent of all parties to Existing Contracts (where required by the applicable contract) except where the failure to obtain such consent would not reasonably be expected to have, individually or in the aggregate, a SeaMED Material Adverse Effect.

                                  ARTICLE VIII

                          CONDITIONS PRECEDENT TO THE
                             OBLIGATIONS OF SEAMED

     Each and every obligation of SeaMED to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

     8.1 Compliance with Agreement. Plexus and Acquisition shall have performed and complied in all respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, except where the failure to perform or comply, individually or in the aggregate, would not or would not be reasonably likely to result in a Plexus Material Adverse Effect.

     8.2 No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

     8.3 Representations and Warranties of Plexus and Acquisition. The representations and warranties made by Plexus and Acquisition in this Agreement shall be true and correct in all respects when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, except where the effect of any breaches of the representations and warranties of Plexus and Acquisition made in this Agreement, individually or in the aggregate, would not or would not be reasonably likely to result in a Plexus Material Adverse Effect.

     8.4 No Plexus Material Adverse Effect. During the period from the date of this Agreement to the Closing Date there shall not have occurred, and be continuing on the Closing Date, any Plexus Material Adverse Effect.

     8.5 Approval of SeaMED Shareholders; Articles of Merger. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have received the requisite approval and authorization of the SeaMED Shareholders. The Articles of Merger shall have been executed and delivered by Acquisition.

     8.6 Closing Certificate. Plexus shall have delivered to SeaMED a certificate signed on behalf of Plexus by the Chief Executive Officer and Chief Financial Officer of Plexus, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.1 and
8.3 of this Agreement have been satisfied.

     8.7 Governmental Approvals.

          (a) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings to effect a stop order. The Plexus Common Stock issuable pursuant to the Merger shall have been registered or shall be exempt from registration or qualification under applicable state "blue sky" or securities Laws.

          (b) HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the Merger and to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

     8.8 Tax Opinion. SeaMED shall have received an opinion of Preston Gates & Ellis LLP, counsel to SeaMED, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Plexus, Acquisition and SeaMED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two (2) business days prior to the date the Proxy Statement is first mailed to SeaMED Shareholders, and such opinion shall not have been withdrawn or modified in any material respect as of the Closing Date and the Effective Time of Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of SeaMED, Plexus and Acquisition.

     8.9 Accountant Letter. SeaMED shall have received a copy of a letter from PricewaterhouseCoopers LLP, which shall be in form and substance reasonably satisfactory to SeaMED and shall contain information concerning the financial condition of Plexus, dated the Closing Date, similar to the letter described in
Section 3.11 of this Agreement.

     8.10 Plexus Stock Value. The Plexus Stock Value shall equal or exceed
$27.00.

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                                   ARTICLE IX

                           TERMINATION; MISCELLANEOUS

     9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after approval of this Agreement by the SeaMED Shareholders), as follows:

          (a) by mutual written agreement of Plexus and SeaMED, duly authorized by the Boards of Directors of Plexus and SeaMED;

          (b) by either Plexus or SeaMED by written notice to the other party if: (i) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or (ii) if the Effective Time of Merger has not occurred on or before October 31, 1999, provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) of this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of Merger to occur on or before that date;

          (c) by Plexus by written notice to SeaMED if: (i) there exists one or more breaches of the representations and warranties of SeaMED made in this Agreement as of the date of this Agreement (as modified by the Disclosure Schedule as of the date of this Agreement, but prior to any amendment of the Disclosure Schedule after the date of this Agreement) which breaches, individually or in the aggregate, would or would be reasonably likely to result in a SeaMED Material Adverse Effect and such breaches shall not have been remedied within twenty (20) calendar days after receipt by SeaMED of written notice from Plexus specifying the nature of such breaches and requesting that they be remedied; (ii) SeaMED shall have failed to perform and comply in all respects with its agreements and covenants contained in Sections 6.10 and 6.11 of this Agreement; (iii) SeaMED shall have failed to perform and comply in all respects with all of its other agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a SeaMED Material Adverse Effect and such failures to perform or comply shall not have been remedied within twenty (20) calendar days after receipt by SeaMED of written notice from Plexus specifying the nature of such failures to perform or comply and requesting that they be remedied; (iv) SeaMED shall have convened the SeaMED Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the SeaMED Shareholders for such proposal; (v) the Board of Directors of SeaMED or any committee thereof: (A) shall withdraw or modify in any manner adverse to Plexus its approval or recommendation of this Agreement or the Merger, (B) shall fail to reaffirm such approval or recommendation upon the reasonable request of Plexus, or (C) shall approve or recommend any Other Transaction; (vi) SeaMED or any of the other persons or entities described in Section 3.9.3 shall take any of the actions that would be proscribed by Section 3.9.3;
     (vii) SeaMED shall have agreed to an Other Transaction or a Takeover Proposal; or (viii) SeaMED shall have terminated the Rights Agreement, redeemed the SeaMED Rights (except as otherwise required by this Agreement) or approved any Other Proposal as a permitted offer under the Rights Agreement; and

          (d) by SeaMED by written notice to Plexus if: (i) there exists one or more breaches of the representations and warranties of Plexus made in this Agreement as of the date of this Agreement which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect and such breaches shall not have been remedied within twenty (20) calendar days after receipt by Plexus of written notice from SeaMED specifying the nature of such breaches and requesting that they be remedied; (ii) Plexus shall have failed to perform and comply in all respects with all of its agreements and covenants contained in this Agreement and such failures to perform or comply, individually or in the aggregate, would or would be reasonably likely to result in a Plexus Material Adverse Effect and such failures to perform or comply shall not have been remedied within twenty (20) calendar days after receipt by Plexus of written notice from SeaMED specifying the nature of such failures to perform or comply and requesting that they be remedied; (iii) SeaMED shall have convened the SeaMED Special Meeting to vote upon the Merger and the transactions described in this Agreement and such vote does not receive the requisite vote of the SeaMED Shareholders for such proposal; or (iv) pursuant to Section 3.9(d) of this Agreement;

     9.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 9.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party (including its directors, officers, employees, agents, legal, accounting or financial advisors or other representatives) to the others, provided that:
(a) the obligations of Plexus and Acquisition contained in Sections 3.4(c), 9.2 and 9.5 of this Agreement shall survive any such termination; (b) the obligations of SeaMED contained in Sections 3.4(c), 3.9(e), 9.2 and 9.5 of this Agreement shall survive any such termination; and (c) except as provided in
Section 3.9(e), each party to this Agreement shall retain any and all remedies which it may have for breach of contract provided by Law based on another party's willful failure to comply with the terms of this Agreement. If any of the conditions set forth in Article VII of this Agreement have not been satisfied, Plexus may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and if any of the conditions set forth in Article VIII of this Agreement have not been satisfied, SeaMED may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

     9.3 Survival of Representations, Warranties and Covenants. All representations, warranties and covenants of the parties contained in this Agreement (other than the covenants contained in Sections 2.8, 2.9, 2.12, 3.14, 3.17, 3.18, 3.19, 3.20, 9.3, 9.6, 9.12 and 9.14 of this Agreement) or made pursuant to this Agreement shall terminate and be of no further force and effect at the Effective Time of Merger and none of the parties shall have any liability or obligation with respect thereto.

     9.4 Entire Agreement; Amendment. This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, other than the Confidentiality Agreement, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and in the Confidentiality Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE CONFIDENTIALITY AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER PARTIES OR TO THE REPRESENTATIVES OF THE OTHER PARTIES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement may be amended by the parties at any time before or after approval of this Agreement by the SeaMED Shareholders, except that after such

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approval, no amendment shall be made without the further approval of the SeaMED
Shareholders if any such amendment: (a) reduces the Exchange Rate; or (b) materially adversely affects the rights of the SeaMED Shareholders. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by Plexus, SeaMED and Acquisition. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     9.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that: (a) Plexus shall pay the filing fee relating to the filing required by the HSR Act; and (b) those expenses incurred in connection with printing the Proxy Statement and Registration Statement, as well as the filing fee relating thereto, shall be shared equally by SeaMED, on the one hand, and Plexus, on the other hand.

     9.6 Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Wisconsin, except to the extent that the WBCA applies to procedures for effecting the Merger or to actions taken or required to be taken by SeaMED's Board of Directors or shareholders.

     9.7 Assignment. Prior to the Effective Time of Merger, this Agreement shall not be assigned by any party to this Agreement except with the prior written consent of the other parties to this Agreement.

     9.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery or telephonic facsimile transmission (receipt electronically confirmed) or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:


    If to Plexus or Acquisition:    Plexus Corp.
                                    Attention: Joseph D. Kaufman
                                    55 Jewelers Park Drive
                                    P.O. Box 156
                                    Neenah WI 54956
                                    Fax No.: 920/751-3234

    with a copy to:                 Quarles & Brady LLP
                                    Attention: Kenneth V. Hallett
                                    411 E. Wisconsin Avenue
                                    Milwaukee, WI 53202-4497
                                    Fax No: 414/271-3552

    If to SeaMED:                   SeaMED Corporation
                                    Attention: W. Robert Berg
                                    14500 NE 87th Street
                                    Redmond, WA 98052
                                    Fax No: 425/867-0622

    with a copy to:                 Preston Gates & Ellis LLP
                                    Attention: Mark R. Beatty
                                    701 Fifth Avenue, Suite 5000
                                    Seattle, WA 98104-7011
                                    Fax No: 206/623-7022

     9.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     9.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The language used in this Agreement shall be deemed to be language chosen by the parties to this Agreement to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises concerning the language of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

     9.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

     9.12 No Reliance. Except for the parties to this Agreement, any assignees permitted by Section 9.7 of this Agreement and as described in Section 3.14 and
Section 3.20 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

     9.13 Exhibits and Disclosure Schedule. All capitalized terms used in any Exhibit to this Agreement or in the Disclosure Schedule shall have the definitions specified in this Agreement.

     9.14 Further Assurances. If, at any time after the Effective Time of Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of either Acquisition or SeaMED, the officers of the Surviving Corporation are fully authorized to take any such action in the name of Acquisition or SeaMED.

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

                                          PLEXUS CORP.

                                          By      /s/ JOHN L. NUSSBAUM
                                            ------------------------------------
                                              John L. Nussbaum, President and
                                                  Chief Operating Officer

                                          SeaMED CORPORATION

                                          By       /s/ W. ROBERT BERG
                                            ------------------------------------
                                              B W. Robert Berg, President and
                                                  Chief Executive Officer

                                          PS ACQUISITION CORP.

                                          By      /s/ JOHN L. NUSSBAUM
                                            ------------------------------------
                                                John L. Nussbaum, President

                                                            [PIPER JAFFRAY LOGO]
                                                      [PIPER JAFFRAY LETTERHEAD]
                                                                      APPENDIX B

March 16, 1999

The Board of Directors
SeaMED Corporation
14500 NE 87th Street
Redmond, WA 98052-3431

Members of the Board:

     In connection with the proposed merger ("Merger") in which a wholly owned subsidiary of Plexus Corp. ("Plexus") will be merged with and into SeaMED Corporation ("SeaMED") and SeaMED will become a wholly-owned subsidiary of Plexus, you have requested our opinion as to the fairness, from a financial point of view, to the shareholders of SeaMED of the proposed consideration to be received by the shareholders of SeaMED in the Merger pursuant to the Agreement referred to below. Under the terms of the Agreement and the Plan of Merger (the "Agreement"), at the effective time of the Merger, each issued and outstanding share of SeaMED common stock will be converted into shares of Plexus common stock at various exchange rates dependent on Parent Stock Value (as defined in the Agreement). The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as exclusive financial advisor to SeaMED in connection with the Merger and will receive a fee for our services which is contingent upon consummation of the Merger. In addition, we will receive a separate fee for providing this opinion, which will be credited against the fee for our services. This opinion fee is not contingent upon the consummation of the Merger. SeaMED has also agreed to indemnify us against certain liabilities in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of Plexus and SeaMED for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. U.S. Bancorp Piper Jaffray also makes a market and provides research coverage on both Plexus' and SeaMED's common stock.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) a draft dated March 15, 1999 of the Agreement and Plan of Merger, (ii) certain publicly available financial, operating and business information related to Plexus, (iii) certain publicly available market and securities data of Plexus and selected public companies deemed comparable to Plexus, (iv) certain analyst reports on Plexus, (v) to the extent publicly available, information concerning selected mergers deemed comparable to the proposed Merger, (vi) certain publicly available financial,


                                       B-1
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SeaMED Corporation
March 16, 1999
Page  2

operating and business information relative to SeaMED and selected public companies deemed comparable to SeaMED, (vii) certain internal financial information of SeaMED on a stand-alone basis and as a combined Company with Plexus, prepared for financial planning purposes, and furnished by SeaMED management and (viii) certain publicly available market and securities data of SeaMED. We had discussions with members of the management of (a) SeaMED concerning the financial condition, current operating results and business outlook for SeaMED on a stand-alone basis and as a combined Company with Plexus, and (b) Plexus concerning the financial condition, current operating results and business outlook for Plexus and the combined Company and Plexus' plans relating to the combined Company.

     We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by SeaMED, Plexus or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. Neither SeaMED nor Plexus publicly disclose internal financial information of the type provided to us and such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurance of the managements of SeaMED and Plexus that the information provided to us by SeaMED and Plexus has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

     We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions by SeaMED or Plexus. We have also assumed that the Merger contemplated by the Agreement will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In addition, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of SeaMED or Plexus, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of SeaMED or Plexus Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is directed to and is for the use and benefit of the Board of Directors of SeaMED and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

                                       B-2
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SeaMED Corporation
March 16, 1999
Page  3

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration proposed to be received by the common shareholders of SeaMED in the Merger pursuant to the Agreement is fair, from a financial point of view, to the common shareholders of SeaMED as of the date hereof.

Sincerely,

U.S. BANCORP PIPER JAFFRAY

                                                                      APPENDIX C

                 TITLE 23B WASHINGTON BUSINESS CORPORATION ACT

                       CHAPTER 23B.13 DISSENTERS' RIGHTS

23B.13.010 DEFINITIONS.

     As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B. 13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

23B.13.020 RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

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          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

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     (2) A shareholder who does not satisfy the requirements of subsection (1)
of this section is not entitled to payment for the shareholder's shares under this chapter.

23B.13.220 DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

23B.13.230 DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

23B.13.240 SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250 PAYMENT.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall

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pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

23B.13.260 FAILURE TO TAKE ACTION.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270 AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

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          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

23B.13.300 COURT ACTION.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county Where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310 COURT COSTS AND COUNSEL FEES.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

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     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                       C-6